     As filed with the Securities and Exchange Commission on April 21, 2006
                                                   Registration No. 333-________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PEOPLES COMMUNITY BANCORP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Maryland                                          6306                         31-1686242
---------------------------------------------------------------------------------------------
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)         Classification Code Number)      Identification Number)

                             6100 West Chester Road
                            West Chester, Ohio 45071
                                 (513) 870-3530
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Jerry D. Williams
                      President and Chief Executive Officer
                         Peoples Community Bancorp, Inc.
                             6100 West Chester Road
                            West Chester, Ohio 45071
                                 (513) 870-3530
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                                COPIES OF ALL COMMUNICATIONS TO:
       KEVIN M. HOULIHAN                            FREDERICK L. DARLINGTON                     JAMES J. BARRESI
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.      SENIOR VICE PRESIDENT AND GENERAL COUNSEL     SQUIRE, SANDERS & DEMPSEY, L.L.P.
   734 FIFTEENTH STREET, N.W.                   PEOPLES COMMUNITY BANCORP, INC.                  312 WALNUT STREET
          12TH FLOOR                                6100 WEST CHESTER ROAD                          SUITE 3500
      WASHINGTON, DC 20005                         WEST CHESTER, OHIO 45071                 CINCINNATI, OHIO 45202-4306
         (202) 347-0300                                  (513) 870-3530                           (513) 361-1260

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________________

                                                        CALCULATION OF REGISTRATION FEE
========================================= ===================== ===================== ======================= ======================

                                                AMOUNT TO         PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES               BE            OFFERING PRICE PER     AGGREGATE OFFERING           AMOUNT OF
            TO BE REGISTERED                  REGISTERED (1)             UNIT                 PRICE (2)         REGISTRATION FEE (3)
----------------------------------------- --------------------- --------------------- ----------------------- ----------------------
Common Stock, par value $.01 per share          515,000           Not applicable           $6,985,762.92              $747.48
========================================= ===================== ===================== ======================= ======================

---------------
(1) Represents the maximum number of shares of Peoples Community Bancorp, Inc. common stock, par value $.01 per share, issuable in the Peoples Community Bancorp, Inc. and Mercantile Financial Corporation merger pursuant to the Agreement and Plan of Merger by and between Peoples Community Bancorp, Inc. and Mercantile Financial Corporation, dated as of October 31, 2005. The actual number of shares issued in the merger will be based upon the application of the final merger consideration calculation under the terms of the merger agreement.
(2) Calculated in accordance with Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price is computed by taking (A) the product of (i) the book value of one share of Mercantile common stock as of February 28, 2006, $838.78 per share, and (ii) 9,014 (the maximum number of shares of Mercantile common stock expected to be exchanged for the common stock being registered) and (B) subtracting from it the cash to be paid by the registrant in connection with the exchange.
(3) Calculated in accordance with Rule 457(f) and Section 6(b) under the Securities Act of 1933.

--------------------------------------------------------------------------------
 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL
    BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
                          SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED _______ __, 2006

                     [MERCANTILE FINANCIAL CORPORATION LOGO]

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

        The board of directors of Mercantile Financial Corporation has approved a merger agreement under which Mercantile will be merged into Peoples Community Bancorp, Inc. We believe that this transaction will create significant opportunities and value for our shareholders, customers, employees and community.

        Under the terms of the merger agreement, Mercantile shareholders will receive a combination of cash and shares of Peoples Community Bancorp common stock for each share of Mercantile common stock that they own. The actual amount of cash and common stock of Peoples Community Bancorp to be received by you is calculated according to the merger agreement and will be determined as of the effective date of the merger. Peoples Community Bancorp common stock is traded on the NASDAQ National Market under the symbol "PCBI."

        We have scheduled a special meeting of our shareholders to vote on a proposal to approve and adopt the merger agreement. Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger agreement is advisable and in the best interest of Mercantile.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy card. We cannot complete the merger unless Mercantile shareholders approve and adopt the merger agreement.

        The date, time and place of the meeting is as follows:

                  __________, 2006 at __________, local time at
                    8001 Kenwood Road, Cincinnati, Ohio 45236

        This document provides you with detailed information about the meeting and the proposed merger. WE ENCOURAGE YOU TO CAREFULLY AND THOUGHTFULLY READ THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, AND WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE __.

        I strongly support this combination of Mercantile with Peoples Community Bancorp and join with the other members of Mercantile's board of directors in enthusiastically recommending that you vote in favor of the merger.

                           [TED BURDSALL II SIGNATURE]
                                 Ted Burdsall II
                      President and Chief Executive Officer
                        Mercantile Financial Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS DOCUMENT OR THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OF PEOPLES COMMUNITY BANCORP BEING OFFERED THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

        This proxy statement/prospectus is dated __________, 2006 and is being first mailed to shareholders of Mercantile on or about ___________, 2006.

THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PEOPLES COMMUNITY BANCORP THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS OF MERCANTILE UPON WRITTEN OR ORAL REQUEST AT PEOPLES COMMUNITY BANCORP'S ADDRESS AND TELEPHONE NUMBER LISTED ON PAGE ______. MERCANTILE HAS HISTORICALLY MADE ANNUAL FINANCIAL STATEMENTS AVAILABLE TO ITS SHAREHOLDERS. MERCANTILE SHAREHOLDERS MAY RECEIVE A COPY OF SUCH FINANCIAL STATEMENTS FREE OF CHARGE BY WRITING OR CALLING THE SECRETARY OF MERCANTILE AT (513) 891-7711. TO OBTAIN TIMELY DELIVERY, MERCANTILE'S SHAREHOLDERS MUST REQUEST THE INFORMATION FROM PEOPLES COMMUNITY BANCORP OR MERCANTILE, AS THE CASE MAY BE, NO LATER THAN [FIVE BUSINESS DAYS PRIOR TO MEETING], 2006.

--------------------------------------------------------------------------------
The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.
--------------------------------------------------------------------------------

                     [MERCANTILE FINANCIAL CORPORATION LOGO]

                        MERCANTILE FINANCIAL CORPORATION
                                8001 Kenwood Road
                             Cincinnati, Ohio 45236

                             ----------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 2006

                             ----------------------

        A special meeting of shareholders of Mercantile Financial Corporation will be held at _________, local time, on ______, ___________, 2006 at
Mercantile's main office located at 8001 Kenwood Road, Cincinnati, Ohio 45236 for the following purposes:

        (1) To consider and vote upon a proposal to approve and adopt the agreement and plan of merger by and between Mercantile and Peoples Community Bancorp, Inc., dated as of October 31, 2005; and

        (2) To consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

        THE BOARD OF DIRECTORS OF MERCANTILE HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF MERCANTILE. THE BOARD OF DIRECTORS OF MERCANTILE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        The board of directors of Mercantile has fixed the close of business on __________, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

                                        By Order of the Board of Directors

                                        __________________________________
                                        Secretary
__________, 2006

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN
                      THE ENCLOSED PROXY CARD IMMEDIATELY.

--------------------------------------------------------------------------------
        You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy card at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy card with a later date or by voting your shares in person at the special meeting.
--------------------------------------------------------------------------------

       PLEASE DO NOT SEND ANY MERCANTILE STOCK CERTIFICATES AT THIS TIME.


                                                   TABLE OF CONTENTS


                                                                                                                 PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER......................................................................        1
SUMMARY                                                                                                             3
HISTORICAL FINANCIAL DATA...................................................................................        9
     Selected Historical Consolidated Financial and Operating Data of
         Peoples Community Bancorp, Inc.....................................................................        9
RISK FACTORS................................................................................................       11
FORWARD-LOOKING STATEMENTS..................................................................................       13
THE SPECIAL MEETING.........................................................................................       14
     Time, Date and Place...................................................................................       14
     Matters to be Considered...............................................................................       14
     Shares Outstanding and Entitled to Vote; Record Date...................................................       14
     How to Vote Your Shares................................................................................       14
     Revocation of Proxies..................................................................................       14
     Vote Required..........................................................................................       15
     Recommendations of the Mercantile Board of Directors...................................................       15
     Solicitation of Proxies................................................................................       16
THE MERGER..................................................................................................       16
     The Parties............................................................................................       16
     Acquisition Structure..................................................................................       16
     Merger Consideration...................................................................................       17
     Fractional Shares......................................................................................       17
     Effective Time of the Merger...........................................................................       17
     Background of the Merger...............................................................................       18
     Recommendation of the Mercantile Board of Directors and Reasons for the Merger.........................       20
     Surrender of Stock Certificates; Payment for Shares....................................................       22
     Board of Directors' Covenant to Recommend the Merger Agreement.........................................       22
     No Solicitation........................................................................................       22
     Conditions to the Merger...............................................................................       23
     Representations and Warranties of Mercantile and Peoples Community Bancorp.............................       24
     Conduct Pending the Merger.............................................................................       25
     Waiver and Amendment of the Merger Agreement...........................................................       27
     Termination of the Merger Agreement....................................................................       28
     Termination Fee........................................................................................       29
     Expenses...............................................................................................       29
     Interests of Certain Persons in the Merger.............................................................       29
     Employee Benefit Matters...............................................................................       30

     Regulatory Approvals Required for the Merger...........................................................       30
     Material Federal Income Tax Consequences...............................................................       31
     Accounting Treatment...................................................................................       32
     Shareholder Agreements.................................................................................       32
     Selling the Peoples Community Bancorp Common Stock You Receive in the Merger...........................       32
     NASDAQ Listing.........................................................................................       33
     Mercantile Shareholders have Dissenters' Rights in the Merger..........................................       33
CERTAIN BENEFICIAL OWNERS OF MERCANTILE COMMON STOCK........................................................       35
MARKET PRICES AND DIVIDEND INFORMATION......................................................................       35
DESCRIPTION OF PEOPLES COMMUNITY BANCORP CAPITAL STOCK......................................................       38
     Common Stock...........................................................................................       38
     Preferred Stock........................................................................................       38
     Transfer Agent and Registrar and Exchange Agent........................................................       39
COMPARISON OF MERCANTILE SHAREHOLDER AND PEOPLES COMMUNITY
     BANCORP STOCKHOLDER RIGHTS.............................................................................       39
     Authorized Capital.....................................................................................       39
     Nomination, Election, and Removal of Directors.........................................................       39
     Shareholder and Stockholder Proposals..................................................................       40
     Special Voting Requirements for Certain Transactions...................................................       41
     Control Share Acquisitions.............................................................................       41
     Special Meetings of Mercantile Shareholders and Peoples Community
         Bancorp Stockholders...............................................................................       42
     Mercantile Shareholders' and Peoples Community Bancorp Stockholders'
         Rights to Adopt, Alter or Repeal the Code of Regulations and Bylaws................................       42
     Rights of Dissenting Mercantile Shareholders...........................................................       42
     Limitations on Liability; Indemnification..............................................................       42
DESCRIPTION OF MERCANTILE...................................................................................       43
DESCRIPTION OF PEOPLES COMMUNITY BANCORP....................................................................       44
BUSINESS....................................................................................................       45
REGULATION..................................................................................................       63
TAXATION....................................................................................................       69
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION........................       73
LEGAL MATTERS...............................................................................................       94
EXPERTS.....................................................................................................       94
WHERE YOU CAN FIND MORE INFORMATION.........................................................................       94
FINANCIAL STATEMENTS........................................................................................      F-1
Annex A - Agreement and Plan of Merger, Dated as of October 31, 2005, By and Between
     Mercantile Financial Corporation And Peoples Community Bancorp, Inc....................................      A-1
Annex B - Section 1701.84 Of The Ohio General Corporation Law Regarding
     Dissenters' Rights.....................................................................................      B-1

--------------------------------------------------------------------------------

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q:      WHAT WILL I BE VOTING ON AT THE SHAREHOLDERS' MEETING?

A: Shareholders of Mercantile will be voting upon a proposal to approve and adopt the merger agreement executed by Mercantile and Peoples Community Bancorp on October 31, 2005.

Q:      WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Mercantile will merge with Peoples Community Bancorp, Inc. and following the merger, Mercantile Savings Bank will merge with Peoples Community Bank, which will be the resulting bank.

Q:      WHEN AND WHERE WILL THE SHAREHOLDERS' MEETING BE HELD?

A: The Mercantile special shareholders' meeting is scheduled to take place at _______, local time, on _____________, 2006, Mercantile's main office located at 8001 Kenwood Road, Cincinnati, Ohio 45236.

Q: WHAT FORM OF CONSIDERATION WILL MERCANTILE SHAREHOLDERS RECEIVE AS A RESULT OF THE MERGER?

A: As described in the following "Summary" and elsewhere in this document, if you are a Mercantile shareholder, you will be entitled to receive in exchange for your shares of Mercantile common stock a combination of cash and Peoples Community Bancorp common stock. As described elsewhere in this document, Peoples Community Bancorp will pay a fixed value of shares of Peoples Community Bancorp common stock, with the remaining consideration to be paid in cash. The final amount of merger consideration per share of Mercantile common stock cannot be determined at this time but will be calculated as follows:

        o       Shares of Peoples Community Bancorp common stock:

                oo      having a market value of approximately $854.23;

                oo based on the average closing price of Peoples Community Bancorp common stock over the twenty (20) trading days preceding the ten (10) calendar days before the merger; and

        o       Cash:

                oo determined by subtracting the book value of the fixed assets of Mercantile as of the month end prior to the merger from $3,939,162;

                oo divided by the number of outstanding shares of Mercantile.

                For example, the pro forma book value of the fixed assets at December 31, 2005 was approximately $3.4 million, which would result in an aggregate cash amount of approximately $575,000 or a cash payment per share of approximately $63.79 on that date.


                                        1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q:      WHEN SHOULD MERCANTILE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: Mercantile shareholders are instructed NOT to send in their stock certificates with their proxy card. At the time of completion of the merger or, as permitted by the merger agreement, at another date mutually agreed to by Mercantile and Peoples Community Bancorp, Inc., Mercantile shareholders will receive a form of transmittal materials with instructions for surrendering their stock certificates. MERCANTILE SHAREHOLDERS SHOULD FOLLOW THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL. To receive the merger consideration, Mercantile shareholders will need to deliver the letter of transmittal materials and their stock certificates according to the instructions set forth in the form of letter of transmittal.

Q:      WHAT DO I NEED TO DO NOW?

A: After you have carefully read and considered the information contained in this document, just indicate how you want to vote with respect to the proposal to approve and adopt the merger agreement. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the special meeting of Mercantile shareholders. THE BOARD OF DIRECTORS OF MERCANTILE RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Q:      CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of shareholders. You can do this in one of the following three ways:

        (1) send a written notice to the Secretary of Mercantile stating that you would like to revoke your proxy;

        (2) complete and submit to the Secretary of Mercantile a new proxy with a later date; or

        (3) attend the special meeting of shareholders and vote in person. Simply attending the meeting, however, will not cause your vote to be changed unless you vote at the meeting.

        If you choose option (1) or (2), you must submit the notice of revocation or the new proxy to Mercantile at its address on page __.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger as quickly as possible once all of the conditions to the merger are fulfilled, including obtaining the approvals of Mercantile's shareholders and applicable regulatory agencies. We currently expect to complete the merger before June 30, 2006.

Q:      WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a Mercantile shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

        Mercantile Financial Corporation
        8001 Kenwood Road
        Cincinnati, Ohio 45236
        Attn.:  Ted Burdsall II
        Telephone:  (513) 891-7711

--------------------------------------------------------------------------------

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND INCLUDED AS ANNEX A TO THIS DOCUMENT, AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. YOU MAY OBTAIN COPIES OF ALL PUBLICLY FILED REPORTS AND OTHER INFORMATION FROM THE SOURCES LISTED UNDER THE SECTION "WHERE YOU CAN FIND MORE INFORMATION," BEGINNING ON PAGE __. PAGE REFERENCES ARE INCLUDED IN THIS SUMMARY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS.

        THIS PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO SHAREHOLDERS OF MERCANTILE ON OR ABOUT __________, 2006.

THE PARTIES (PAGE __)

        o Mercantile, an Ohio corporation, is a unitary thrift holding company, which owns all of the outstanding common shares of Mercantile Savings Bank, an Ohio chartered savings and loan association. Mercantile conducts business out of its main office located in Cincinnati, Ohio, principally consisting of attracting deposits from the general public and using those funds to originate loans secured by one-to four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans.

        o Peoples Community Bancorp, headquartered in West Chester, Ohio, is a Maryland corporation and registered bank holding company, which owns all of the issued and outstanding shares of Peoples Community Bank. Peoples Community Bank is a federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton Counties in southwestern Ohio and six banking offices located in Dearborn, Switzerland and Ohio Counties in southeastern Indiana.

MERCANTILE SHAREHOLDERS WILL RECEIVE A COMBINATION OF CASH AND COMMON STOCK OF PEOPLES COMMUNITY BANCORP FOR EACH SHARE OF MERCANTILE COMMON STOCK (PAGE __)

        Under the terms of the merger agreement, Peoples Community Bancorp will pay a combination of stock and cash as set forth in the merger agreement for each of the outstanding common shares of Mercantile, resulting in aggregate merger consideration of approximately $8.3 million. For each share of Mercantile common stock, Mercantile shareholders will receive shares of Peoples Community Bancorp having a market value of approximately $854.23 and cash determined by subtracting the book value of the fixed assets as of the month end prior to the merger from $3,939,162 divided by the number of outstanding shares of Mercantile. For example, the pro forma book value of the fixed assets at December 31, 2005 was approximately $3.4 million, which would result in an aggregate cash amount of approximately $575,000 or a cash payment per share of approximately $63.79 on that date.

THE MERGER WILL BE PARTIALLY TAXABLE FOR MERCANTILE SHAREHOLDERS (PAGE __)

        The exchange of your shares of Mercantile common stock for cash, common stock of Peoples Community Bancorp and cash-in-lieu of fractional shares in the merger will be a partially taxable transaction to you. For federal income tax purposes, you generally will recognize gain, but not loss, and the gain will be equal to the lessor of (i) the amount of cash you receive in exchange for your shares of Mercantile common stock or (ii) the aggregate value of Peoples Community Bancorp common stock and cash you receive less your adjusted tax basis in your shares of Mercantile common stock surrendered. The gain will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of Mercantile common stock.


                                       3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

THE SPECIAL MEETING (PAGE _)

        The special meeting will be held at __:00 _.m., local time, on _______, ________, 2006, at Mercantile's main office, which is located at 8001 Kenwood Road, Cincinnati, Ohio. At the special meeting, you will be asked to approve and adopt the merger agreement and to act on any other matters that may properly come before the special meeting.

RECORD DATE; VOTE REQUIRED (PAGE _)

        You can vote at the special meeting if you owned shares of Mercantile common stock as of the close of business on __________, 2006. On that date, there were 9,014 shares of Mercantile common stock outstanding. You will have one vote at the special meeting for each share of Mercantile common stock that you owned of record on that date.

        The affirmative vote of the holders of at least a majority of the outstanding Mercantile common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement.

        The directors of Mercantile and an affiliated trust have agreed to vote their shares of Mercantile common stock in favor of the merger and the merger agreement. As of __________, 2006, these individuals owned in the aggregate approximately 84.93% of the outstanding shares of Mercantile common stock.

MERCANTILE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY MERCANTILE SHAREHOLDERS (PAGE --)

        Based on the reasons described elsewhere in this document, Mercantile's board of directors believes that the merger agreement is fair to you and in your best interests. Accordingly, the board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

CERTAIN DIRECTORS AND OFFICERS OF MERCANTILE HAVE FINANCIAL INTERESTS IN THE MERGER WHICH MAY DIFFER FROM YOUR INTERESTS AS A MERCANTILE SHAREHOLDER (PAGE __)

        Some of the directors and executive officers of Mercantile have agreements and other benefit plans or arrangements that provide them with financial interests in the merger that are different from, or in addition to, your interests. These interests arise because of rights under benefit and compensation plans or arrangements maintained by Mercantile and include the following:

        o an amendment to the employment agreement with Ted Burdsall II, the current President and Chief Executive Officer of Mercantile, to provide Mr. Burdsall with a lump-sum cash termination payment on the effective date of the merger in lieu of periodic payments to which he would otherwise have been entitled;

        o Peoples Community Bancorp's agreement to provide indemnification arrangements for directors and executive officers of Mercantile and to maintain directors' and officers' liability insurance for such persons for a period of four years following the merger; and


                                       4
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        o       the accelerated distribution of benefits under the Mercantile
                Savings Bank Key Officer Deferred Compensation Plan for Messrs. Burdsall and Brinkman.

        The board of directors of Mercantile was aware of these factors and considered them in approving the merger and the merger agreement.

MERCANTILE MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE __)

        Completion of the merger depends on meeting a number of conditions, including the following:

        o the merger agreement must be approved by the requisite vote of the shareholders of Mercantile;

        o the receipt of all required regulatory or governmental approvals and none of such approvals contain any term or condition which would materially reduce the benefits of the merger to Peoples Community Bancorp;

        o there must be no statute, rule, regulation, judgment, decree, injunction or other order which prohibits the completion of the transactions contemplated by the merger agreement;

        o all permits and other authorizations under state securities laws necessary to complete the merger are received;

        o the representations and warranties of each of Peoples Community Bancorp and Mercantile in the merger agreement must be true and correct in all respects in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date, subject to the materiality standard set forth in the merger agreement;

        o Peoples Community Bancorp and Mercantile must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger; and

        o the sale of all previously disclosed fixed assets (as defined in the merger agreement) by Mercantile prior to the effective time of the merger.

        Unless prohibited by law, either Peoples Community Bancorp or Mercantile could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

THE PARTIES NEED TO OBTAIN VARIOUS REGULATORY APPROVALS IN ORDER TO COMPLETE THE MERGER (PAGE __)

        To complete the merger and the bank merger, the parties and their affiliates need to obtain the consent or approval of, give notice to or obtain a waiver from various regulatory authorities, including the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System. The U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Peoples Community Bancorp and Mercantile [HAVE FILED] all necessary applications, notices and requests for waiver with applicable regulatory authorities. Peoples Community


                                       5
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--------------------------------------------------------------------------------

Bancorp and Mercantile cannot predict, however, whether or when all required regulatory approvals, consents or waivers will be obtained.

THE MERGER AGREEMENT MAY BE TERMINATED BY THE PARTIES (PAGE __)

        The merger agreement may be terminated as follows:

        o by mutual consent of the parties, if a majority of the board of directors of each so determines;

        o by Peoples Community Bancorp or Mercantile if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement which breach would result in a material adverse effect, as defined in the merger agreement, and such breach cannot be or has not been cured within 30 days of written notice of the breach;

        o by Peoples Community Bancorp or Mercantile if the merger is not completed by June 30, 2006, unless the failure to complete the merger by that date is due to the failure of the party seeking the termination of the merger agreement;

        o by Peoples Community Bancorp or Mercantile if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is denied by final nonappealable action by a governmental or regulatory authority;

        o by Peoples Community Bancorp or Mercantile if the shareholders of Mercantile do not approve the merger agreement;

        o by Mercantile or Peoples Community Bancorp in the event that Mercantile decides to accept an acquisition proposal, as defined in the merger agreement, from a party other than Peoples Community Bancorp;

        o by Peoples Community Bancorp, prior to the Mercantile special meeting of shareholders, if:

                oo Mercantile breaches its agreement not to initiate, solicit or encourage an acquisition proposal, as defined in the merger agreement, for Mercantile or otherwise facilitates an acquisition proposal by a party other than Peoples Community Bancorp, with certain exceptions;

                oo Mercantile's board of directors fails to recommend that shareholders approve the merger or withdraws or modifies such recommendation in a manner adverse to Peoples Community Bancorp; or

                oo Mercantile fails to convene and hold a meeting of its shareholders to approve the merger agreement with Peoples Community Bancorp;

        o by the board of directors of Peoples Community Bancorp or Mercantile if there has been any event that will have a material adverse effect, as defined in the merger agreement, on the other party which, upon notice, is not cured within 30 days or cannot be cured before the effective time of the merger; or

        o       by Mercantile, at its option, if:


                                       6
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                oo      the average price, as defined in the merger agreement,
                        of Peoples Community Bancorp common stock is less than $15.05 or more than $25.09; and

                oo the difference between such average price and $20.07 on a percentage basis is greater than the movement of a defined peer group.

MERCANTILE IS OBLIGATED TO PAY PEOPLES COMMUNITY BANCORP A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (PAGE __)

        As a material inducement to Peoples Community Bancorp to enter into the merger agreement, Mercantile agreed to pay Peoples Community Bancorp a termination fee of $500,000 if:

        o Peoples Community Bancorp terminates the merger agreement because Mercantile breaches its agreement not to solicit or facilitate an acquisition proposal by a party other than Peoples Community Bancorp, the board of directors of Mercantile does not recommend to its shareholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner which is adverse to Peoples Community Bancorp, or Mercantile fails to convene and hold its special meeting of shareholders to approve the merger agreement;

        o either Mercantile or Peoples Community Bancorp terminates the merger agreement after Mercantile decides to accept an acquisition proposal, as defined in the merger agreement, from a party other than Peoples Community Bancorp; or

        o after an acquisition proposal, as defined in the merger agreement, for Mercantile by a party other than Peoples Community Bancorp has been publicly announced or made known to the board of directors or senior management of Mercantile; and

                oo Peoples Community Bancorp terminates the merger agreement because Mercantile materially breaches any of its representations, warranties or covenants in the merger agreement which breach cannot be or has not been cured in the 30-day period; or

                oo the merger agreement is terminated by either Peoples Community Bancorp or Mercantile because the merger has not been completed by June 30, 2006 or if the shareholders of Mercantile fail to approve the merger agreement.

THERE ARE SOME DIFFERENCES IN SHAREHOLDERS' RIGHTS BETWEEN MERCANTILE AND PEOPLES COMMUNITY BANCORP (PAGE __)

        If you own shares of Mercantile common stock, your rights as a shareholder will no longer be governed by Mercantile's articles of incorporation and code of regulations following the merger. Instead, unless you exercise your dissenters' rights, you will automatically become a Peoples Community Bancorp stockholder, and your rights as a Peoples Community Bancorp stockholder will be governed by Peoples Community Bancorp's articles of incorporation and bylaws. Your rights as a Mercantile shareholder and your rights as a Peoples Community Bancorp stockholder are different in certain ways.

        Please see the comparison of shareholder rights on page __ for a more complete description of the differences in the rights of shareholders of Mercantile and stockholders of Peoples Community Bancorp.


                                       7
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MERCANTILE'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER
(PAGE __)

        Ohio law provides Mercantile shareholders with dissenters' rights in the merger. This means that if you strictly comply with certain procedures under Ohio law, you have the right to receive payment for your shares of Mercantile common stock based upon an independent determination of their fair market value. In addition to the summary of the dissenters' rights beginning on page __, a copy of the provisions of Ohio law regarding dissenters' rights is attached to this joint proxy statement/prospectus as Annex B. Failure to follow these provisions may result in a loss of your dissenters' rights.



                                       8

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                                                      HISTORICAL FINANCIAL DATA

                                    SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                                                 OF PEOPLES COMMUNITY BANCORP, INC.

        The following selected financial information for the fiscal years ended September 30, 2005, 2004, 2003, 2002 and 2001 is derived from audited consolidated financial statements of Peoples Community Bancorp, Inc. The following selected financial information as of and for the three months ended December 31, 2005 has not been audited but, in the opinion of Peoples Community
Bancorp's management, contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Peoples
Community Bancorp's financial position and results of operations for such period in accordance will United States generally accepted accounting principles. You should read this information in conjunction with Peoples Community Bancorp's consolidated financial statements and related notes included elsewhere herein and from which this information is derived. Please see "Where You Can Find
More Information" on page __.

                                                         AT                                 AT SEPTEMBER 30,
                                                    DECEMBER 31,    ----------------------------------------------------------------
                                                        2005            2005         2004         2003         2002         2001
                                                    ------------    ------------ ------------ ------------ ------------ ------------
                                                                                         (DOLLARS IN THOUSANDS)
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:
Total assets...................................       $1,040,912      $1,006,654     $889,121    $738,683      $581,632     $415,970
Cash and cash equivalents......................           21,558          17,061       14,430      10,244        26,637       14,595
Investment securities available for sale.......            3,458           7,650        1,069       2,156         1,231        1,364
Mortgage-backed securities available for sale..           71,024         199,716      228,085     133,828        18,763           --
Loan receivable, net...........................          851,270         704,714      599,466     554,351       504,012      377,727
Deposits.......................................          726,629         612,199      472,436     455,900       369,080      233,063
Advances from the Federal Home Loan Bank
    and other borrowed money...................          221,483         301,920      324,500     232,400       165,450      140,000
Stockholder's equity ..........................           86,047          86,700       75,775      46,699        42,990       38,778


                                                        FOR THE THREE
                                                         MONTHS ENDED
                                                          DECEMBER 31,                   FOR THE YEARS ENDED SEPTEMBER 30,
                                                    ------------------------  ------------------------------------------------------
                                                       2005          2004        2005       2004       2003       2002       2001
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED OPERATING DATA:
Interest income...................................  $  14,402     $  10,785   $  47,748  $  40,171  $  37,169  $  33,712  $  25,897
Interest expense..................................      8,155         5,559      26,204     19,813     18,072     15,598     15,543
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
Net interest income...............................      6,247         5,226      21,544     20,358     19,097     18,114     10,354
Provision for losses on loans.....................        900           900       3,600      3,600      4,198      5,265      2,449
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
Net interest income after provision for
   losses on loans................................      5,347         4,326      17,944     16,758     14,899     12,849      7,905
Other income (expense)............................       (764)          972       2,114      1,181      1,251      2,509      4,847
General, administrative and other expense.........      4,530         3,882      15,827     13,750     10,504      9,817      8,124
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
Earnings, before income taxes.....................         53         1,416       4,231      4,189      5,646      5,541      4,628
Federal income taxes (benefit)....................        (34)          481       1,375      1,320      1,922      2,392      2,304
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
Net earnings......................................  $      87     $     935   $   2,856  $   2,869  $   3,724  $   3,149  $   2,324
                                                    ==========    ==========  ========== ========== ========== ========== ==========
Earnings per share
         Basic....................................  $    0.02     $    0.24   $    0.73  $    0.92  $    1.51  $    1.29  $    1.08
                                                    ==========    ==========  ========== ========== ========== ========== ==========
         Diluted..................................  $    0.02     $    0.24   $    0.72  $    0.91  $    1.48  $    1.27  $    1.08
                                                    ==========    ==========  ========== ========== ========== ========== ==========


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
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                                                        AT OR FOR THE
                                                            THREE
                                                         MONTHS ENDED
KEY OPERATING RATIOS: (1)                                 DECEMBER 31,                AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                    ------------------------  ------------------------------------------------------
PERFORMANCE RATIOS: (1)                                2005          2004        2005       2004       2003       2002       2001
                                                    ----------    ----------  ---------- ---------- ---------- ---------- ----------
Return on average assets (2).......................       .03%          .43%        .30%       .34%       .59%       .67%       .65%
Return on average equity (2).......................       .40          4.90        3.65       4.97       8.28       8.09       6.46
Average interest-earning assets to average
   interest-bearing liabilities....................    104.00        107.56      106.63     104.82     105.83     107.27     110.13
Interest rate spread (3)...........................      2.49          2.32        2.25       2.40       2.96       3.74       2.57
Net interest margin (2)(3).........................      2.63          2.51        2.45       2.52       3.13       3.99       3.03
General, administrative and other
   expense to average assets (2)...................      1.78          1.78        1.69       1.61       1.65       2.07       2.26

ASSET QUALITY RATIOS:
Nonperforming assets to total
     assets at end of period (4)...................      1.82%         1.09%       2.07%       .71%      1.16%      1.30%       .19%
Allowance for loan losses to
     nonperforming loans at end of period..........     71.67        149.41       66.32     182.87     134.15     102.19     467.69
Allowance for loan losses to total
     loans at end of period........................      1.42          1.66        1.72       1.64       1.57       1.37        .87

CAPITAL AND OTHER RATIOS:
Average stockholders' equity to average assets.....      8.55%         8.76%       8.35%      6.77%      7.07%      8.22%     10.00%
Tangible stockholders' equity to tangible assets...      8.07          9.50        9.75       8.38       7.51       8.75       8.60
Total capital to risk-weighted assets..............     11.02         13.44       14.29      13.79      11.94      13.69      14.01

----------------------
(1)     All ratios are based on average monthly balances during the respective periods prior to fiscal year ended September 30,
        2004. With respect to the fiscal year ended September 30, 2004 and 2005, all ratios are based on average daily balances.

(2)     With respect to ratios for the three months ended December 31, 2004 and 2005, such ratios are based on annualized average daily balances.

(3)     Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)     Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

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

                                  RISK FACTORS

        IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, YOU SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS DOCUMENT AND ITS ANNEXES. IN PARTICULAR, YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS.

BECAUSE THE BOOK VALUE OF MERCANTILE'S FIXED ASSETS WILL CHANGE, MERCANTILE SHAREHOLDERS CANNOT BE SURE OF THE AMOUNT OF CASH THEY WILL RECEIVE IN THE MERGER.

        The merger agreement provides that Peoples Community Bancorp will pay an aggregate of $12.0 million to shareholders of Mercantile, less the $360,838 in severance payments to Mercantile's employees and the book value of Mercantile's fixed assets as of the end of the month preceding the merger. Of that amount, $7.7 million will be paid in the form of Peoples Community Bancorp common stock, as discussed below. As of December 31, 2005, the book value of the fixed assets was approximately $3.4 million and 9,014 shares of Mercantile common stock were outstanding, which would result in payment of approximately $63.79 per common share of Mercantile at such date. In accordance with generally accepted accounting principals, the book value of Mercantile's fixed assets will decrease over time and thus the amount of the cash consideration per share may increase moderately at each successive month-end. For example, the pro forma book value at February 28, 2006 is expected to be approximately [$3.3 million], which would result in a cash payment per share of approximately [$70.00] per Mercantile share if the merger were to be completed in the following month.

THE NUMBER OF SHARES OF PEOPLES COMMUNITY BANCORP COMMON STOCK TO BE RECEIVED BY MERCANTILE SHAREHOLDERS IS SUBJECT TO MARKET RISK.

        Under the terms of the merger agreement, the stock consideration to be issued in connection with the merger is fixed at the number of shares of Peoples Community Bancorp common stock having an aggregate market value of $7,700,000 based on the average closing price of Peoples Community Bancorp common stock over the twenty (20) trading days preceding the ten (10) calendar days before the completion of the merger. Based on 9,014 shares of Mercantile common stock outstanding on _______ __, 2006, for each share of Mercantile you own, you would receive the number of shares of Peoples Community Bancorp common stock having an average market value of approximately $854.23.

        The closing price of Peoples Community Bancorp common stock as reported on the NASDAQ National Market was $20.07 on October 28, 2005, the trading date immediately proceeding the day on which the merger was publicly announced. As of _______ __, 2006, the closing price of Peoples Community Bancorp common stock as reported on the NASDAQ National Market was $____. The market price of Peoples Community Bancorp common stock may vary from these prices, and may also vary from the price on the date that this document is mailed to Mercantile shareholders or on the date of the special meeting of shareholders of Mercantile. The market price of Peoples Community Bancorp common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Peoples Community Bancorp.

MERCANTILE MAY TERMINATE THE MERGER AGREEMENT IF THE AVERAGE PRICE OF PEOPLES COMMUNITY BANCORP COMMON STOCK DECREASES BELOW CERTAIN SPECIFIED PARAMETERS.

        The merger agreement provides that Mercantile may, at its option, terminate the agreement if the average price of Peoples Community Bancorp common stock from November 1, 2005 through five (5) days before the completion of the merger is less than $15.05 or more than $25.09 per share and the percentage difference between such average price and $20.07 per share, the closing price on October 28,

2005, is greater than the percentage difference of a peer group defined in the merger agreement. In the event those conditions occur, there can be no assurance that Mercantile would exercise such option.

MERCANTILE SHAREHOLDERS WILL RECEIVE SHARES OF PEOPLES COMMUNITY BANCORP WITH A TANGIBLE BOOK VALUE DIFFERENT FROM THAT IN MERCANTILE.

        As of December 31, 2005, assuming an exchange of approximately 43 shares of Peoples Community Bancorp for each share of Mercantile, the exchange equivalent tangible book value per share of Mercantile would be approximately $19.77 per share. The pro forma tangible book value of a share of Peoples Community Bancorp common stock, assuming the merger had occurred as of December 31, 2005, would be $12.85 per share. As a result, based solely on the receipt of Peoples Community Bancorp common stock by Mercantile shareholders, such shareholders will experience diminution in comparable tangible book value of $6.92 or 35.0%. However, this calculation does not take into account the cash to be received by Mercantile shareholders in the merger or the value of the fixed assets which will be distributed to such shareholders.

IMPAIRMENT OF GOODWILL WOULD ADVERSELY IMPACT PEOPLES COMMUNITY BANCORP'S NET INCOME.

        At December 31, 2005, Peoples Community Bancorp reported goodwill of $20.3 million. This goodwill is primarily due to whole bank and branch acquisitions over the past several years. Goodwill has been assigned to Peoples Community Bank as the reporting unit that is expected to benefit from the goodwill.

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. An impairment indicator includes, among other things, a significant adverse change in the entity's business climate. Such a triggering event could be characterized by a continuous decline in value of Peoples Community Bancorp's common stock or a material decline in the value of securities designated as available for sale. Goodwill has been assigned to Peoples Community Bank as the reporting unit that is expected to benefit from the goodwill. Peoples Community Bancorp evaluated the unamortized goodwill balance during fiscal 2005 in accordance with the provisions of SFAS No. 142. The evaluation showed no indication of impairment. However, if goodwill is impaired in the future, its carrying value would be reduced. As a result, Peoples Community Bancorp would be required to recognize an impairment loss, negatively impacting net income.

THE MARKET PRICE OF PEOPLES COMMUNITY BANCORP COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING MERCANTILE COMMON STOCK.

        Peoples Community Bancorp's common stock, which is listed on the NASDAQ National Market under the symbol "PCBI", is subject to the public trading market and may have greater changes in market price. Some of Peoples Community Bancorp's current businesses and markets differ from those of Mercantile and, accordingly, the results of operations of Peoples Community Bank after the merger may be affected by factors different from those currently affecting the results of operations of Mercantile.

PEOPLES COMMUNITY BANCORP MAY FAIL TO REALIZE THE COST SAVINGS ESTIMATED FOR THE MERGER.

        The success of the merger will depend, in part, on Peoples Community Bancorp's ability to realize the estimated cost savings from combining the businesses of Mercantile and Peoples Community Bank. Peoples Community Bancorp's management estimated at the time the proposed merger was announced that it expects to achieve total cost savings of approximately 65.0% of Mercantile's estimated 2005 non-interest expense, or approximately $1.7 million, through the reduction of administrative and operational redundancies. While Peoples Community Bancorp continues to believe these cost savings estimates are achievable as of the date of this document, it is possible that the potential cost savings could turn out to be more difficult to achieve than originally anticipated. The cost savings estimates also depend on the ability to combine the businesses of Mercantile and Peoples Community Bank in a manner that permits those cost savings to be realized. If Peoples Community Bancorp's estimates turn out to be incorrect or People Community Bancorp is not able to combine successfully the two companies, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

THERE CAN BE NO ASSURANCE THAT PEOPLES COMMUNITY BANCORP'S ORGANIZATIONAL STRUCTURE WILL ENABLE IT TO SUCCESSFULLY PURSUE ITS ACQUISITION STRATEGY.

        Targeted acquisitions of other banks have been an important strategy in People Community Bancorp's past. The ability to accomplish such acquisitions depends on a number of factors, including the selling bank's perception of the quality of the consideration that is being offered in the transaction, expectations for the prospects of the purchaser and, where stock is part of the consideration, the anticipated performance and liquidity of the purchaser's stock. Accordingly, while People Community Bancorp expects that it will be able to continue to grow through acquisitions, there can be no assurance that Peoples Community Bancorp will continue to be able to identify and execute beneficial acquisition opportunities.

                           FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements, within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to the merger and the financial condition, results of operations, future performance and business of Peoples Community Bancorp, Mercantile and the combined company after completion of the merger. These forward-looking statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

        o whether the transactions contemplated by the merger agreement will be approved by shareholders of Mercantile and applicable federal, state and local regulatory authorities;

        o our ability to complete the merger within the anticipated time-frame, or at all;

        o Peoples Community Bancorp's ability to integrate successfully any assets, liabilities, customers, systems, employees and management personnel acquired into its operations in connection with the merger, and its ability to realize related revenue synergies and cost savings within the expected time frame, or at all;

        o adverse changes in Peoples Community Bancorp's or Mercantile's loan portfolios and the resulting credit risk-related losses and expenses;

        o interest rate fluctuations which could increase Peoples Community Bancorp's or Mercantile's cost of funds or decrease our yield on earning assets and therefore reduce our net interest income;

        o       continued levels of loan quality and origination volume;

        o       the adequacy of loss reserves;

        o Peoples Community Bancorp's inability to continue to grow its business, and the combined company's business, internally and through acquisition and successful integration of bank and non-bank entities while controlling costs;

        o compliance with laws and regulatory requirements of federal and state agencies; and

        o competition from other financial institutions in originating loans, attracting deposits, and providing various financial services that may affect our profitability.

        Mercantile shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

        All subsequent written and oral forward-looking statements attributable to Peoples Community Bancorp or Mercantile or any person acting on their behalf in connection with the solicitation of proxies or otherwise in connection with the proposed merger are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Peoples Community Bancorp nor

Mercantile undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. We urge readers to review carefully and consider the various disclosures in Peoples Community Bancorp's SEC filings, including, but not limited to, it's Annual Report on Form 10-K for the year ended September 30, 2005.

                               THE SPECIAL MEETING

TIME, DATE AND PLACE

        A special meeting of shareholders of Mercantile will be held at _:00 _.m., local time, on ______, __________, 2006, at Mercantile's main office located at 8001 Kenwood Road, Cincinnati, Ohio.

MATTERS TO BE CONSIDERED

        The purpose of the special meeting is to consider a proposal to adopt the merger agreement to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, the Mercantile board of directors is not aware of any matters, other than as set forth in the preceding sentence that may be presented for action at the special meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

        The close of business on ___________, 2006 has been fixed by Mercantile as the record date for the determination of holders of Mercantile common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 9,014 shares of Mercantile common stock outstanding and entitled to vote. Each share of Mercantile common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

HOW TO VOTE YOUR SHARES

        Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

REVOCATION OF PROXIES

        Any shareholder executing a proxy may revoke it at any time before it is voted by:

        o delivering to the secretary of Mercantile prior to the special meeting a written notice of revocation addressed to Secretary, Mercantile Financial Corporation, 8001 Kenwood Road, Cincinnati, Ohio 45236;

        o delivering to Mercantile prior to the special meeting a properly executed proxy with a later date; or

        o       attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Mercantile (and not revoked) by a holder of Mercantile common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval and adoption of the merger agreement.

        At this time, the Mercantile board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

VOTE REQUIRED

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of Mercantile common stock entitled to vote at the special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of the holders of at least a majority of the outstanding Mercantile common stock entitled to vote at the special meeting is necessary to approve and adopt the merger agreement on behalf of Mercantile. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve any other matter properly submitted to shareholders for their consideration at the special meeting.

        Mercantile intends to count shares of Mercantile common stock present in person at the special meeting but not voting, and shares of Mercantile common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding Mercantile common stock, such nonvoting shares and abstentions will have the same effect as voting against the merger agreement.

        The directors of Mercantile and an affiliated trust have entered into a voting agreement with Peoples Community Bancorp pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. As of the record date for the special meeting, these individuals owned in the aggregate approximately 84.93% of the outstanding shares of Mercantile common stock. Accordingly, it is expected that the merger agreement will be approved by Mercantile's shareholders at the special meeting. See "Certain Beneficial Owners of Mercantile Common Stock," on page __ and "The Merger - Shareholder Agreements" on page __.

        As of the close of business on the record date for the special meeting, neither Peoples Community Bancorp nor, to the knowledge of Peoples Community Bancorp, any of its directors and executive officers, beneficially owned any shares of Mercantile common stock.

RECOMMENDATIONS OF THE MERCANTILE BOARD OF DIRECTORS

        The Mercantile board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The Mercantile board believes that the merger is fair to and in the best interests of Mercantile and its shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement and the transactions contemplated thereby.

SOLICITATION OF PROXIES

        Peoples Community Bancorp will pay for the costs of mailing this document to Mercantile's shareholders, as well as all other costs incurred by Mercantile in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, however, if the merger agreement is terminated for any reason, Mercantile will reimburse Peoples Community Bancorp for any documented expenses. In addition to solicitation by mail, the directors, officers and employees of Mercantile and its subsidiaries may solicit proxies from shareholders of Mercantile in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by Mercantile for their actual expenses.

                                   THE MERGER

        THE FOLLOWING INFORMATION DESCRIBES THE MATERIAL ASPECTS OF THE MERGER AGREEMENT AND THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNEXES TO THIS DOCUMENT, INCLUDING THE MERGER AGREEMENT ATTACHED AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO CAREFULLY READ THE MERGER AGREEMENT AND THE OTHER ANNEXES IN THEIR ENTIRETY.

THE PARTIES

        Set forth below is a brief description of the parties to the merger agreement.

        o Mercantile, an Ohio corporation, is a unitary thrift holding company, which owns all of the outstanding common shares of Mercantile Savings Bank, an Ohio chartered savings and loan association. Founded in 1889, Mercantile Savings Bank is a community and customer oriented stock savings and loan association organized under the laws of the State of Ohio. Mercantile conducts business out of its main office located in Cincinnati, Ohio. Mercantile's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one-to four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans. As of September 30, 2005, Mercantile had total assets of $54.0 million, deposits of $44.7 million and shareholders' equity of $7.0 million.

        o Peoples Community Bancorp, headquartered in West Chester, Ohio, is a Maryland corporation and registered bank holding company, which owns all of the issued and outstanding shares of Peoples Community Bank. Peoples Community Bank is a federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton Counties in southwestern Ohio and six banking offices located in Dearborn, Switzerland and Ohio Counties in southeastern INDIANA. In addition to its ownership of Peoples Community Bank, Peoples Community Bancorp owns approximately 38.0% of the issued and outstanding shares of Columbia Bancorp, Inc., a closely held bank holding company located in Cincinnati, Ohio. As of September 30, 2005, Peoples Community Bancorp had total assets of $1.0 billion, deposits of $614.3 million and stockholders' equity of $108.2 million.

ACQUISITION STRUCTURE

        Subject to the terms and conditions set forth in the merger agreement, Mercantile will be merged with and into Peoples Community Bancorp. Prior to the merger, Mercantile will sell all of its fixed assets and distribute the proceeds from such sales, net of costs and expenses, to Mercantile's shareholders.

Promptly following completion of the merger, Mercantile Savings Bank will be merged with Peoples Community Bank and Peoples Community Bank will survive the bank merger.

MERGER CONSIDERATION

        At the effective time of the merger, each share of Mercantile common stock issued and outstanding immediately prior to the effective time (other than specified shares held by Mercantile or Peoples Community Bancorp or as to which dissenters' rights have been asserted and perfected under Ohio law) will be cancelled and converted automatically into the right to receive from Peoples Community Bancorp the merger consideration as calculated according to the terms of the merger agreement. The final amount of merger consideration cannot be determined at this time but will be calculated as follows:

        o       Shares of Peoples Community Bancorp common stock:

                oo      having a market value of approximately $854.23;

                oo based on the average closing price of Peoples Community Bancorp common stock over the twenty (20) trading days preceding the ten (10) calendar days before the merger; and

        o       Cash:

                oo determined by subtracting the book value of the fixed assets of Mercantile as of the month end prior to the merger from $3,939,162;

                oo divided by the number of outstanding shares of Mercantile.

                For example, the pro forma book value of the fixed assets at December 31, 2005 was approximately $3.4 million, which would result in aggregate cash consideration of approximately $575,000 or cash consideration of approximately $63.79 per share on that date.

        After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of Mercantile common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of shares of Mercantile common stock will have no continuing equity interest in Mercantile and your equity interest in Peoples Community Bancorp will depend on the amount of common stock received in the exchange.

FRACTIONAL SHARES

        No fractional shares of Peoples Community Bancorp common stock will be issued in the merger. Instead, for each fractional share you would otherwise be entitled to, you will receive cash, without interest, equal to the value of such fractional shares.

EFFECTIVE TIME OF THE MERGER

        The merger will become effective when articles of merger are filed with the Secretary of State of the State of Maryland and a certificate of merger is filed with the Secretary of State of the State of Ohio (or such later time as may be set forth in the articles and certificate of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived where permissible. See "Conditions to the Merger," beginning on page __. Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the second quarter of 2006.

BACKGROUND OF THE MERGER

        In July 2004, the Mercantile board of directors held a meeting to discuss the possible sale of Mercantile. At this meeting, the board directed Theodore Burdsall II, the President and Chief Executive Officer of Mercantile, to explore strategic alternatives including, without limitation, the sale of the stock or assets of Mercantile or the merger of Mercantile with another banking institution or strategic buyer.

        Following the July 2004 board meeting, Mr. Burdsall engaged in discussions with the representative of a group of investors that had expressed an interest in acquiring a community bank. In addition, Mercantile considered the possibility of engaging an investment banking firm to assist Mercantile with a sale transaction.

        On October 20, 2004, the Mercantile board of directors met to discuss a request for information from the representative of the group of investors that had expressed an interest in acquiring Mercantile. The board approved the release of the requested information to the representative after review by Mercantile's legal counsel. At the meeting, the board approved the engagement of Squire, Sanders & Dempsey L.L.P. as outside legal counsel to advise Mercantile with respect to a potential sale transaction. The board decided not to engage an investment banking firm at that time.

        In late October and November 2004, Mr. Burdsall continued discussions with the representative of the group of investors. In connection with these discussions, each party conducted a preliminary due diligence review of the other party. Ultimately, the negotiations did not result in an agreement to enter into a transaction.

        On December 16, 2004, Mercantile engaged Key Banc Capital Markets, a division of McDonald Investments, Inc., to assist Mercantile and its board with the potential sale transaction. Over the next two months Key Banc Capital Markets completed a comprehensive due diligence review and analysis of Mercantile, prepared a targeted list of potential purchasers and prepared a comprehensive confidential information memorandum containing selected business, financial and other information regarding Mercantile to provide to prospective purchasers. As a result of its review and analysis of Mercantile, representatives of Key Banc Capital Markets advised Mr. Burdsall, and Mr. Burdsall agreed, that it might be possible to maximize shareholder value by selling the banking business to a bank and selling certain real estate interests of the bank and its affiliates, including the premises from which the bank's business is operated, to a strategic buyer of real estate.

        In early 2005, Key Banc Capital Markets initiated discussions with 32 banking institutions and other strategic purchasers which were believed to most likely have an interest in acquiring Mercantile. Fifteen of such parties executed confidentiality agreements and were provided with the confidential information memorandum. Four of such parties, including Peoples Community Bancorp, submitted acceptable non-binding bids or "indications of interest" with respect to a business combination transaction with Mercantile.

        On March 16, 2005, Mercantile's board held a meeting with Key Banc Capital Markets to discuss the indications of interest received. The board also discussed the option of selling the real estate interests of Mercantile and its affiliates in one or more separate transactions to a party other than a bank in order to obtain a higher purchase price for such assets.

        Over the next couple of months, Mercantile continued discussions with the four bidders. During this time two of the bidders conducted a financial and legal due diligence review of Mercantile and Mercantile conducted due diligence with respect to such bidders. In addition, Key Banc Capital Markets completed a dividend yield analysis with respect to each of the bidders. Ted Burdsall, on behalf of Mercantile, contacted multiple prospective purchasers of the real estate. Discussions regarding the bank transaction became increasingly focused on the two highest and most interested bidders, including Peoples Community Bancorp.

        On May 18, 2005, the board of Mercantile held a meeting at which Mr. Burdsall provided an update on the status of the auction process for the sale of the bank and informed the board that Mercantile would request final bid proposals. On June 3, 2005, Mercantile received a final bid proposal from Peoples Community Bancorp and two other bidders.

        Discussions continued with such other bidders until, on June 22, 2005, Mercantile's board met and expressed a preference for the bid of Peoples Community Bancorp, which was both the highest bid and provided the flexibility to the sell Mercantile's real estate interests to the highest bidder therefor. The board also discussed the benefits of liquidity associated with the stock of Peoples Community Bancorp, which was to be delivered to Mercantile's shareholders as partial consideration for a transaction. Since Peoples Community Bancorp is a publicly traded company with a substantial shareholder base its shares would have greater liquidity. Finally, the dividend yield analysis performed by Key Banc Capital Markets revealed that Peoples Community Bancorp had historically paid more generous dividends to its shareholders than the other bidders. The board also authorized negotiations with certain prospective purchasers of Mercantile's real estate interests. During the following month, Mercantile continued discussions with Peoples Community Bancorp and the prospective purchasers of Mercantile's fixed assets.

        At board meetings held on August 3 and August 4, 2005, Mercantile's board reviewed, discussed and approved the terms of a letter of intent between Mercantile and Peoples Community Bancorp. The board determined that the terms of the letter of intent offered the highest premium on the purchase price of the bank and, allowed Mercantile to sell its fixed assets, including real estate, in one or more separate transactions with third parties. The board determined that the sale of Mercantile's fixed assets in separate transactions would result in a higher return on such assets than if the assets were sold to another banking institution. Peoples Community Bancorp was also willing to include registered shares of its common stock as part of the consideration in the transaction. After a thorough discussion and consideration of the terms of the letter of intent, as well as the factors discussed below under "Recommendation of the Board of Directors of Mercantile and Reasons for the Merger," the board authorized Mr. Burdsall to negotiate and enter into a merger agreement and take other actions necessary to consummate the proposed transaction with Peoples Community Bancorp.

        During August and September 2005, Mercantile negotiated definitive agreements, including a merger agreement, with Peoples Community Bancorp. In addition, Mercantile continued discussions and negotiations with respect to the potential sale of its fixed assets to a separate purchaser.

        On October 7, 2005, the board of Mercantile met with representatives of Key Banc Capital Markets and Squire, Sanders & Dempsey L.L.P. to discuss the status of the merger agreement with Peoples Community Bancorp and the separate sale of Mercantile's fixed assets. In addition, a representative of Squire, Sanders & Dempsey L.L.P. reviewed the fiduciary duties and responsibilities of the board in connection with the proposed transaction with Peoples Community Bancorp and the sale of its fixed assets. At the meeting, the board approved the proposed transaction with Peoples Community Bancorp and the sale of certain fixed assets to a selected purchaser, and approved the sale of the remaining fixed assets at a later date.

        The merger agreement was executed by Mercantile and Peoples Community Bancorp on October 31, 2005. In connection with the merger agreement, each director of Mercantile and Theodore F. Burdsall Grantor Trust, a shareholder of Mercantile, entered into an agreement with Peoples Community Bancorp pursuant to which they agreed to vote in favor of the proposed merger, as more particularly described in the section "Shareholder Agreements" below.

        On November 1, 2005, Peoples Community Bancorp and Mercantile issued a joint press release announcing the execution of the merger agreement by the two companies.

RECOMMENDATION OF THE MERCANTILE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

        The Mercantile board has unanimously approved the merger agreement and unanimously recommends that Mercantile shareholders vote "FOR" approval and adoption of the merger agreement.

        The Mercantile board has determined that the merger is fair to, and in the best interests of, Mercantile and its shareholders. In approving the merger agreement, the Mercantile board consulted with Key Banc Capital Markets, a division of McDonald Investments, Inc., with respect to the financial aspects and fairness of the merger from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Mercantile board also considered a number of factors, including the following:

        o the board's familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Mercantile;

        o the current and prospective environment in which Mercantile operates, including national, regional and local economic conditions, the competitive environment for savings banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

        o the financial presentation of Key Banc Capital Markets, a division of McDonald Investments, Inc.;

        o results that could be expected to be obtained by Mercantile if it continued to operate independently, and the likely benefits to shareholders of continued independent operations, as compared with the value of the merger consideration being offered by Peoples Community Bancorp;

        o the ability of Peoples Community Bancorp to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

        o the terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, the conditions to closing, a provision which permits Mercantile's board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire Mercantile and a provision providing for Mercantile's payment of a termination fee to Peoples Community Bancorp if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party's decision to propose a merger or similar transaction to Mercantile at a higher price than that contemplated by the merger with Peoples Community Bancorp;

        o the financial interests of the directors and executive officers of Mercantile in the transaction that are in addition to their interests as shareholders;

        o the effects of the merger on Mercantile's depositors and customers and the communities served by Mercantile; and

        o the effects of the merger on Mercantile's employees, including the prospects for employment with a growing organization such as Peoples Community Bancorp.

        The discussion and factors considered by the Mercantile board is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, the Mercantile board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

        The board of directors of Mercantile supports the merger and believes that it is in the best interests of the company and its shareholders. The board of directors of Mercantile believes the merger will permit Mercantile shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. The board also believes that the terms of the merger are fair and equitable. In addition, Peoples Community Bancorp has agreed to allow Mercantile to sell its fixed assets, including real estate, in one or more transactions with other parties separately from the merger with Peoples Community Bancorp, which the board of directors of Mercantile believes will result in a higher return on the sale of such assets. Accordingly, the board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

SURRENDER OF STOCK CERTIFICATES; PAYMENT FOR SHARES

        In accordance with the merger agreement, Peoples Community Bancorp may appoint Registrar and Transfer Company as exchange agent for the benefit of the holders of shares of Mercantile common stock in connection with the merger. With the consent of Mercantile, however, other arrangements may be made with the respect to the payment of merger consideration. At or prior to the effective time of the merger, Peoples Community Bancorp will deliver to the exchange agent or set aside in an escrow account an amount of cash and common stock equal to the aggregate merger consideration.

        Following the completion of the merger, a letter of transmittal will be mailed or delivered to each holder of record of shares of Mercantile common stock, disclosing the procedure for exchanging certificates representing shares of Mercantile common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding Mercantile common stock (except for certain shares held by Mercantile or Peoples Community Bancorp) will, upon surrender a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive the merger consideration multiplied by the number of shares of Mercantile common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

        Any shareholders of Mercantile who have not exchanged their certificates as of the effective date may look only to Peoples Community Bancorp for payment of the merger consideration. However, neither Peoples Community Bancorp nor any other entity or person shall be liable to any holder of shares of Mercantile common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND THE MERGER AGREEMENT

        The merger agreement requires the Mercantile board of directors to recommend the approval and adoption of the merger agreement by the Mercantile shareholders unless otherwise necessary, to fulfill the fiduciary duties under applicable law, of the board of directors as determined in good faith and after consultation with and based upon the advice of its outside legal counsel.

NO SOLICITATION

        The merger agreement provides that Mercantile and Mercantile Savings Bank and their directors and officers will not, and will direct their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any acquisition proposal with a party other than Peoples Community Bancorp. The term "acquisition proposal" is generally defined in the merger agreement as any tender or exchange offer, proposal for a merger, consolidation or other business combination with respect to all or substantially all of the assets of Mercantile or Mercantile Savings Bank. Mercantile and Mercantile Savings Bank have further agreed that they, and their respective directors and officers, will not directly or indirectly engage in any negotiations with, have any discussions with or provide any information to any person regarding an acquisition proposal.

        The merger agreement allows Mercantile to furnish information to, and negotiate and engage in discussions with, any person that delivers an unsolicited bona fide written acquisition proposal or recommend such acquisition proposal to Mercantile's shareholders after the date of the merger agreement, if:

        o the board of directors of Mercantile determines in good faith after consultation with its outside legal counsel, that such action would more likely than not be required in order for such directors to comply with their fiduciary duties under applicable law and, with respect to Mercantile's ability to recommend an acquisition proposal to its shareholders, after consultation with its financial advisor, the board of directors determines in good faith that such acquisition is reasonably likely to be completed taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction that is more favorable to Mercantile's shareholders from a financial point of view than the merger with Peoples Community Bancorp; and

        o prior to furnishing any information to that person, Mercantile has entered into a confidentiality agreement with that person.

        Mercantile is required to promptly notify Peoples Community Bancorp if Mercantile receives any acquisition proposals and communicate to Peoples Community Bancorp the terms of such proposals.

CONDITIONS TO THE MERGER

        Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

        The closing of the merger will occur only if, among other things:

        o the merger agreement must be approved by the requisite vote of Mercantile shareholders;

        o the merger shall have received all necessary regulatory approvals, and none of such approvals shall contain any conditions, restrictions or requirements that are customary and usual and which in the opinion of the Peoples Community Bancorp board would materially reduce the benefits of the merger to Peoples Community Bancorp to such a degree that in its good faith and judgment Peoples Community Bancorp would not have entered into the agreement if they were known as of the date of execution or have a material adverse effect on Peoples Community Bancorp and its subsidiaries;

        o no statute, rule, regulation, judgment, decree, injunction or other order shall be outstanding which would have the effect of prohibiting completion of the merger; and

        o all permits and other authorizations under state securities laws shall have been received that are necessary to complete the merger.

        The obligation of Peoples Community Bancorp to consummate the merger is subject to, among other things, the following conditions:

        o Mercantile's representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, individually or in the aggregate, a material adverse effect on Mercantile and its subsidiaries;

        o each of the obligations of Mercantile required to be performed at or prior to the closing pursuant to the merger agreement shall have been duly performed and complied with in all material respects; and

        o the sale of all previously disclosed fixed assets (as defined in the merger agreement) by Mercantile.

        The obligation of Mercantile to consummate the merger is subject to, among other things, the following conditions:

        o Peoples Community Bancorp's representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and also as of the effective time, subject to conditions in the merger agreement, including that the condition shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be true and correct would have, individually or the aggregate, a material adverse effect on Peoples Community Bancorp and its subsidiaries;

        o each of the obligations of Peoples Community Bancorp required to be performed at or prior to the closing pursuant to the merger agreement shall have been duly performed and complied with in all material respects; o the receipt of an opinion of Squire, Sanders & Dempsey, LLP as to the federal tax consequences of the merger; and

        o the purchase of a directors' and officers' liability insurance policy for the benefit of Mercantile's directors and officers, to be effective for four years following the merger.

REPRESENTATIONS AND WARRANTIES OF MERCANTILE AND PEOPLES COMMUNITY BANCORP

        Mercantile and Peoples Community Bancorp each has made representations and warranties to the other with respect to, among other things:

        o       corporate organization standing and authority;

        o       capital structure of Mercantile and Peoples Community Bancorp;

        o corporate authority and power to enter into the merger agreement and the completion of the transactions contemplated by the merger agreement;

        o       pending or threatened legal proceedings;

        o       compliance with applicable laws;

        o       the accuracy of their financial statements;

        o       broker's and finders fees;

        o       its subsidiaries;

        o       the absence of certain changes or events;

        o       the filing of tax returns and the payment of taxes;

        o       employee benefit plans and the administration of these plans;
                and

        o       deposit insurance and other banking regulatory matters.

        Mercantile has also made additional representations and warranties to Peoples Community Bancorp with respect to:

        o       material agreements and contracts;

        o       absence of undisclosed liabilities;

        o       title to owned properties;

        o       insurance;

        o       environmental matters;

        o       labor matters;

        o       minute books and records;

        o       affiliate transactions; and

        o       documentation and enforceability of certain loans.

        Peoples Community Bancorp has also made additional representations and warranties to Mercantile with respect to:

        o       filings with the Securities and Exchange Commission; and

        o       the tax/accounting treatment of the merger.

CONDUCT PENDING THE MERGER

        Mercantile and Peoples Community Bancorp have agreed that they will, and will cause their subsidiaries to, conduct their business in the ordinary and usual course and use reasonable efforts to preserve their business organizations and assets and maintain their rights, franchises and existing relations with customers and others with whom business relationships exists.

        Further, except as otherwise provided in the merger agreement, during the period from October 31, 2005, the date of the merger agreement, to the completion of the merger, Mercantile has agreed that neither it nor its subsidiaries will take certain actions, or agree to take certain actions, unless permitted to by Peoples Community Bancorp or permitted to or required by the merger agreement. These include:

        o issue, sell or otherwise permit to be outstanding any additional common shares of Mercantile or any rights convertible into such common shares, or grant stock options or other rights for additional Mercantile common shares;

        o declare, set aside or pay any dividend, other than dividends previously disclosed or as contemplated by the sale of Mercantile's fixed assets, or adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Mercantile common stock;

        o enter into or amend or renew any employment, consulting, severance or similar agreement with, any of its directors, officers or employees; or with certain exceptions, award any increase in compensation or benefits to its directors, officers or employees;

        o enter into, establish, adopt or amend any compensation or benefit plan, in respect of any of Mercantile's directors, officers or employees, or accelerate any compensation or benefits payable thereunder, other than certain changes as may be required by law or the merger agreement;

        o except as previously disclosed or contemplated by the agreement, sell or otherwise dispose of any material assets, deposits, business or properties, or, except as previously disclosed, acquire, any assets, deposits, business or properties, other than in ordinary course of business consistent with past practice;

        o amend their articles of incorporation, code of regulations, bylaws or other similar governing documents;

        o implement or adopt any change in accounting methods or practices, or with respect to Mercantile Savings Bank, regulatory accounting principals, other than changes required by generally accepted accounting principles;

        o enter into, terminate, amend or modify any contract with a value in excess of $10,000;

        o settle any claim, action or proceeding other than one involving solely monetary damages that do not exceed $10,000;

        o take any action that would prevent the merger from qualifying as a reorganization under the tax code, result in any of its representations and warranties not being true and correct in any material respect at the effective time of the merger or result in any conditions to the merger not being satisfied or a material violation of the provision of the merger agreement;

        o implement or adopt any change in interest rate of other risk policies, fail to follow existing policies or fail to use reasonable means to avoid a material increase in exposure to interest rate risk;

        o make any capital expenditure in excess of $10,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair;

        o except as set forth in the merger agreement, hire or promote any employee;

        o except pursuant to agreements or arrangements in effect as of the date of the merger agreement, engage in any transaction with affiliates;

        o enter into any material new line of business or change its material lending, investment, underwriting or asset and liability management or other banking policies except as may be required by applicable law or file any applications or make any contract with respect to branching or site location;

        o       enter into any derivatives transactions;

        o incur any indebtedness for borrowed money, except consistent with past practice;

        o invest in any securities other than United States government agencies with a term of one (1) year or less or federal funds;

        o make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, except as may be required by applicable laws or regulations;

        o commit any act or omission which constitutes a material breach or default by Mercantile under any agreement with any governmental authority or under any material contract;

        o make any investments or commitment to invest in real estate, other than in the ordinary course of business consistent with past practice, except as disclosed in the merger agreement with respect to certain other property of Mercantile; and

        o foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any such real estate if such environmental assessment indicates that material remediation costs or damages are likely to be incurred with respect to such property.

        The merger agreement contains additional covenants of Mercantile and Peoples Community Bancorp concerning, among other things:

        o providing Peoples Community Bancorp and its representatives with access to the books and records of Mercantile;

        o the preparation and filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part; and

        o taking all necessary action for Mercantile to convene a meeting of its shareholders as soon as reasonably practicable and recommend that shareholders of Mercantile approve the merger agreement, unless the board of directors of Mercantile makes a good faith determination, upon consideration of advice of legal counsel, that such a recommendation would breach their fiduciary duties.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

        At any time prior to the completion of the merger, whether before or after approval of the merger by Mercantile's shareholders, Peoples Community Bancorp and Mercantile may:

        o       amend the merger agreement;

        o waive any provisions contained in the merger, by the party benefited by the provision.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated prior to the completion of the merger by:

        o the mutual consent of the parties to the agreement if a majority of the board of directors of each so determines;

        o by Peoples Community Bancorp or Mercantile, after a majority vote of the board of directors, if there has been a breach by the other party of any representation or warranty or in the observance of its covenants and agreements contained in the merger agreement in either case which would have a material adverse effect on the party seeking to terminate or upon the consummation of the merger, provided such breach cannot be or has not been cured within thirty (30) days of receipt of written notice of such breach;

        o by Peoples Community Bancorp or Mercantile, after majority approval of the board of directors if:

                oo the merger is not completed by June 30, 2006, provided that the failure is not due to the failure of the party seeking to terminate the merger agreement;

                oo the merger or any transaction contemplated by the merger agreement is denied approval by any governmental or regulatory authority by final, nonappealable action of such authority; or

                oo Mercantile's shareholders fail to approve the merger agreement;

        o by Mercantile or Peoples Community Bancorp in the event that Mercantile decides to accept an acquisition proposal, as defined in the merger agreement, from a party other than Peoples Community Bancorp.

        o by Peoples Community Bancorp, prior to the Mercantile special meeting of shareholders, if:

                oo Mercantile breaches its agreement not to initiate, solicit or encourage an acquisition proposal, as defined in the merger agreement, for Mercantile or otherwise facilitates an acquisition proposal by a party other than Peoples Community Bancorp, with certain exceptions;

                oo Mercantile's board of directors fails to recommend that stockholders approve the merger or withdraws or modifies such recommendation in a manner adverse to Peoples Community Bancorp; or

                oo Mercantile fails to convene and hold a meeting of its shareholders to approve the merger agreement with Peoples Community Bancorp;

        o by the board of directors of Mercantile or Peoples Community Bancorp, provided such party is not in material breach of the merger agreement, if there has been any event that will have a material adverse effect, as defined in the merger agreement, on the other party, provided such event is not cured within thirty
                (30) days of receipt of written notice or cannot be cured prior to the effective time of the merger; or

        o by Mercantile, at its option, if the average price, as defined in the merger agreement, of Peoples Community Bancorp common stock is less than $15.05 or more than $25.09 and the percentage change of such average price from $20.07 is greater than that of a defined peer group.

TERMINATION FEE

        As a material inducement to Peoples Community Bancorp to enter into the merger agreement, Mercantile agreed to pay Peoples Community Bancorp a termination fee of $500,000 if:

        o Peoples Community Bancorp terminates the merger agreement because Mercantile breaches its agreement not to solicit or facilitate an acquisition proposal by a party other than Peoples Community Bancorp, the board of directors of Mercantile does not recommend to its shareholders that the merger agreement be approved or withdraws or modifies its recommendation in a manner which is adverse to Peoples Community Bancorp, or Mercantile fails to convene and hold its special meeting of shareholders to approve the merger agreement;

        o either Mercantile or Peoples Community Bancorp terminates the merger agreement after Mercantile decides to accept an acquisition proposal, as defined in the merger agreement, from a party other than Peoples Community Bancorp; or

        o after an acquisition proposal, as defined in the merger agreement, for Mercantile by a party other than Peoples Community Bancorp has been publicly announced or made known to the board of directors or senior management of Mercantile; and

                oo Peoples Community Bancorp terminates the merger agreement because Mercantile materially breaches any of its representations, warranties or covenants in the merger agreement which breach cannot be or has not been cured in the 30-day period; or

                oo the merger agreement is terminated by either Peoples Community Bancorp or Mercantile because the merger has not been completed by June 30, 2006 or if the shareholders of Mercantile fail to approve the merger agreement.

EXPENSES

        The merger agreement provides that, as a general matter, Peoples Community Bancorp will bear the costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, provided that in the event that the merger agreement is terminated for any reason, Mercantile shall reimburse Peoples Community Bancorp for any documented expenses paid by Peoples Community Bancorp. In certain circumstances, however, Mercantile may be required to pay a termination fee to Peoples Community Bancorp, as discussed above under "Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Some members of Mercantile's management and board of directors may have interests in the merger that are in addition to or different from the interests of Mercantile's shareholders. Mercantile's board of directors was aware of these interests and considered them in approving the merger agreement.

        EMPLOYMENT AGREEMENT. In connection with the merger agreement, Mercantile Savings Bank amended its employment agreement with Ted Burdsall II to provide for a lump-sum payment of the cash termination amount in lieu of periodic payments to which Mr. Burdsall would otherwise be entitled pursuant to the termination provisions of the employment agreement.

        DEFERRED COMPENSATION PLAN. The merger agreement provides that Mercantile will amend the Mercantile Savings Bank Key Officer Deferred Compensation Plan to provide for payments to Messrs. Burdsall and Brinkman equal to the amount accrued under the plan on their behalf in accordance with United States generally accepted accounting principles.

        RETIREE BENEFITS. In the merger agreement, Peoples Community Bancorp has agreed to honor Mercantile's obligation to provide lifetime medical benefits to Ted Burdsall Sr. and a monthly payment of $5,000 for his life, and $5,000 a month for twenty-four months to his spouse in the event he is survived by a spouse, under Mercantile's Deferred Compensation and Consulting Agreement.

        PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS. In the merger agreement, Peoples Community Bancorp has agreed to indemnify Mercantile's directors and officers after the completion of the merger to the fullest extent permitted under Ohio law and Mercantile's current articles of incorporation, code of regulations and bylaws. Peoples Community Bancorp also has agreed to maintain, for a period of four years after the effective time of the merger, Mercantile's current directors' and officers' liability insurance policy, or equivalent substitute policy, to the extent that the cost of such insurance coverage does not exceed 150% of the current annual cost.

EMPLOYEE BENEFIT MATTERS

        The merger agreement provides that Mercantile's employees who remain employed by Peoples Community Bancorp or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of Peoples Community Bancorp that are generally available to employees performing similar services for Peoples Community Bancorp, subject to the terms and provisions of the benefit plans. Peoples Community Bancorp may also determine to continue Mercantile's benefit plans for transferred employees or merge such plans with Peoples Community Bancorp's benefit plans. Continuing employees will receive credit for years of service with Mercantile for purposes of determining eligibility for participation, vesting and other benefits, but not for purposes of benefit accrual of pension benefits.

        Peoples Community Bancorp also has agreed in the merger agreement to make severance payments to certain employees of Mercantile. In addition, any employees of Mercantile at the time of the merger whose employment is terminated within six months of the effective time of the merger (other than termination for cause) will be entitled to receive two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

        In connection with the merger, Mercantile and Peoples Community Bancorp will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

        o filing applications for approval of the acquisition of Mercantile by Peoples Community Bancorp with the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System; and

        o filing an application for approval of the merger of Mercantile Savings Bank and Peoples Community Bank with the Office of Thrift Supervision and a notice with the Ohio Department of Commerce, Division of Financial Institutions.

        Each of these regulatory filings has been submitted to the appropriate regulator. Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain of when we will obtain them or that we will obtain them at all.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that Mercantile common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of Mercantile common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Mercantile common stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than United States dollars or individual persons who have received Mercantile common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

        A Mercantile shareholder will receive both Peoples Community Bancorp common stock and cash in exchange for all of such shareholder's shares of Mercantile common stock in the merger and will generally recognize gain, but not loss, in an amount equal to the lesser of:

        o the excess, if any, of (a) the sum of the amount of cash and the aggregate fair market value of the Peoples Community Bancorp common stock received in the merger for the shares over (b) the shareholder's aggregate tax basis in the shares of Mercantile common stock exchanged therefore; and

        o       the amount of cash received by such shareholder in the merger.

        A holder's gain from the exchange will be a capital gain. This gain will be long-term if the holder has held Mercantile common stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 15%.

        A holder of Mercantile common stock may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taxpayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Mercantile common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder's federal income tax liability. Mercantile (or its agent) will report to the holders of Mercantile common stock and the Internal Revenue Service the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

        The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

ACCOUNTING TREATMENT

        The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Mercantile's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Peoples Community Bancorp. Any difference between the purchase price for Mercantile and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but will be subject to at least an annual assessment of impairment by applying a fair value test. In addition, any core deposit intangibles recorded by Peoples Community Bancorp in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Peoples Community Bancorp issued after the merger will reflect the results attributable to the acquired operations of Mercantile beginning on the date of completion of the merger.

SHAREHOLDER AGREEMENTS

        In connection with the execution of the merger agreement, each director of Mercantile and the Theodore F. Burdsall Grantor Trust entered into a voting agreement with Peoples Community Bancorp in the form attached as Exhibit A to the merger agreement. Under the agreement, these individuals agreed to vote all of their shares of Mercantile common stock in favor of the merger of Mercantile and against the approval of any other agreement providing for the acquisition of Mercantile or all or substantially all of its assets. Pursuant to the agreement, these individuals also agreed not to transfer their shares of Mercantile common stock prior to the special meeting of shareholders of Mercantile called to approve and adopt the merger agreement, except for transfers in limited circumstances. The voting agreement will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms. As of _________, 2006, these individuals owned in the aggregate 7,655.33 shares or 84.93% of the outstanding Mercantile common stock.

SELLING THE PEOPLES COMMUNITY BANCORP COMMON STOCK YOU RECEIVE IN THE MERGER

        The shares of Peoples Community Bancorp common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any Mercantile shareholder who may be deemed to control Mercantile, such as an executive officer, director or someone who owns a significant amount of Mercantile's stock. These controlling persons may not sell their shares of Peoples Community Bancorp common stock acquired in connection with the merger except under an effective registration statement under the Securities Act covering such shares or in compliance with an exemption under paragraph (d) of Rule 145 under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. This document does not cover any resales of Peoples Community Bancorp common stock received in the merger by persons who may be deemed to be controlling persons of Mercantile.

NASDAQ LISTING

        Peoples Community Bancorp common stock is listed on the NASDAQ National Market. Peoples Community Bancorp has agreed to use its reasonable best efforts to cause the shares of Peoples Community Bancorp common stock to be issued in the merger to be listed on the NASDAQ National Market. It is a condition of the merger that those shares be listed on the NASDAQ National Market.

MERCANTILE SHAREHOLDERS HAVE DISSENTERS' RIGHTS IN THE MERGER

        Section 1701.84 of the Ohio General Corporation Law provides that all Mercantile shareholders entitled to vote on the merger may exercise dissenters' rights with respect to the merger. The following is a summary of the principal steps a Mercantile shareholder must take to exercise dissenters' rights under
Section 1701.85 of the Ohio corporation law. The following is not a complete statement of the law and is qualified in its entirety by the full text of
Section 1701.85 attached as Annex B to this proxy statement/prospectus. If you are a Mercantile shareholder who desires to exercise dissenters' rights, you are urged to review carefully Section 1701.85 and to consult a legal advisor before electing or attempting to exercise your rights. A Mercantile shareholder must strictly comply with all of the procedural and other requirements of Section 1701.85. All references to "shareholder" in Section 1701.85 and "Mercantile shareholder" or a "holder of Mercantile common stock" in this summary are to the record holder of the shares as to which dissenters' rights are asserted.

        A Mercantile shareholder who wishes to perfect the rights of a dissenting shareholder in the event the reorganization agreement is adopted and the merger is approved:

        o must have been a record holder of the Mercantile shares as to which the shareholder seeks relief on the record date for the special meeting;

        o must not have voted the shareholder's Mercantile shares in favor of adoption and approval of the merger agreement; and

        o must deliver to Mercantile, not later than ten days after the annual meeting, a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. Such written demand must state the name and address of the shareholder, the number of shares as to which the shareholder seeks relief and the amount claimed as the fair cash value thereof.

        A vote against the adoption and approval of the merger agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Ted Burdsall, II, Mercantile Financial Corporation, 8001 Kenwood Road, Cincinnati, Ohio 45236. As the written demand must be delivered within the ten-day period following the special meeting, it is recommended, although not required, that a shareholder using the mails should use certified mail or registered mail, return receipt requested, to confirm that the delivery has been timely.

        If Mercantile sends the dissenting shareholder, at the address specified in the shareholder's demand, a request for the certificate(s) representing the shareholder's shares, the shareholder must deliver the certificate(s) to the requesting company within 15 days of the sending of the request. Mercantile may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Mercantile must notify the shareholder of its election to terminate the rights of the shareholder as a dissenting shareholder within 20 days after the lapse of the 15-day period.

        Unless the dissenting shareholder and Mercantile agree on the fair cash value per share of the Mercantile common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

        Fair cash value: (1) will be determined as of the day prior to the special meeting, (2) will be the amount a willing seller and a willing buyer would accept or pay with neither being under compulsion to sell or buy, (3) will not exceed the amount specified in the shareholder's written demand, and (4) will exclude any appreciation or depreciation in market value resulting from the merger. The court will make a finding as to the fair cash value of a share and render judgment against Mercantile for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

        The rights of any dissenting shareholder will terminate if (1) the dissenting shareholder has not complied with Section 1701.85, unless Mercantile, by its board of directors, waives such failure, (2) Mercantile abandons or is finally enjoined or prevented from carrying out, or the shareholders of Mercantile rescind their adoption of the merger agreement, (3) the dissenting shareholder withdraws his written demand, with the consent of Mercantile, by its board of directors, or (4) Mercantile and the dissenting shareholder have not agreed upon the fair cash value of the Mercantile common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "Material Federal Income Tax Consequences."

        Because a proxy that does not contain voting instructions will be voted for the adoption of the merger agreement, a shareholder who wishes to exercise dissenters' rights must either (1) not sign and return a proxy or, (2) if the shareholder signs and returns a proxy, vote against or abstain from voting on the adoption and approval of the merger agreement.

        See the full text of Section 1701.84 of the Ohio General Corporation Law set forth in Annex B to this proxy statement/prospectus.

        TO PERFECT RIGHTS OF DISSENT, A MERCANTILE SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 1701.84 OF THE OHIO GENERAL CORPORATION LAW. THIS SUMMARY OF THE DISSENTERS' RIGHTS OF MERCANTILE SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX B. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN ANNEX B AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

              CERTAIN BENEFICIAL OWNERS OF MERCANTILE COMMON STOCK

        The following table sets forth, as of _________, 2006, the voting record date for the special meeting, certain information as to Mercantile common stock beneficially owned by each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who or which was known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock, Mercantile's directors and a director and executive officer and all of our directors as a group.

                                                                  Common Stock Beneficially Owned as of
                                                                             _______ __, 2006
                                                      ---------------------------------------------------------------
            Name of Beneficial Owner                                 Amount                         Percentage
--------------------------------------------------    -------------------------------------    ----------------------
Theodore F. Burdsall Grantor Trust                                   4,900.00                           54.36%
(Jeffery A. Burdsall, Trustee)
   c/o Mercantile Savings Bank
   8001 Kenwood Road
   Cincinnati, Ohio 45236

Directors:
Theodore F. Burdsall                                                   876.05                            9.72
Theodore F. Burdsall, II, President and                                843.28                            9.36
  Chief Executive Officer
Pamela B. Janiga                                                       450.00                            4.99
Cheryl A. Gaston                                                       450.00                            4.99
Jeffery A. Burdsall                                                    135.00                            1.50
Amy L. Burdsall                                                          1.00                            *

   Total                                                             7,655.33                           84.93%

--------------------
*       Represents less than 1% of Mercantile's outstanding common stock.


                     MARKET PRICES AND DIVIDEND INFORMATION

        PEOPLES COMMUNITY BANCORP. Peoples Community Bancorp common stock has traded on the NASDAQ National Market under the symbol "PCBI" since March 29, 2000.

        The following table lists trading information for Peoples Community Bancorp common stock on the NASDAQ National Market on October 28, 2005 and _______, 2006. October 28, 2005 was the last full day of trading of common stock of Peoples Community Bancorp before the public announcement of the signing of the merger agreement. _________, 2006 was the last full trading day prior to the printing of this proxy statement/prospectus.

                                           PEOPLES COMMUNITY BANCORP
                                       ---------------------------------
                                         HIGH         LOW         CLOSE
                                       --------     -------      -------
        October 28, 2005                $20.07      $20.07       $20.07
        _________, 2006                 $           $            $

        Presented below are the high and low trading prices for Peoples Community Bancorp's common shares for the quarter ended December 31, 2005 and three years ended September 30, 2005. Such prices do not include retail financial markups, markdowns or commissions. Information relating to prices has been obtained from NASDAQ. In addition, Peoples Community Bancorp initiated a quarterly cash dividend of $.15 per share effective with the quarter ended June 30, 2004. Peoples Community Bancorp did not pay any dividends in fiscal 2003.

        FISCAL 2006                              HIGH            LOW         DIVIDENDS
       ------------------------------------  -------------  -------------  -------------
        Quarter ended:
          December 31, 2005                      $21.08         $19.63          $.15


        FISCAL 2005                              HIGH            LOW         DIVIDENDS
       ------------------------------------  -------------  -------------  -------------

        Quarter ended:
          September 30, 2005                     $22.27         $19.80          $.15
          June 30, 2005                           24.10          18.77           .15
          March 31, 2005                          24.18          22.57           .15
          December 31, 2004                       24.00          22.08           .15


        FISCAL 2004                              HIGH            LOW         DIVIDENDS
       ------------------------------------  -------------  -------------  -------------

        Quarter ended:
          September 30, 2004                     $24.35         $22.10          $.15
          June 30, 2004                           24.50          19.90           .15
          March 31, 2004                          24.31          19.83            --
          December 31, 2003                       24.50          20.44            --

As of ________ __, 2006, Peoples Community Bancorp had 4,424,449 common shares outstanding held of record by approximately [1,178] stockholders. The number of stockholders does not reflect the number of persons or entities who may hold stock in nominee or "street" name through brokerage firms or others.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of September 30, 2005.

                                     Number of Shares to be                              Number of Shares Remaining
                                    issued upon the Exercise     Weighted-Average      Available for Future Issuance
                                     of Outstanding Options,     Exercise Price of    (Excluding Shares Reflected in
          Plan Category                Warrants and Rights      Outstanding Options          the First Column)
----------------------------------  -------------------------  ---------------------  -------------------------------
Equity Compensation Plans
Approved by Security Holders                  91,047                  $18.29                        92,543

Equity Compensation Plans Not
Approved by Security Holders                       -                       -                             -
                                              ------                  ------                        ------
     Total                                    91,047                  $18.29                        92,543
                                              ======                  ======                        ======

-----------------

(1) Included in such number are 92,543 shares which are subject to restricted stock grants which were not vested as of September 30, 2005. The weighted average exercise price excludes restricted stock grants.

        MERCANTILE. Presently, there is no active trading market for Mercantile common stock, and no market for Mercantile common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Mercantile common stock, and Mercantile common stock is not listed or quoted on any stock exchange or automated quotation system. Mercantile acts as the transfer agent and registrar for its stock. As of the record date, there were approximately twenty-two (22) holders of the Mercantile common stock.

        During the two most recent fiscal years, cash dividends on Mercantile common stock have been declared and paid quarterly in the amounts per share set forth in the chart below as well as special dividends paid in January of each year. Dividends are paid by Mercantile as and when declared by Mercantile's board of directors.
                                                      MERCANTILE
                                                     DIVIDENDS PER
                                                         SHARE
                                                    ---------------
        FISCAL YEAR 2005:
          Fourth Quarter                                 $2.77
          Third Quarter                                  $2.77
          Second Quarter                                 $2.77
          First Quarter                                 $19.41

        FISCAL YEAR 2004:
          Fourth Quarter                                 $2.77
          Third Quarter                                  $2.77
          Second Quarter                                 $2.77
          First Quarter                                 $19.41

        In January 2006, 2005 and 2004, Mercantile paid special dividends of $150,000, $150,000 and $150,000, respectively.

        As of _________, 2006, the record number of Peoples Community Bancorp shareholders was approximately _________ and the record number of Mercantile's shareholders was approximately twenty-two (22).

        Following the merger, Peoples Community Bancorp's common stock will continue to be listed on the NASDAQ National Market, and there will be no further market for Mercantile common stock.

             DESCRIPTION OF PEOPLES COMMUNITY BANCORP CAPITAL STOCK

        Peoples Community Bancorp's articles of incorporation provide for the authority to issue up to 15,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of ________, 2006, [4,424,449] shares of common stock were issued and outstanding and no shares were held as treasury stock. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock. All outstanding shares of common stock, and the shares offered hereby, are fully paid and nonassessable.

        OUR COMMON STOCK REPRESENTS NONWITHDRAWABLE CAPITAL, IS NOT AN ACCOUNT OF AN INSURABLE TYPE AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AUTHORITY.

COMMON STOCK

        DIVIDENDS. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for such dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        VOTING RIGHTS. The holders of our common stock possess exclusive voting rights in Peoples Community Bancorp. They elect our board of directors and act on such other matters as are required to be presented to them under Maryland law or our articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of our common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Peoples Community Bancorp, the holders of the then-outstanding shares of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued in the future. Our common stock is not subject to redemption.

PREFERRED STOCK

        None of the shares of our authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of our common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR AND EXCHANGE AGENT

        The transfer agent and registrar and exchange agent for our common stock is Registrar and Transfer Company.

                    COMPARISON OF MERCANTILE SHAREHOLDER AND
                  PEOPLES COMMUNITY BANCORP STOCKHOLDER RIGHTS

        At the Effective Date of the merger, the Mercantile shareholders who receive Peoples Community Bancorp Common Stock in exchange for their shares of Mercantile Common Stock automatically will become Peoples Community Bancorp stockholders, and their rights as stockholders will be determined by Maryland General Corporation Law and by Peoples Community Bancorp's Articles of Incorporation and Bylaws. The rights of Mercantile shareholders differ in some respects from the rights they would have as stockholders of Peoples Community Bancorp. The following is a brief summary of the material differences in the rights of Mercantile shareholders from the rights of stockholders of Peoples Community Bancorp; however, this summary does not purport to be a complete description of such differences.

AUTHORIZED CAPITAL

        Mercantile's Articles of Incorporation, as amended and restated, authorizes the issuance of 100,000 shares of capital stock, all of which are common stock without par value.

        Peoples Community Bancorp's Articles of Incorporation authorizes the issuance of 16,000,000 shares of capital stock, of which 15,000,000 shares are common stock, par value $.01 per share, and 1,000,000 shares are preferred stock, par value $.01 per share ("Peoples Community Bancorp Preferred Stock"). Peoples Community Bancorp's board of directors has the authority to classify any unissued shares of Peoples Community Bancorp Preferred Stock in one or more series with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights. There are currently no shares of Peoples Community Bancorp Preferred Stock outstanding.

        Neither Mercantile shareholders nor Peoples Community Bancorp stockholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.

NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

        Mercantile's Code of Regulations provides that nominations for election to the board of directors of Mercantile may only be made at a meeting of shareholders by or at the direction of the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by a shareholder must be made in writing and delivered to or mailed to the Secretary of Mercantile at its principal executive offices. The Secretary must receive the nomination not less than 60 days prior to the meeting called for the purpose of electing directors. However, if notice or public disclosure of the meeting is given or made to shareholders less than 60 days prior to such meeting, the nomination must be received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure was made.

        Mercantile's Code of Regulations provides that there will be not less than five nor more than nine directors, as may be specified by resolution adopted by shareholders at the annual meeting or other meeting at which directors are elected. The board of directors is divided into two classes of three directors each. One class is elected by ballot annually.

        Each director serves for a term of two years. Any vacancies on the board of directors must be filled by a majority vote of the remaining directors. Mercantile shareholders are not entitled to cumulative voting. Mercantile's Code of Regulations provides that directors may be removed for cause or without cause, only by the affirmative vote of a majority or at least two-thirds, respectively, of all the shares entitled to vote at the election of directors.

        Peoples Community Bancorp's Bylaws provide that in order for a person to be eligible for election as a director of Peoples Community Bancorp, such person must be nominated by or at the direction of the Peoples Community Bancorp board of directors or a committee appointed by the board of directors, or by a stockholder entitled to vote for the election of directors in accordance with certain specified procedures. Stockholder nominations must be made pursuant to timely written notice to the Secretary of Peoples Community Bancorp. In most cases, a stockholder's notice, to be timely, must be received at the principal executive offices of Peoples Community Bancorp not less than 120 days prior to the anniversary date of the mailing of Peoples Community Bancorp's proxy materials in connection with the immediately preceding Annual Meeting of Stockholders. The notice must set forth certain specified information about the stockholder giving the notice and the stockholder's proposed nominee.

        Peoples Community Bancorp's Articles of Incorporation and Bylaws currently provide for eight directors, which number may be altered by resolution of a majority of the entire board of directors to not more than 15 nor fewer than five directors. Peoples Community Bancorp's Articles of Incorporation and Bylaws provide for the division of the board of directors into three classes as nearly equal in number as possible. In accordance with the Articles of Incorporation, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Neither Peoples Community Bancorp's Articles of Incorporation nor its Bylaws provide for cumulative voting. Under Peoples Community Bancorp's Bylaws, the stockholders of Peoples Community Bancorp may remove a director with cause by the affirmative vote of two-thirds of all stockholders entitled to vote in an election of directors. No director may be removed by the stockholders of Peoples Community Bancorp without cause.

SHAREHOLDER AND STOCKHOLDER PROPOSALS

        In general, at any meeting of the stockholders of Peoples Community Bancorp or the shareholders of Mercantile, only business that has been properly brought before such meeting and specified in the notice of such meeting, may be acted upon at such meeting.

        Mercantile's Code of Regulations provides that in order for a proposal to be properly brought before an annual or special meeting by a shareholder, the shareholder must provide written notice and file with the Secretary not less than five days prior to the meeting. A shareholder may make a proposal at the meeting, but unless stated in writing five days prior to the meeting, action on such proposal must take place 30 days or more thereafter.

        Peoples Community Bancorp's Bylaws provide that, in order to be properly brought before a meeting of stockholders of Peoples Community Bancorp, business must be brought before such meeting by or at the direction of the board of directors or otherwise by a stockholder in accordance with certain specified procedures in the Bylaws. A stockholder proposing business must give timely written notice thereof to the Secretary of Peoples Community Bancorp. In most cases, a stockholder's notice, to be timely, must be received at the principal executive offices of Peoples Community Bancorp not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the preceding Annual Meeting of Stockholders. According to the Bylaws of Peoples Community Bancorp, such notice must also set forth certain specified information about the stockholder proposing such business and the stockholder's proposal.

SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

        Generally, pursuant to the Ohio General Corporation Law, the affirmative vote of two-thirds of the outstanding voting shares of Mercantile is required for approval of an amendment of Mercantile's Articles of Incorporation or for approval of a merger, or, if permitted by the Articles of Incorporation, a greater or lesser proportion, but no less than a majority. Mercantile's Articles of Incorporation do not provide for a greater or lesser proportion.

        Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Community Bancorp stock entitled to vote to effect material amendments to the charter, or a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation, which vote requirement can be reduced to a majority of the voting power, as Peoples Community Bancorp's Articles of Incorporation provide.

CONTROL SHARE ACQUISITIONS

        Under the Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the corporation's shareholders. A control share acquisition for purposes of Section 1701.831 of the Ohio Law is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more. The application of the Ohio control share statute may be made inapplicable to a company by its corporate governance documents, however, Mercantile has not done so.

        Maryland Law also contains a control share statute which requires an interested investor who acquires a threshold percentage of stock in a target corporation to obtain the approval of non-interested shareholders before it may exercise voting rights. Under Maryland Law, certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (i) one-tenth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power. Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if the acquisition is approved by two-thirds of the voting power of the issuer, excluding the combined voting power of the "interested shares," being the shares held by the intended acquiror and the directors and officers of the issuer. The application of the Maryland control share statute may be made inapplicable to a company by its corporate governance documents, however, Peoples Community Bancorp has not done so.

SPECIAL MEETINGS OF MERCANTILE SHAREHOLDERS AND PEOPLES COMMUNITY BANCORP STOCKHOLDERS

        Mercantile's Code of Regulations provides that special meetings of the shareholders for any purpose or purposes may be called only by the Chairman of the Board, the President, a Vice President authorized to exercise the authority of the President, in case of the President's absence, death, or disability, the board of directors acting at a meeting, not less than 50% of the Directors acting without a meeting, or shareholders holding of record 25% or more of all the shares outstanding and entitled to vote at the special meeting. Written notice of the date, time, place, and purpose or purposes of any such meeting must be delivered or mailed by the Secretary or the President to each shareholder entitled to notice of such meeting at least 10 and not more than 60 days before the date of such meeting.

        Pursuant to Peoples Community Bancorp's Bylaws, a special meeting of stockholders may be called by the board of directors or the President of Peoples Community Bancorp and must be called by the Secretary upon written request of the holders of not less than 50% of the outstanding shares entitled to vote at the meeting. Any stockholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The Secretary must inform such stockholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Peoples Community Bancorp of such costs, the Secretary must give notice of such meeting.

MERCANTILE SHAREHOLDERS' AND PEOPLES COMMUNITY BANCORP STOCKHOLDERS' RIGHT TO ADOPT, ALTER, OR REPEAL THE CODE OF REGULATIONS OR BYLAWS

        Under Ohio law, the Code of Regulations may be amended at a meeting of shareholders by the affirmative vote of a majority of the shares entitled to vote or without a meeting by two-thirds of the voting power. Mercantile's Code of Regulations provides that the shareholders may amend the Code of Regulations by written consent without a meeting by a majority of the voting power.

        Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the stockholders except to the extent that the charter or bylaws vest it in the board of directors. Peoples Community Bancorp's Articles of Incorporation and Bylaws provide that Peoples Community Bancorp's Bylaws may be adopted, amended, or repealed by the affirmative vote of a majority of directors then in office or a majority of the votes entitled to be cast in an election of directors, except that the approval of at least 75% of the outstanding shares entitled to vote is required for certain provisions, such as vacancies and removal of directors and call of special stockholder meetings.

RIGHTS OF DISSENTING MERCANTILE SHAREHOLDERS

        Ohio law provides rights to dissenting shareholders for certain extraordinary corporate actions if specific procedures are followed but only under specified conditions. See "THE MERGER - Mercantile Shareholders have Dissenters' Rights in the Merger."

        Maryland law provides appraisal rights to dissenting stockholders if certain specific procedures are followed in situations where the corporation consolidates or merges with, or transfers substantially all of its assets to, another corporation. Maryland law also provides appraisal rights if the corporation amends its charter in such a way as to adversely affect the stockholders' rights.

LIMITATIONS ON LIABILITY; INDEMNIFICATION

        Mercantile's Code of Regulations provides that Mercantile will indemnify any officer or director of Mercantile who is a party to a legal proceeding, by reason of his position with Mercantile, against expenses incurred by him in connection with the legal proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Mercantile and, with respect to a criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. However, Mercantile will not indemnify an officer or director who is judged by a court to be liable for negligence or misconduct unless the court shall nonetheless determine that the officer or director is fairly and reasonably entitled to such indemnity. Indemnification required by the Code of Regulations will be made by Mercantile only upon a determination that such indemnification of the officer or director is proper in the circumstances because the officer or director has met the applicable standard of conduct. Expenses may be paid in advance, but only if the officer or director agrees to repay all amounts if it is determined he is not entitled to be indemnified by Mercantile or he is judged liable for acting with deliberate intent to harm Mercantile or reckless disregard for the best interests of Mercantile.

        Peoples Community Bancorp's Articles of Incorporation provides that no director or officer will be personally liable to the corporation or its stockholders for money damages to the fullest extent permitted by Maryland law. The effect of this charter provision under Maryland law is that neither Peoples Community Bancorp nor its stockholders will be able to recover money damages against a director or officer of Peoples Community Bancorp unless Peoples Community Bancorp or its stockholders are able to prove that (i) the director or officer actually received an improper benefit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit), or (ii) the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

                            DESCRIPTION OF MERCANTILE

        Mercantile is a thrift holding company headquartered in Cincinnati, Ohio. Mercantile serves its customers in the Greater Cincinnati and Northern Kentucky area via one banking facility in the Kenwood neighborhood of northern Cincinnati. Mercantile is the parent organization for Mercantile Savings Bank and its two operating subsidiaries, Mercantile Service Corporation and Mercantile Bancorp. Mercantile Service Corporation primarily holds and operates the Mercantile's premises. Mercantile Bancorp was founded in 1995 to conduct mortgage brokerage operations, but is currently inactive. Mercantile Savings Bank was founded in 1889 as The Mercantile Building and Loan Company in Avondale, Ohio. Among the founders was D.B. Gamble, one of the founders of Procter & Gamble.

        In 1957, Theodore F. Burdsall acquired the bank and relocated the main office to the Cincinnati suburb of Kenwood. Since then, the bank has remained a privately owned, state-chartered savings and loan association serving the financial needs of individuals and families in Cincinnati and Northern Kentucky. In 1984, the bank was re-named Mercantile Savings Bank. In December 1997, Mercantile Savings Bank became a wholly owned subsidiary of Mercantile, a newly formed thrift holding company. Effective January 1, 2002, the Mercantile elected to be classified as an S Corporation under the Internal Revenue Code. With over $__ million in assets, Mercantile offers a full line of checking, savings, mortgage and consumer loan products. Additionally, Mercantile maintains a $__ million servicing portfolio, which has over ____ loans. As of ________, 2006, Mercantile had approximately $__million in loans and __ full-time employees.

                    DESCRIPTION OF PEOPLES COMMUNITY BANCORP

        Peoples Community Bancorp, Inc., a Maryland corporation, is a unitary savings and loan holding company which owns all of the outstanding common shares of Peoples Community Bank, a federally chartered savings bank.

        Peoples Community Bancorp was formed in December 1999 in connection with the mutual to stock conversion of Peoples Community Bank, and the sale of 1,190,000 shares of common stock to depositors and members of our community. Peoples Community Bank conducts its business from nineteen full service offices in Hamilton, Warren and Butler counties in Southwest Ohio and Dearborn, Switzerland and Ohio counties in Southeast Indiana. Peoples Community Bank's business is conducted through the marketing and selling of its lending products and services to the communities in its market area and through the continued development of innovative lending programs that give Peoples Community Bank a competitive advantage. Peoples Community Bank offers a wide variety of loan products, including single and multi-family residential loans, nonresidential real estate and land loans and construction loans. In addition, Peoples Community Bank invests in securities. The funds for Peoples Community Bank's lending and investment activities are primarily provided by deposits and borrowings. At September 30, 2005, Peoples Community Bancorp had $1.0 billion in total assets, $612.2 million in deposits, $273.6 million in borrowings (excluding subordinated debentures) and $86.7 million of stockholders' equity. Peoples Community Bancorp's principal executive office is located at 6100 West Chester Road, P.O. Box 1130, West Chester, Ohio 45071-1130. Peoples Community Bancorp's telephone number is (513) 870-3530.

        As a result of acquisitions and internal growth, Peoples Community Bancorp has grown significantly from $416.0 million in total assets as of September 30, 2001 to $1.0 billion in total assets as of September 30, 2005. Between the completion of the initial public offering in March 2000 and September 30, 2005, Peoples Community Bancorp acquired four financial institutions with aggregate total assets as of the time of acquisition of $304.3 million. In addition, in September 2003, Peoples Community Bancorp purchased $32.8 million in loans and assumed $55.6 million in deposits in connection with the acquisition of two branch offices from another financial institution. Peoples Community Bancorp has supplemented this growth from acquisitions with loan generation secured primarily by real estate in its market area. Loan originations increased from $241.1 million in fiscal 2001, $261.6 million in fiscal 2002, $278.6 million in fiscal 2003, and $289.5 million in fiscal 2004 to $337.0 million in fiscal 2005. Loans receivable, net increased from $377.7 million at September 30, 2001 to $704.7 million at September 30, 2005. In addition, since September 30, 2000, Peoples Community Bancorp has expanded its franchise through the opening of five full service branch offices. These new branch offices, as well as acquired branch offices, have expanded Peoples Community Bancorp's market presence and facilitated its loan production growth. Peoples Community Bancorp's loan growth has been funded in part by deposits. Peoples Community Bancorp has placed an emphasis on deposit generation both internally and through whole bank and branch acquisitions. Deposits have increased from $233.1 million at September 30, 2001 to $612.2 million at September 30, 2005.

        Peoples Community Bancorp intends to continue to pursue growth both internally and through strategic acquisitions. Peoples Community Bancorp believes its internal growth will continue to come from loan originations, and, in particular, multi-family residential loans, nonresidential real estate and land loans and construction loans. These loan types complement its single-family lending, diversify its loan portfolio and are expected to increase its yield on interest-earning assets. Peoples Community Bancorp's primary funding vehicle will continue to be deposits. Peoples Community Bancorp intends to increase its deposit generation by expanding its products and services, increasing its branch network and cross-selling its current and prospective business customers. The expansion of its market share through selective branching and opportunistic acquisitions will depend on market and economic conditions.

        Peoples Community Bancorp is subject to regulation, supervision and examination by the Federal Reserve Bank of Cleveland. Peoples Community Bank is subject to regulation, supervision and examination by the Office of Thrift Supervision as its primary federal regulator and the Federal Deposit Insurance Corporation, which administers the Savings Association Insurance Fund and the Bank Insurance Fund. The FDIC insures deposits in Peoples Community Bank up to applicable limits.

        As of __________, 2006, Peoples Community Bancorp had [169] full-time and [___] part-time employees.

                                    BUSINESS

Peoples Lending Activities

         General. At December 31, 2005, the net loan portfolio of Peoples Community Bancorp totaled $851.3 million, representing approximately 81.8% of total assets at that date. The principal lending activity of Peoples Community Bancorp is the origination of residential and nonresidential real estate loans. At December 31, 2005, residential loans (including construction loans secured by residential real estate) amounted to $571.1 million, or 60.5% of the gross loan portfolio. Nonresidential real estate and land loans totaled $147.1 million, or 15.6% of the gross loan portfolio and nonresidential construction loans amounted to $154.4 million, or 16.3% of the gross loan portfolio as of December 31, 2005. Further, commercial loans amounted to $47.3 million, or 5.0% of the gross loan portfolio at December 31, 2005 and consumer loans amounted to $24.9 million, or 2.6% of the gross loan portfolio at such time. Peoples Community Bancorp has placed an increased emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans over the last four fiscal years. The aggregate amount of these loans has increased to $603.5 million, or 63.9% of the gross loan portfolio at December 31, 2005, compared to $177.0 million, or 42.2% of the gross loan portfolio at September 30, 2001.

         The types of loans that Peoples Community Bancorp may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

        A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus. However, loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 2005, Peoples Community Bancorp's regulatory limit on loans-to-one borrower was $13.9 million. All of Peoples Community Bancorp's five largest loans or groups of loans-to-one borrower, amounting to $14.7 million, $12.4 million, $12.1 million, $11.8 million and $11.4 million at December 31, 2005 were performing in accordance with their terms at such date. As permitted by applicable regulations, subsequent participations sold in the $14.7 million loan lowered the indebtedness to below the regulatory limit. See "Asset Quality - Classified Assets."

         Loan Portfolio Composition. The following table sets forth the composition of Peoples Community Bancorp's loans at the dates indicated.

                                                                                        September 30,
                                                           -------------------------------------------------------------------------
                                   December 31, 2005                2005                      2004                    2003
                                ------------------------   ----------------------    ----------------------  -----------------------
                                            Percent of                Percent of                Percent of               Percent of
                                 Amount      Net loans      Amount     Net loans      Amount     Net loans    Amount      Net loans
                                 ------      ---------      ------     ---------      ------     ---------    ------      ---------
                                                                        (Dollars in Thousands)
Mortgage loans:
  Single-family residential      $341,233       40.1%      $252,424       35.8%       $226,735       37.8%    $230,775      41.7%
  Multi-family residential        124,984       14.7        122,802       17.4         106,799       17.8       95,459      17.2
  Nonresidential real estate
   and land                       147,086       17.3        132,502       18.8         158,907       26.5      131,444      23.7
  Construction loans              259,249       30.4        220,733       31.3         124,996       20.9      122,598      22.1
                                 --------      -----       --------      -----        --------      -----     --------     -----
Total mortgage loans              872,552      102.5        728,461      103.3         617,437      103.0      580,276     104.7

Commercial loans                   47,258        5.6         43,231        6.1          33,238        5.5       29,955       5.4
Consumer loans                     24,898        2.9         22,502        3.2          21,781        3.6       11,769       2.1
                                 --------      -----       --------      -----        --------      -----     --------     -----
Total loans receivable            944,708      111.0        794,194      112.6         672,456      112.1      622,000     112.2
Less:
  Undisbursed portion of
     loans in process             (77,094)      (9.1)       (72,894)     (10.3)        (59,045)      (9.8)     (55,308)    (10.0)
  Allowance for loan
     Losses                       (13,444)      (1.6)       (13,697)      (1.9)        (11,025)      (1.8)      (9,744)     (1.8)
  Deferred loan fees               (2,900)      (0.3)        (2,889)      (0.4)         (2,920)      (0.5)      (2,597)     (0.4)
                                 --------      -----       --------      -----        --------      -----     --------     -----

Loans receivable, net            $851,270      100.0%      $704,714      100.0%       $599,466      100.0%    $554,351     100.0%
                                 ========      =====       ========      =====        ========      =====     ========     =====

                                                   September 30,
                                  ----------------------------------------------
                                           2002                    2001
                                  ----------------------   --------------------
                                              Percent of             Percent of
                                   Amount       loans      Amount     Net loans
                                   ------       -----      ------     ---------
                                               (Dollars in Thousands)
Mortgage loans:
  Single-family residential       $296,294       58.8%      $242,540     64.2%
  Multi-family residential          56,980       11.3         36,487      9.7
  Nonresidential real estate
   and land                         88,029       17.5         65,842     17.4
  Construction loans                90,002       17.9         62,982     16.7
                                  --------      -----       --------    -----
Total mortgage loans               531,305      105.5        407,851    108.0

Commercial loans                    21,280        4.2          9,800      2.6
Consumer loans                       4,265        0.8          1,883      0.5
                                  --------      -----       --------    -----
Total loans receivable             556,850      110.5        419,534    111.1
Less:
  Undisbursed portion of
     loans in process              (43,144)      (8.6)       (36,782)    (9.7)
  Allowance for loan
     Losses                         (7,656)      (1.5)        (3,662)    (1.0)
  Deferred loan fees                (2,038)      (0.4)        (1,363)    (0.4)
                                  --------      -----       --------    -----

Loans receivable, net             $504,012      100.0%      $377,727    100.0%
                                  ========      =====       ========    =====

         Origination of Loans. The lending activities of Peoples Community Bancorp are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan app lications are taken by loan officers. Loan processors obtain or procure credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of Peoples Community Bancorp.

         Under the real estate lending policy of Peoples Community Bancorp, a title opinion must be obtained for each real estate loan. Peoples Community Bancorp also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Peoples Community Bancorp does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

         Peoples Community Bancorp's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the collateral that will secure the loan. The Board of Directors has granted authority to approve secured loans as follows: loans up to $500,000 must be approved by two senior executive officers; loans between $500,000 and $1.0 million must be approved by three senior officers and loans greater than $1.0 million must be approved by the Board of Directors or the executive committee of the Board of Directors.

         Unsecured loans up to $500,000 require approval by three senior executive officers and those greater than $500,000, individually or in the aggregate, must be approved by the Board of Directors or the executive committee of the Board of Directors. The executive committee ratifies all approvals and presents its report on a monthly basis for the Board of Directors review and approval.

         Activity in Loans. The following table shows the activity in Peoples Community Bancorp's loans during the periods indicated.

                                            Three months ended
                                               December 31,                               Year Ended September 30,
                                          ----------------------    -------------------------------------------------------------
                                            2005         2004         2005          2004         2003         2002        2001
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                (In Thousands)
Total loans held at beginning of period   $ 794,194    $ 672,456    $ 672,456    $ 622,000    $ 556,850    $ 419,534    $ 211,429
Originations of loans:
Mortgage loans:
  Single-family residential                  29,831       12,772       79,588       89,145       63,502       90,592       87,272(1)
  Multi-family residential                   12,659        4,430       42,248       29,357       50,686       28,531       30,605
  Nonresidential real estate and land        32,450       15,125       85,658       70,158       30,170       39,855       51,030
  Construction                               19,295        9,117       91,494       75,278      101,019       72,167       58,467
  Commercial loans                            8,899        6,562       34,768       23,051       25,852       26,656       12,394
  Consumer loans                                846        7,308       11,058       12,374        7,344        3,775        1,344
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Total originations (1)                103,980       55,314      344,814      289,465      278,573      261,576      241,112

Increase due to Market acquisition             --           --           --           --           --           --         37,476
Increase due to Kenwood acquisition            --           --           --           --           --         40,326         --
Increase due to
  Ameriana branch acquisition                  --           --           --           --         32,769         --           --
Increase due to
  American State acquisition                   --           --         38,358         --           --           --           --
Increase due to
  Peoples Federal acquisition               122,643         --           --           --           --           --           --
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
             Total increases                122,643         --         38,358         --        311,342      301,902      278,588

Transfers to real estate owned                 --         (1,453)      (1,854)        (513)      (2,863)        (620)        (197)
Charge-offs                                  (2,206)         (99)      (1,081)      (2,360)      (2,122)      (1,547)        --
Other increases (decreases) (2)               2,188        7,295        5,197       (9,641)       5,879       (9,212)      22,285
Repayments                                  (76,091)     (36,307)    (263,696)    (236,398)    (247,086)    (153,207)     (92,571)
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net activity in loans                       150,514       24,750      121,738       50,456       65,150      137,316      208,105
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Gross loans held at end of period         $ 944,708    $ 697,206    $ 794,194    $ 672,456    $ 622,000    $ 556,850    $ 419,534
                                          =========    =========    =========    =========    =========    =========    =========

---------

(1) Undisbursed portions of loans in process totaled $77.1 million and $79.7 million at December 31, 2005 and 2004, respectively, and $72.9 million, $59.0 million, $55.3 million, $43.1 million and $36.8 million at September 30, 2005, 2004, 2003, 2002 and 2001, respectively.

(2) Includes loan participations sold of $1.1 million, $5.0 million, $10.2 million, $6.7 million and $2.7 million in fiscal 2005, 2004, 2003, 2002 and 2001, respectively. There were no loan participations sold for the three months ended December 31, 2005 and 2004. For fiscal 2005 and 2004, includes whole loans sold of $6.7 million and $9.9 million, respectively, and for the three months ended December 31, 2005, includes whole loans sold of $3.5 million. The reduction in total loans resulting from sales of loans and loan participations in the quarters ended December 31, 2005 and 2004 and in fiscal 2005, 2004, 2003, 2002 and 2001 were offset (increased) by increases (decreases) in undisbursed loans in process, and other net items totaling approximately $5.7 million, $7.3 million, $13.0 million, $5.3 million, $16.1 million, ($2.5 million), and $25.0 million, respectively.

         The significant repayments of $263.7 million, $236.4 million and $247.1 million during fiscal 2005, 2004 and 2003, respectively, were primarily due to the repayment of short-term construction loans and land development loans as well as the refinancing activity related to single-family residential loans in the low interest rate environment during such periods. The transfers to real estate owned of $1.9 million during fiscal 2005 were due to three separate borrowers with residential real estate properties acquired through foreclosure.

         Charge-offs of $1.1 million during fiscal 2005 consisted primarily of $940,000 in loans secured by multi-family residential real estate. The higher level of charge-offs during the past four years was due primarily to the increased risk of loss associated with the Bank's diversification of its loan portfolio and increased originations of multi-family loans, nonresidential real estate and land loans, construction loans and commercial loans.

         Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Peoples Community Bancorp generally confines its lending activity to its primary market area of Warren, Butler and Hamilton Counties, Ohio and Dearborn County, Indiana. Subject to its loans-to-one borrower limitation, Peoples Community Bancorp is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Peoples Community Bancorp may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans. In addition, Peoples Community Bancorp may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At December 31, 2005, Peoples Community Bancorp was within each of the above lending limits.

         One-to-Four Family Residential Real Estate Loans. Despite the diversification of the loan portfolio over the past few years, the primary real estate lending activity of Peoples Community Bancorp continues to be the origination of loans secured residential real estate. At December 31, 2005, $341.2 million, or 40.1% of the net loan portfolio of Peoples Community Bancorp consisted of conventional first mortgage, one- to four-family residential loans, compared to $252.4 million, or 35.8% at September 30, 2005. The increase of $88.8 million, or 35.2%, was due primarily to approximately $80.8 million of single family residential loans acquired in conjunction with the purchase of Peoples Federal Savings Bank in December 2005.

         The loan-to-value ratio, maturity and other provisions of the loans made by Peoples Community Bancorp generally have reflected Peoples Community Bancorp's policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Peoples Community Bancorp. Peoples Community Bancorp's lending policies on one- to four-family residential mortgage loans generally limit the loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

         The residential mortgage loans originated by Peoples Community Bancorp consist of fixed rate and adjustable rate loans. Presently, the single-family fixed-rate residential mortgage loans originated by Peoples Community Bancorp have terms of up to 30 years. In addition, Peoples Community Bancorp originates adjustable-rate mortgage loans on which the interest rate adjusts every one, three or five years based upon the one-year or three-year rate on T-bills plus a specified margin. During fiscal 2004, Peoples Community Bancorp introduced a five year fixed rate balloon product and a five year fixed rate product which adjusts on an annual basis thereafter based on the one-year rate on the T-bill. At December 31, 2005, $193.6 million, or 56.7% of our single-family residential loans were adjustable rate and $147.6 million, or 43.3% were fixed-rate. Although significantly all of Peoples Community Bancorp's single-family loans are originated for its portfolio, the single-family residential mortgage loans presently being originated by Peoples Community Bancorp generally conform to Fannie Mae and Freddie Mac requirements and may be sold in the secondary market.

         Multi-family Residential Loans. Peoples Community Bancorp also originates multi-family (over four units) residential loans. Peoples Community Bancorp's multi-family loans are primarily secured by apartment buildings or apartments being converted to condominium units. The multi-family residential mortgage loans of Peoples Community Bancorp are underwritten on substantially the same basis as its nonresidential real estate loans, discussed below, although loan-to-value ratios are generally limited to 80%. At December 31, 2005, Peoples Community Bancorp had $125.0 million in multi-family residential mortgage loans, which amounted to 14.7% of Peoples Community Bancorp's net loan portfolio, compared to $122.8 million, or 17.4% of Peoples Community Bancorp's net loan portfolio at September 30, 2005. During the year ended September 30, 2005, Peoples Community Bancorp originated $42.2 million of multi-family residential loans compared to $29.4 million during fiscal 2004. The increase was primarily due to Peoples Community Bancorp's continued efforts to diversify its portfolio. Peoples Community Bancorp continued this emphasis during the three months ended December 31, 2005 with originations of $12.7 million of multi-family residential loans.

         Nonresidential Real Estate and Land Loans. Peoples Community Bancorp's nonresidential real estate and land loan portfolio primarily consists of loans secured by land for development purposes, professional offices, small retail centers, warehouses and building lots located within Peoples Community Bancorp's primary market area. Nonresidential real estate and land loans amounted to $147.1 million, or 17.3% of the net loan portfolio at December 31, 2005, with an average loan balance of approximately $305,000. This compares to $132.5 million, or 18.8% at September 30, 2005, with an average loan balance of approximately $310,000.

         Nonresidential real estate loans originated by Peoples Community Bancorp typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than single-family residential mortgage loans with similar terms and structure. The maximum original term of Peoples Community Bancorp's nonresidential real estate loans is 25 years. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt services. In evaluating whether to make a nonresidential real estate loan, Peoples Community Bancorp places primary emphasis on the ratio of net cash flow to debt service on the property and generally requires a ratio of cash flow to debt service of at least 120%, computed after deduction for a vacancy factor and property expenses as Peoples Community Bancorp deems appropriate.

         The land loans of Peoples Community Bancorp generally are secured by single-family residential lots or undeveloped land being held for residential development. Lot loans generally have a loan-to-value ratio of 80% or less (on an undeveloped basis) and are typically interest only loans with one-year maturities. Loans originated on developed land generally have a loan to value ratio of 75% or less with interest only over either a one or two year term. Land loans secured by single-family residential lots are structured similar to undeveloped land with a loan-to-value ratio of 80% or less.

         Nonresidential real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Peoples Community Bancorp generally attempts to mitigate the risks associated with its nonresidential real estate lending by, among other things, lending primarily in its market area and using reasonable loan-to-value ratios in the underwriting process.

         Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions as well as local economic conditions.

         Construction Loans. At December 31, 2005, Peoples Community Bancorp had approximately $259.2 million, or 30.4% of the net loan portfolio, in construction loans, compared to $220.7 million, or 31.3% of the total loan portfolio at September 30, 2005. At December 31, 2005, $104.9 million, or 40.5%, consisted of residential construction loans and $154.3 million, or 59.5%, consisted of nonresidential construction loans. The increase in construction loans at December 31, 2005 compared to September 30, 2005 was due primarily to increased originations of construction loans to builders. The construction loans of Peoples Community Bancorp are comprised largely of loans made to builders on a pre-sold basis, as well as, to a lesser extent, to builders for homes on an unsold or speculative basis. Peoples Community Bancorp's construction loans to builders are generally made with a term not to exceed twelve months. Interest-only payments are required during the construction period, which is typically twelve months. Peoples Community Bancorp generally limits the number of unsold homes under construction to its builders. This number is dependent on the financial strength of the builder, marketability of the property and Peoples Community Bank's experience with and present exposure to the builder. In addition, loans made to borrowers to construct their personal residences are originated at one closing as a construction/permanent loan.

         Peoples Community Bancorp also originates loans for the construction of nonresidential real estate such as small office buildings and warehouses. These loans are typically originated as construction/permanent loans with interest only payments during the construction period and converting to a permanent loan at the end of the construction period. These loans are generally made with a construction term of 12 months. The loan to value ratio is generally limited to 75% on these loans on an "as completed" basis.

         Prior to making a commitment to fund a construction loan, Peoples Community Bancorp requires an appraisal of the property. Peoples Community Bancorp also generally requires third party inspections of each project prior to disbursement of funds. Loan proceeds are then disbursed based on a percentage of completion.

         Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Peoples Community Bancorp generally attempts to mitigate the risks associated with construction lending by, among other things, primarily lending in its market area, using conservative underwriting guidelines, and monitoring the construction process.

         Commercial Loans. Peoples Community Bancorp's commercial loans consist primarily of unsecured lines of credit for working capital purposes, and to a lesser extent, loans secured by business equipment. At December 31, 2005, commercial loans amounted to $47.3 million, or 5.6% of Peoples Community Bancorp's net loan portfolio, compared to $43.2 million, or 6.1% of the net loan portfolio at September 30, 2005.

         Consumer Loans. Peoples Community Bancorp's consumer and other loans consist of loans secured by deposit accounts, automobiles and stock. At December 31, 2005, consumer and other loans amounted to $24.9 million, or 2.9% of Peoples Community Bancorp's net loan portfolio, compared to $22.5 million, or 3.2% of Peoples Community Bancorp's net loan portfolio as of September 30, 2005.

         Loan Origination and Other Fees. In addition to interest earned on loans, Peoples Community Bancorp receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. In accordance with Statement of Financial Accounting Standards No. 91, loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. Peoples Community Bancorp had $2.9 million of deferred loan fees at each of December 31, 2005 and September 30, 2005.

         Contractual Principal Repayments and Interest Rates. The following table sets forth scheduled contractual amortization of Peoples Community Bancorp's loans at December 31, 2005 as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                 Principal Repayments Contractually Due in Calendar Year(s) Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                                                                                         Total at
                                                                               2009-      2011-      2017-    There-    December 31,
                                              2006       2007       2008       2010       2016       2021      after       2005
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                           (In Thousands)
Mortgage Loans:
    Single-family residential               $ 92,547   $ 10,738   $ 10,655   $ 21,218   $ 60,183   $ 44,206   $104,009   $343,556
    Multi-family residential                  36,007      4,844      3,497      6,609     15,647     14,241     46,575    127,420
    Nonresidential real
      estate and land                         45,518      4,603      4,797      9,328     24,627     23,048     36,792    148,713
    Construction loans                       198,973     16,475     10,610      7,901      4,352      3,572     11,273    253,156
Commercial loans                              43,770        791        540        837        907        186       --       47,031
Consumer loans                                23,895        521        273        139          4       --         --       24,832
                                            --------   --------   --------   --------   --------   --------   --------   --------
     Total(1)                               $440,710   $ 37,972   $ 30,372   $ 46,032   $105,720   $ 85,253   $198,649   $944,708
                                            ========   ========   ========   ========   ========   ========   ========   ========

----------
(1) Of the $504.0 million of loan principal payments contractually due after December 31, 2006, $138.3 million have fixed rates of interest and $365.7 million have adjustable rates of interest.

         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted-average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

Asset Quality

         General. Peoples Community Bancorp mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices begin when a loan becomes 30 days past due. If a loan becomes 90 days past due, Peoples Community Bancorp refers it to an attorney to commence foreclosure. In many cases, deficiencies are cured promptly. While Peoples Community Bancorp generally prefers to work with borrowers to resolve such problems, Peoples Community Bancorp will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Peoples Community Bancorp generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest, and if collection of the interest is questionable.

         Real estate acquired by Peoples Community Bancorp as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Peoples Community Bancorp had real estate owned of $188,000, $207,000, $301,000, and $1.3 million at December 31, 2005 and September 30, 2005, 2004, and 2003, respectively.

         Delinquent Loans. The following tables set forth information concerning delinquent loans at the dates indicated, in dollar amounts and as a percentage of each category of Peoples Community Bancorp's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                                          At September 30,
                                      At December 31, 2005      -------------------------------------------------------------------
                                     ----------------------            2005                     2004                   2003
                                           60-89 Days               60-89 Days               60-89 Days              60-89 Days
                                           Delinquent               Delinquent               Delinquent              Delinquent
                                      --------------------      ------------------      -------------------      ------------------
                                                   Percent                 Percent                 Percent                  Percent
                                                   Of Loan                 Of Loan                 of Loan                  of Loan
                                      Amount      Category      Amount    Category      Amount     Category      Amount     Category
                                      ------      --------      ------    --------      ------     --------      ------     --------
                                                                         (Dollars in Thousands)
Mortgage loans:
  Single-family                        $2,832        .83%       $  991        .39%       $  821        .36%      $1,146       .50%
  Multi-family                           --         --             332        .27%           16        .01%        --         --
  Nonresidential real estate
    and land                            1,646       1.12           766        .58%         --         --            354       .27%
  Commercial                            1,106       2.34           516       1.19%         --         --           --         --
  Consumer                                163        .65           100        .44%         --         --           --         --
                                       ------     ------        ------     ------        ------     ------       ------     -----
         Total                         $5,747        .61%       $2,705        .34%       $  837        .12%      $1,500       .27%
                                       ======                   ======                   ======                  ======

         Non-Performing Assets. The following table sets forth information with respect to non-performing assets identified by Peoples Community Bancorp, including non-accrual loans and other real estate owned.

                                                                                              At September 30,
                                                        At December 31, ------------------------------------------------------------
                                                            2005          2005         2004         2003        2002         2001
                                                           -------      -------      -------      -------      -------      -------
                                                                                   (Dollars in Thousands)
Non-accrual loans:
  Single-family residential                                $ 5,481      $ 6,674      $ 2,090      $ 1,752      $ 1,274      $   783
  Multi-family residential                                     928        2,325        2,535        3,557        3,217         --
  Nonresidential real estate and land                        2,488        3,787          197         --            232         --
  Construction loans                                         4,361        2,640        1,039        1,951        2,769         --
  Commercial loans                                           4,759        3,220          165         --           --           --
  Consumer loans                                               742          741            3            4         --           --
                                                           -------      -------      -------      -------      -------      -------
Total non-accrual loans                                     18,758       19,387        6,029        7,264        7,492          783
Loans 90 days past due and accruing                           --          1,266         --           --           --           --
                                                           -------      -------      -------      -------      -------      -------
Total non-performing loans                                  18,758       20,653        6,029        7,264        7,492          783
Other real estate owned, net                                   188          207          301        1,293           97         --
                                                           -------      -------      -------      -------      -------      -------
         Total non-performing assets                       $18,946      $20,860      $ 6,330      $ 8,557      $ 7,589      $   783
                                                           =======      =======      =======      =======      =======      =======
Non-performing assets to total assets                         1.82%        2.07%        0.71%        1.16%        1.30%        0.19%
Non-performing loans to total loans-net                       2.20%        2.96%        1.01%        1.31%        1.49%        0.21%

        Nonperforming assets amounted to $18.9 million or 1.8% of total assets at December 31, 2005. Peoples Community Bank's management continues to aggressively pursue the collection and resolution of delinquent loans. The increase in nonperforming loans was due in large part to loan concentrations in a small number of borrowers, primarily with respect to single-family investment properties and unsecured commercial loans. These borrowers have experienced financial difficulties due to a decline in the local real estate market and the volume of their respective inventories.

        At December 31, 2005, non-accrual loans secured by single-family residential real estate consisted of $3.9 million in owner-occupied residences with an average balance of $93,800, and $1.6 million in non-owner occupied residential real estate, with an average balance of $67,000.

        Nonresidential real estate secured non-accrual loans totaled $2.5 million at December 31, 2005. The average balance of these seven loans is $311,000. Non-accrual construction loans totaled $4.4 million at December 31, 2005 with the largest loan balance of $1.5 million being secured by multi-family residential real estate. At December 31, 2005, commercial and consumer non-accrual loans totaled $5.5 million. Approximately $3.8 million of these loans are unsecured, with an average balance of $250,000.

        Approximately $4.5 million of the non-performing loans consist of a series of unsecured and real estate secured loans made to a small group of real estate investors who are in the process of liquidating their assets.

        For the three months ended December 31, 2005 and the year ended September 30, 2005, the amount of additional interest income that would have been recognized on non-accrual loans, if such loans had continued to perform in accordance with their contracted terms, was $161,000 and $1.1 million, respectively.

         Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful may require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

        Peoples Community Bancorp's total classified assets at December 31, 2005 amounted to $32.7 million, which consisted of $10.5 million of assets classified as special mention, $17.6 million of assets classified as substandard, $390,000 classified as doubtful, and $4.2 million of assets classified as loss. The largest classified asset at December 31, 2005 was a $2.4 million loan secured by developed land. The remaining $30.3 million of classified assets at December 31, 2005 consisted of approximately $18.3 million of residential real estate loans, $5.9 million of commercial loans, $52 million of nonresidential real estate and land loans, $691,000 of consumer loans, and $188,000 of foreclosed real estate

        Allowance for Loan Losses. The allocation of the allowance for loan losses based on particular types of loans at December 31, 2005 and September 30, 2005, 2004 and 2003 was as follows:

                                                                                         September 30,
                                                            ------------------------------------------------------------------------
                                      December 31, 2005            2005                      2004                    2003
                                   ---------------------    ---------------------    ---------------------    ----------------------
                                             Percent of               Percent of               Percent of                Percent of
                                   Balance   total loans    Balance   total loans    Balance   total loans    Balance    total loans
                                   -------   -----------    -------   -----------    -------   -----------    -------    -----------
                                                                        (Dollars in Thousands)
Single-family
  residential                      $ 1,328        0.4%      $ 2,097        0.8%      $ 1,100        0.5%      $ 1,120        0.5%
Multi-family residential               477        0.4           517        0.4         1,661        1.6         1,342        1.4
Nonresidential real
  estate and land                    3,229        2.2         3,020        2.3         2,461        1.5         1,721        1.3
Construction loans                   1,194        0.5           976        0.4         2,211        1.8         2,192        1.8
Commercial loans                     6,688       14.2         6,587       15.2         3,122        9.4         3,124       10.4
Consumer loans                         528        2.1           500        2.2           470        2.2           245        2.1
                                   -------      -----       -------      -----       -------      -----       -------      -----
                                   $13,444        1.4%      $13,697        1.7%      $11,025        1.6%      $ 9,744        1.6%
                                   =======      =====       =======      =====       =======      =====       =======      =====

        The allowance for loan losses is maintained by management at a level considered sufficient to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time.

         A quarterly analysis of the allowance for loan loss requirements includes general allocations based on the type of collateral securing the loan. In the analysis, loans determined to have a higher risk will have higher allowance requirements. Additional allowance requirements are allocated to criticized assets, based on the classified status on the loan. For example, loans classified substandard require higher loan loss allowances as compared to loans classified special mention. No special allowances are provided for concentration of loans to one borrower, unless management becomes aware of a potential problem with collectibility. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that should be charged-off.

         Peoples Community Bancorp increased its allowance for loan losses in fiscal 2005 by recording a $3.6 million provision for losses on loans due to an increase in the volume of loans, as well as changes in the composition of the loan portfolio during the year and an increase in the level of charge-offs. The change in the mix of the loan portfolio during the fiscal year 2005 resulted in increases to the allowance related to growth in multi-family residential loans, nonresidential real estate and land loans, construction loans and unsecured commercial lines of credit, all of which are generally considered to involve a higher degree of risk than single-family owner-occupied residential lending. Peoples Community Bancorp intends to continue to increase its allowance for loan losses as its loan portfolio increases and will adjust its allowance should the composition and relative credit risk of the portfolio change. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect future net earnings.

         The allowance for loan losses totaled $13.4 million at December 31, 2005, compared to $13.7 million at September 30, 2005. Due primarily to a continuing change in the composition and the relative credit risk of the loan portfolio, as well as an increase in internally classified loans, $900,000 was added to the allowance through the provision for losses on loans during the three months ended December 31, 2005. Approximately $907,000 of allowance for loan loss was obtained in the acquisition in Peoples Federal Savings Bank, while approximately $2.1 million of loans were charged-off, net of recoveries, during the quarter ended December 31, 2005. During the quarter, Peoples Community Bank sold approximately $5.5 million of classified and non-performing loans and recorded a $2.0 million charge to the allowance for loan loss related to such sales.

         As previously stated, since 2001, the Peoples Community Bank has placed an increased emphasis on multi-family residential loans, non-residential real estate and land loans, construction loans, commercial loans and consumer loans. Correspondingly, the allowance for loan losses has increased from $3.7 million or .87% of total loans at September 30, 2001 to $13.4 million or 1.4% of total loans at December 31, 2005.

         The following table sets forth the activity in the allowance for loan losses during the periods indicated.

                                              Three months ended
                                                  December 31,                          Year Ended September 30,
                                             ---------------------     ------------------------------------------------------------
                                               2005         2004         2005         2004         2003         2002         2001
                                             --------     --------     --------     --------     --------     --------     --------
                                                                                (Dollars in Thousands)
Allowance at beginning of period             $ 13,697     $ 11,025     $ 11,025     $  9,744     $  7,656     $  3,662     $    762
Increase due to Peoples Federal
  acquisition                                     907         --           --           --           --           --           --
Increase due to Market acquisition               --           --           --           --           --           --            451
Increase due to Kenwood acquisition              --           --           --           --           --            276         --
Provision for losses on loans                     900          900        3,600        3,600        4,198        5,265        2,449
Charge-offs:
  Single-family residential                    (1,519)         (99)        (103)        (609)         (97)        --           --
  Multi-family residential                       (360)        --           (940)      (1,431)        --           --           --
  Nonresidential real estate and land            (204)        --           --           (151)      (1,097)        --           --
  Construction                                   --           --            (16)        --            (62)        --           --
  Commercial                                     --           --           --           (145)        (866)      (1,547)        --
  Consumer and other loans                       (123)        --            (22)         (24)        --           --
                                             --------     --------     --------     --------     --------     --------     --------
         Total charge-offs                     (2,206)         (99)      (1,081)      (2,360)      (2,122)      (1,547)        --
Recoveries:
  Single-family residential                      --           --              9         --             12         --           --
  Multi-family residential                       --           --            140         --           --           --           --
  Nonresidential real estate and land            --           --           --           --           --           --           --
  Construction                                   --           --           --           --           --           --           --
  Commercial                                      142         --           --             21         --           --           --
  Consumer and other loans                          4         --              4           20         --           --           --
                                             --------     --------     --------     --------     --------     --------     --------
         Total recoveries                         146          153           41           12         --           --           --
                                             ========     ========     ========     ========     ========     ========     ========

Net loans charged-off to allowance
  for loan losses                              (2,060)         (99)        (928)      (2,319)      (2,110)      (1,547)        --
                                             --------     --------     --------     --------     --------     --------     --------

Allowance at end of period                   $ 13,444     $ 11,826     $ 13,697     $ 11,025     $  9,744     $  7,656     $  3,662
                                             ========     ========     ========     ========     ========     ========     ========
Allowance for loan losses to total
  nonperforming loans at end of period          71.67%      149.41%       70.65%      182.87%      134.15%      102.19%      467.69%

Allowance for loan losses to total loans
  at end of period                               1.42%        1.66%        1.72%        1.64%        1.57%        1.37%        0.87%

Investment Securities

         Peoples Community Bancorp has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each significant purchase of an investment security is approved by the Board of Directors.

         The investment policy of Peoples Community Bancorp is designed to maintain adequate liquidity, manage investment assets in conjunction with interest rate risk and maximize stability through diversification. Excess funds not utilized to meet loan demand are typically invested using the guidelines of the investment policy to seek the maximum return with minimal risk. All investments are approved to be held as "Available for sale" or "Held to maturity". Peoples Community Bancorp does not maintain any investments as "Trading". Peoples Community Bancorp transacts all investment activity through a select group of securities dealers approved by the Board of Directors.

         The following table sets forth information regarding the carrying value and fair value of Peoples Community Bancorp's securities at the dates indicated.

                                                                                        September 30,
                                     December 31,         --------------------------------------------------------------------------
                                          2005                     2005                      2004                      2003
                                  --------------------    ----------------------    ----------------------    ----------------------
                                  Amortized     Fair      Amortized       Fair      Amortized       Fair      Amortized       Fair
                                     Cost       Value        Cost         Value        Cost         Value        Cost         Value
                                   -------     -------     --------     --------     --------     --------     --------     --------
                                                                            (In Thousands)
Available for sale:
  Mortgage-backed securities       $71,401     $71,024     $199,845     $199,716     $228,568     $228,085     $134,598     $133,828
  FHLMC stock                         --          --           --           --           --           --          1,391        1,123
  Mutual funds                       1,149       1,101        1,136        1,096        1,091        1,069        1,039        1,033
  US treasuries and agencies         1,242       1,211        5,549        5,535         --           --           --           --
  Other equity securities            1,151       1,146        1,009        1,019         --           --           --           --
                                   -------     -------     --------     --------     --------     --------     --------     --------
             Total                 $74,943     $74,482     $207,539     $207,366     $229,659     $229,154     $137,028     $135,984
                                   =======     =======     ========     ========     ========     ========     ========     ========

Required investment:
Federal Home Loan Bank stock       $13,122     $13,122     $ 11,871     $ 11,871     $ 10,841     $ 10,841     $ 10,221     $ 10,221
                                   =======     =======     ========     ========     ========     ========     ========     ========

         The following table sets forth the activity in Peoples Community Bancorp's aggregate securities portfolio during the periods indicated.

                                                             Three months ended
                                                                 December 31,                    Year Ended September 30,
                                                          -------------------------      ------------------------------------------
                                                             2005            2004            2005            2004            2003
                                                          ---------       ---------       ---------       ---------       ---------
                                                                                        (In Thousands)
Securities at beginning of period                         $ 219,237       $ 239,995       $ 239,995       $ 146,205       $  29,901
Purchases (1)                                                   177          21,518          88,667         147,624         209,532
Sales of available for sale securities                     (110,272)        (36,602)        (41,186)         (1,391)        (67,996)
Amortization of premiums and discounts                         (247)           (358)         (1,768)         (1,493)         (1,058)
Repayments, prepayments and maturities                      (22,482)        (17,754)        (76,502)        (51,489)        (23,032)
Securities acquired through acquisition - net                 1,480            --             9,699            --              --
Increase (decrease) in unrealized gains (losses)
   on available-for-sale securities                            (289)           (268)            332             539          (1,142)
                                                          ---------       ---------       ---------       ---------       ---------
Securities at end of period (2)                           $  87,604       $ 206,531       $ 219,237       $ 239,995       $ 146,205
                                                          =========       =========       =========       =========       =========

---------
(1) Includes increases in Federal Home Loan Bank stock and mutual funds from purchases and dividends.

(2) At December 31, 2005 and September 30, 2005, 2004 and 2003, $85.8 million or 97.9%, $199.6 million or 91.1%, $228.1 million or 95.0%, and $33.8 million or 91.5%, respectively, of Peoples' securities portfolio consisted of adjustable-rate securities.

         The following tables set forth certain information regarding the maturities of Peoples Community Bancorp's security portfolio at the dates indicated.

                                                         Amounts at December 31, 2005 Contractually Maturing
                                  --------------------------------------------------------------------------------------------------
                                               Weighted                 Weighted                  Weighted                  Weighted
                                  Under 1      Average        1-5        Average       6-10        Average      Over 10      Average
                                    Year        Yield        Years        Yield        Years        Yield        Years        Yield
                                  -------      --------     -------     --------      -------     ---------     -------     --------
                                                                       (Dollars in Thousands)
Investment securities             $   270       6.37%       $   179       4.97%       $   591       6.33%       $ 1,317       5.70%
Mortgage-backed securities             --         --             --         --             --         --         71,024       4.57
                                  -------       ----        -------       ----        -------       ----        -------       ----
                                  $   270       6.37%       $   179       4.97%       $   591       6.33%       $72,341       4.59%
                                  =======       ====        =======       ====        =======       ====        =======       ====


                                                     Amounts at September 30, 2005 Contractually Maturing
                                  --------------------------------------------------------------------------------------------------
                                               Weighted                 Weighted                  Weighted                  Weighted
                                  Under 1      Average        1-5        Average       6-10        Average      Over 10      Average
                                    Year        Yield        Years        Yield        Years        Yield        Years        Yield
                                  -------      --------     -------     --------      -------     ---------     -------     --------
                                                                       (Dollars in Thousands)
Investment securities             $ 1,004       3.70%       $ 2,010       4.17%       $ 1,448       4.91%      $  2,092       6.10%
Mortgage-backed securities             --         --             --         --            --          --        199,716       3.61
                                  -------       ----        -------       ----        -------       ----       --------       ----
                                  $ 1,004       3.70%       $ 2,010       4.17%       $ 1,448       4.91%      $201,808       3.64%
                                  =======       ====        =======       ====        =======       ====       ========       ====

         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of Peoples Community Bancorp may consist of Government National Mortgage Association ("Ginnie Mae"), Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA") securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Ginnie Mae securities are guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Peoples Community Bancorp. At December 31, 2005, Peoples Community Bancorp had mortgage-backed securities with a fair value totaling $71.0 million compared to $199.7 million at September 30, 2005.

         During fiscal year 2005, Peoples Community Bancorp purchased $88.1 million in adjustable-rate mortgage-backed securities as a tool to manage interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guaranty of government-sponsored agencies.

         Mortgage-backed securities and other investment securities totaled $74.5 million at December 31, 2005, a decrease of $132.9 million, or 64.1%, compared to September 30, 2005. In light of the increasing interest rate environment, Peoples Community Bancorp sold approximately $108.9 million in investment securities during the period in order to restructure a portion of its securities portfolio, repay higher rate short-term advances, and manage balance sheet growth. Approximately $108.4 million of the $108.9 million in securities sold consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. Peoples Community Bancorp used a significant portion of such proceeds to repay $100.0 million of short-term advances from the Federal Home Loan Bank with a weighted average rate of 4.27%.

Sources of Funds

         General. Deposits are the primary source of Peoples Community Bancorp's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates, competition from other financial entities, and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         Deposits. Deposits are attracted by Peoples Community Bancorp principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Peoples Community Bank offers traditional passbook savings accounts, money market accounts, checking accounts and certificates of deposit.

         Peoples Community Bank obtains deposits primarily from residents of its primary market areas of southwestern Ohio and southeastern Indiana. Peoples Community Bank does not solicit deposits from outside its primary market area or pay fees to brokers to solicit funds for deposit.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations.

         The following table sets forth the activity in Peoples Community Bancorp's deposits during the periods indicated.

                                                            Year Ended September 30,
                              Three Months Ended      --------------------------------
                               December 31, 2005        2005        2004        2003
                                   --------           --------    --------    --------
                                                         (In Thousands)
Beginning balance                  $612,199           $472,436    $455,900    $369,080

Net increase before
  interest credited                 114,358            139,568       5,255      76,378
Interest credited                        72                195      11,281      10,442
                                   --------           --------    --------    --------
Net increase in deposits
  (including acquisitions)          114,430            139,763      16,536      86,820
                                   --------           --------    --------    --------
Ending balance                     $726,629           $612,199    $472,436    $455,900
                                   ========           ========    ========    ========

         The following table sets forth by various interest rate categories the certificates of deposit with Peoples Community Bancorp at the dates indicated.

                                                        September 30,
                             December 31,   ------------------------------------
                                2005          2005          2004          2003
                              --------      --------      --------      --------
                                                 (In Thousands)
0.00% to 2.99%                $ 71,821      $ 95,437      $124,115      $104,180
3.00% to 3.99%                 137,292       107,399        56,156        56,216
4.00% to 4.99%                 215,232       140,226        55,199        48,162
5.00% to 6.99%                  17,112        18,514        25,194        35,713
7.00% to 8.99%                      --            --           137           562
                              --------      --------      --------      --------

              Total           $441,457      $361,576      $260,801      $244,833
                              ========      ========      ========      ========

         The following table sets forth the amount and remaining maturities of Peoples Community Bancorp's certificates of deposit at December 31, 2005.

                                                 Over Six         Over One         Over Two
                                                 Months           Year             Years
                                Six              Through          Through          Through        Over
                                Months           One              Two              Three          Three
                                And Less         Year             Years            Years          Years
                                -------         --------         -------           -------       -------
                                                                 (In Thousands)
0.00% to 2.99%                  $51,416         $ 12,350         $ 6,729           $ 1,238       $    88
3.00% to 3.99%                   39,505           37,964          22,759            26,328        10,736
4.00% to 4.99%                    3,901          102,199          31,102             2,696        75,334
5.00% to 6.99%                    3,859              920          12,200                 -           133
                                -------         --------         -------           -------       -------

       Total                    $98,681         $153,433         $72,790           $30,262       $86,291
                                =======         ========         =======           =======       =======

         As of December 31, 2005, the aggregate amount of outstanding certificates of deposit at Peoples Community Bancorp, in amounts greater than $100,000, was approximately $114.1 million. The following table presents the maturity of these certificates of deposit at such date.

                                                              December 31, 2005
                                                              -----------------
                                                                (In Thousands)
3 months or less                                                   $ 16,792
Over 3 months through 6 months                                       10,643
Over 6 months through 12 months                                      40,628
Over 12 months                                                       46,020
                                                                   --------
                                                                   $114,083
                                                                   ========

         The following table sets forth the dollar amount of deposits in various types of deposits offered by Peoples Community Bancorp at the dates indicated.

                                                                                     At September 30,
                                                        ----------------------------------------------------------------------------
                               December 31, 2005                2005                      2004                       2003
                             ----------------------     ----------------------     ---------------------      ----------------------
                             Amount      Percentage     Amount      Percentage     Amount     Percentage      Amount      Percentage
                             ------      ----------     ------      ----------     ------     ----------      ------      ----------
                                                                           (Dollars in Thousands)
Non-interest checking
  accounts                  $ 24,125        3.32%      $ 20,150        3.29%      $ 17,638        3.29%      $  9,266        2.03%
Savings and checking
  accounts                   242,593       33.39        210,590       34.40        164,415       34.40        164,369       36.06
Certificates of deposit      441,457       60.75        361,576       59.06        260,801       59.06        244,883       53.71
Money market accounts         18,454        2.54         19,883        3.25         29,582        3.25         37,382        8.20
                            --------      ------       --------      ------       --------      ------       --------      ------
        Total               $726,629      100.00%      $612,199      100.00%      $472,436      100.00%      $455,900      100.00%
                            ========      ======       ========      ======       ========      ======       ========      ======

         Peoples Community Bancorp attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

         Borrowings. Peoples Community Bancorp may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the common stock Peoples Community Bancorp owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. As of December 31, 2005, Peoples Community Bancorp was permitted to borrow, subject to security pledge agreements, up to $501.4 million from the Federal Home Loan Bank of Cincinnati. At such date, Peoples Community Bancorp had $193.1 million of Federal Home Loan Bank advances. Peoples Community Bank has used Federal Home Loan Bank advances in order to complement deposits as a funding source for loans and investments. Of the $193.1 million of advances at December 31, 2005, $24.5 million mature prior to December 31, 2006.

         In addition, Peoples Community Bancorp has a line of credit with another financial institution for $20.0 million. As of December 31, 2005, Peoples Community Bancorp did not have an outstanding balance on this line of credit. This line of credit matured on March 31, 2006.

         The following table shows certain information regarding the borrowings of Peoples Community Bancorp at or for the dates indicated:

                                                                                                  At or for the year
                                                                                                  ended September 30,
                                                     At or for the three months        ---------------------------------------------
                                                      ended December 31, 2005            2005              2004              2003
                                                     --------------------------        --------          --------          --------
                                                                                         (Dollars in Thousands)
Federal Home Loan Bank advances:
   Average balance outstanding                              $262,102                   $296,527          $299,224          $173,731
   Maximum amount outstanding at any                        $260,564                   $320,474          $327,000          $218,500
      month-end during the period
   Balance outstanding at end of period                     $193,132                   $273,569          $324,500          $218,500
   Average interest rate during the period                      3.94%                      3.35%             2.56%             3.59%
   Weighted-average interest rate at end of
      period                                                    3.89%                      3.89%             2.85%             3.08%

Line of Credit:
   Average balance outstanding                              $     --                   $     --          $  1,100          $    946
   Maximum amount outstanding at any
      month-end during the period                                 --                         --          $  1,900          $  1,400
   Balance outstanding at end of period                           --                         --                --          $  1,400
   Average interest rate during the period                       N/A                        N/A              2.97%             2.85%
   Weighted-average interest rate at end of                      N/A                        N/A               N/A              2.62%
      period

Columbia Bancorp, Inc.

         At December 31, 2005, Peoples Community Bancorp owned approximately 38% of Columbia Bancorp, Inc., a privately held bank holding company in southwest Ohio.

Total Employees

         Peoples Community Bancorp had 198 full-time equivalent employees at December 31, 2005. None of these employees are represented by a collective bargaining agent, and Peoples Community Bancorp believes that it enjoys good relations with its personnel.

Competition

         Peoples Community Bancorp faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, it faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Peoples Community Bancorp does not rely upon any individual group or entity for a material portion of its deposits. The ability of Peoples Community Bancorp to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         Peoples Community Bancorp's competition for loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. It competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

                                   REGULATION

         The following is a summary of certain statutes and regulations affecting Peoples Community Bancorp and Peoples Community Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on Peoples Community Bancorp, Peoples Community Bank and the business of Peoples Community Bancorp and Peoples Community Bank.

General

         Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Peoples Community Bancorp and Peoples Community Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Office of Thrift Supervision, the Federal Reserve Board, the FDIC, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Peoples Community Bancorp and Peoples Community Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of Peoples Community Bank and the public, rather than shareholders of Peoples Community Bank or Peoples Community Bancorp.

         Federal law and regulations establish supervisory standards applicable to the lending activities of Peoples Community Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Peoples Community Bancorp

         Peoples Community Bancorp is registered as a bank holding company and is subject to the regulations of the Board of Governors of the Federal Reserve System (the Federal Reserve) under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act requires bank holding companies to file periodic reports with and is subject to examination by the Federal Reserve. The Federal Reserve issued regulations under the Bank Holding Company Act that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve may require the holding company to use its resources to provide adequate capital funds to the bank during periods of financial stress or adversity.

         The Bank Holding Company Act prohibits Peoples Community Bancorp from acquiring direct or indirect control of more than 5 percent of the outstanding voting stock of any bank, or substantially all of the assets of any bank, or merging with another bank holding company, without the prior approval of the Federal Reserve.

         The Bank Holding Company Act restricts Peoples Community Bancorp to engaging in activities that the Federal Reserve has found to be closely related to banking, and which are expected to produce benefits for the public that will outweigh any potentially adverse effects. To this end, the Bank Holding Company Act, prohibits Peoples Community Bancorp from engaging in most nonbanking businesses, or acquiring ownership or control of more than 5 percent of the outstanding voting stock of any company engaged in a nonbanking business, unless the Federal Reserve has determined that the nonbanking business is closely related to banking. Under the Bank Holding Company Act, the Federal Reserve may require a bank holding company to end a nonbanking business if it constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

         The Federal Reserve Act imposes restrictions on a subsidiary bank of a bank holding company. The restrictions affect extension of credit to the bank holding company and its subsidiaries, investments in the stock or securities as collateral for loans. The Federal Reserve Act and the Federal Reserve regulations also place limitations and reporting requirements on extensions of credit by a bank to the principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, such legislation and regulation may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary bank maintains a correspondent relationship.

         Federal Securities Laws. Peoples Community Bancorp registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Peoples Community Bancorp is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

         Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee members. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Longer prison terms and increased penalties will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution ("FAIR") provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm" ("RPAF"). Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) accounting principles generally accepted in the United States of America and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the SEC.

Peoples Community Bank

         General. Peoples Community Bank is a federally chartered stock savings bank. The Office of Thrift Supervision is the chartering authority and primary federal regulator of Peoples Community Bank. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. Peoples Community Bank also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund.

         The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

         Insurance of Accounts. The deposits acquired in conjunction with the purchase of American State Corporation in June 2005 are insured to the maximum extent permitted by the Bank Insurance Fund. The remaining deposits of Peoples Community Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund. Both funds are administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action. Currently, FDIC deposit insurance rates generally range from zero basis points to 27 basis points, depending on the assessment risk classification assigned to the depository institution.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Peoples Community Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the deposit insurance of Peoples Community Bank.

         Regulatory Capital Requirements. Federal bank holding companies, as well as federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve has established minimum capital ratios for bank holding companies, while the Office of Thrift Supervision (OTS) has established capital standards applicable to all savings institutions. The OTS standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         The Federal Reserve uses risk-based capital guidelines for bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles amount bank holding accounts, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital. Tier I capital for bank holding companies includes common shareholder's equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangible assets.

         The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional amount of capital at least 1% to 2%.

         At December 31, 2005, Peoples Community Bancorp met all Federal Reserve capital and leverage ratios, with Tier I risk-based capital ratio of 11.0%, total risk-based capital ratio of 13.2%, and leverage ratio of 8.1%.

         Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least

1.5% of adjusted total assets, "core" capital equal to at least 4.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Tangible capital generally equals common stockholders' equity (including retained earnings) minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Core capital generally consists of tangible capital plus qualifying intangible assets.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 50%) and repossessed assets.

         Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on securities reported as a separate component of generally accepted accounting principles capital.

         At December 31, 2005, Peoples Community Bank exceeded all of its OTS capital requirements, with tangible, core and risk-based capital ratios of 8.2%, 8.2% and 12.0%, respectively.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         Prompt Corrective Action. The following table shows the amount of capital associated with the different OTS capital categories set forth in the prompt corrective action regulations.

                                                        Total                  Tier 1                  Tier 1
                                                     Risk-Based              Risk-Based               Leverage
               Capital Category                        Capital                Capital                  Capital
-----------------------------------------        -------------------  ------------------------  ---------------------
Well capitalized                                 10% or more          6% or more                5% or more
Adequately capitalized                           8% or more           4% or more                4% or more
Undercapitalized                                 Less than 8%         Less than 4%              Less than 4%
Significantly undercapitalized                   Less than 6%         Less than 3%              Less than 3%

         In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At December 31, 2005, Peoples Community Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         Safety and Soundness Guidelines. The Federal Reserve, the Office of Thrift Supervision, and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Federal Reserve, the Office of Thrift Supervision, and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Peoples Community Bank believes that it is in compliance with these guidelines and standards.

         Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's retained net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies, and the Department of Justice.

         Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or by maintaining at least 65% of its portfolio assets in certain housing and consumer-related assets such as loans made to purchase, refinance, construct, improve or repair domestic residential housing; home equity loans; most mortgage-backed securities; stock issued by a Federal Home Loan Bank; and direct or indirect obligations of the FDIC.

         A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with certain restrictions on its operations.

         At December 31, 2005, the qualified thrift investments of Peoples Community Bank were approximately 76.2% of its portfolio assets.

         Federal Home Loan Bank System. Peoples Community Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

         As a member, Peoples Community Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At December 31, 2005, Peoples Community Bank had $11.5 million in Federal Home Loan Bank of Cincinnati stock, which was in compliance with this requirement. Peoples Community Bank also had approximately $500,000 in Federal Home Loan Bank of Indianapolis stock, which was obtained through the acquisition of American State Bank in June 2005.

         The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

                                    TAXATION

Federal Taxation

         General. Peoples Community Bancorp and Peoples Community Bank are subject to the corporate tax provisions of the Internal Revenue Code, and Peoples Community Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of Peoples Community Bancorp and Peoples Community Bank and is not a comprehensive discussion of the tax rules applicable to Peoples Community Bancorp and Peoples Community Bank.

         Fiscal Year. Peoples Community Bancorp and Peoples Community Bank file federal income tax returns on the basis of a calendar year ending on December 31.

         Bad Debt Reserves. In 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Peoples Community Bank must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. Peoples Community Bank's post-1987 excess reserves amounted to approximately $1.2 million. The recapture has occurred over a six-year period, which commenced in fiscal 1999. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in Peoples Community Bank's deferred tax liability.

         At December 31, 2005, the federal income tax reserves of Peoples Community Bank included $1.8 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account established for the benefit of certain depositors of Peoples Community Bank in connection with the recent conversion, the retained earnings of Peoples Community Bank are substantially restricted.

         Distributions. If Peoples Community Bank were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Bank to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to its stock is a non-qualified distribution to the extent that, for federal income tax purposes, (1) it is in redemption of its shares, (2) it is pursuant to a liquidation of the institution, or (3) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

         The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income") and is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Tax preference items include depreciation and 75% of the excess (if any) of (1) alternative minimum taxable income determined without regard to this preference and prior to reduction by net operating losses, over
(2) adjusted current earnings as defined in the Code.

         Peoples has not been subject to the alternative minimum tax or had any such amounts available as credits for carry-over.

         Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

         Other Matters. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Peoples Community Bancorp.

         Peoples Community Bancorp's federal income tax returns for the tax years ended 2004, 2003 and 2002 are open under the statute of limitations and are subject to review by the IRS. Peoples Community Bancorp has not been audited by the IRS during the last five years.

State Taxation

         Ohio Taxation. Peoples Community Bancorp is subject to the Ohio corporation franchise tax, which is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or (ii) 0.582% times taxable net worth.

         In computing Peoples Community Bancorp's tax under the net worth method, 100% of the investment in the capital stock of Peoples Community Bank after the conversion may be excluded, as reflected on the balance sheet, in computing taxable net worth as long as Peoples Community Bancorp owns at least 25% of the issued and outstanding capital stock of Peoples Community Bank. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, Peoples Community Bancorp may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

         A special litter tax is also applicable to all corporations, including Peoples Community Bancorp, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.

         Peoples Community Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.3% of Peoples Community Bank's book net worth determined in accordance with generally accepted accounting principles. As a "financial institution", Peoples Community Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

         Indiana Taxation. Peoples Community Bancorp is subject to the Indiana financial institution tax, which is tax calculated at eight and one-half (8.5) percent of the adjusted gross income of the business conducted in the state of Indiana. This financial institution tax is extended to both resident and nonresident financial institutions.

         Maryland Taxation. As a Maryland holding company not earning income in Maryland, Peoples Community Bancorp is exempt from Maryland corporate income tax.

Properties

         At December 31, 2005, Peoples Community Bancorp conducted its business from its main office in West Chester, Ohio and fifteen other branch offices in Hamilton and Warren counties in Ohio and Dearborn County, Indiana. The following table sets forth the net book value (including leasehold improvement, furnishings and equipment) and certain other information with respect to the offices and other properties of Peoples Community Bancorp at December 31, 2005.

                                                                                    Net Book Value of
                                                                                       Property and
                                                                       Lease            Leasehold          Deposits at
                                                                    Expiration       Improvements at      December 31,
                                                Owned or Leased        Date         December 31, 2005         2005
                                                ---------------     ----------      -----------------     -------------
                                                                                               (In Thousands)
Main Office:

6100 West Chester Road
  West Chester, Ohio  45069                          Owned             N/A               $2,410             $65,346

Branch Offices:
7615 Voice of America Drive
  West Chester, Ohio  45069                          Owned             N/A                3,855              12,455
11 South Broadway
  Lebanon, Ohio  45036                               Owned             N/A                  699              60,276
4825 Marburg Avenue
  Cincinnati, Ohio  45209                            Owned             N/A                1,638              32,341
5712 Bridgetown Road
  Cincinnati, Ohio  45248                            Owned             N/A                2,055              69,978
6570 Harrison Avenue
  Cincinnati, Ohio  45247                            Owned             N/A                1,338              43,202
7522 Hamilton Avenue
  Cincinnati, Ohio  45231                            Owned             N/A                1,273              67,172
4100 State Route 128
  Cleves, Ohio  45002                                Owned             N/A                  956              18,649
1101 Columbus Avenue
  Lebanon, Ohio  45036                               Owned             N/A                1,377              45,461
5797 South State Route 48
  Maineville, Ohio 45039                             Owned             N/A                  980              20,635
8350 Arbor Square Drive
  Mason, Ohio  45040                                 Owned             N/A                1,483              24,718
3530 Springdale Road
  Cincinnati, Ohio  45251                            Owned             N/A                  692              25,890
7200 Blue Ash Road
  Cincinnati, Ohio  45236                            Owned             N/A                2,320              87,048
2906-6 West US 22 & 3
  Maineville, OH  45039                              Leased           06/07                   -                   -
131 Walnut Street
   Lawrenceburg, Indiana 47025                       Leased           02/13                 135              46,631
320 Importing Street
   Aurora, Indiana  47001                            Owned             N/A                  552               9,749

                                                                                    Net Book Value of
                                                                                       Property and
                                                                       Lease            Leasehold          Deposits at
                                                                    Expiration       Improvements at      December 31,
                                                Owned or Leased        Date         December 31, 2005         2005
                                                ---------------     ----------      -----------------     -------------
                                                                                               (In Thousands)
Branch Offices (continued)

24128 State Line Road
   Bright, Indiana 47025                             Owned             N/A                  358               4,707
204 Bridgeway Street
  Aurora, Indiana  47001                             Owned             N/A                  601              75,092
330 Industrial Access Road
  Rising Sun, Indiana  47040                         Owned             N/A                  450              13,592
705 East Main Street
  Vevay, Indiana  47043                              Leased           04/06                  11               3,686

         Additionally, Peoples Community Bancorp had capitalized construction in progress costs totaling approximately $1.1 million at December 31, 2005, and has purchased land in Warren County for $1.0 million for future expansion.

Legal Proceedings

                  Peoples Community Bancorp is not involved in any legal proceeding except nonmaterial litigation incidental to the ordinary course of business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

General

         Peoples Community Bancorp's profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other financial institutions, and interest expense, principally on interest-bearing deposits and borrowings from the Federal Home Loan Bank. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Peoples Community Bancorp's profitability also depends, to a lesser extent, on the level of other income, the provision for losses on loans, general, administrative and other expenses and federal income taxes.

         Peoples Community Bancorp's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond management's control.

         During the period between September 30, 2004 and December 31, 2005, total assets increased $151.8 million or 17.1% from $889.1 million to $1.0 billion. Peoples Community Bancorp's growth has been funded primarily by deposits and supplemented by borrowings from the Federal Home Loan Bank. Net income for fiscal 2005, 2004, and 2003 amounted to $2.9 million, $2.9 million, and $3.7 million, respectively. Net income for fiscal 2005 remained consistent with fiscal 2004 as Peoples Community Bancorp continues to pursue its growth and expansion goals.

         Net earnings amounted to $87,000 for the three months ended December 31, 2005, a decrease of $848,000 compared to the $935,000 of net earnings reported for the same period in 2004. The decrease in earnings resulted primarily from $1.4 million in loss on sale of securities and an increase of $648,000, or 16.7% in other general and administrative expenses, which were partially offset by an increase in net interest income of $1.0 million, or 19.5% and a decrease of $515,000 in federal income taxes.

Critical Accounting Policies

         The "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as disclosures found elsewhere in this document, are based upon Peoples Community Bancorp's consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information, including third parties or available prices, sensitivity of the estimates to changes in economic conditions, and whether alternative accounting methods may be utilized under US GAAP.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and goodwill impairment. Actual results could differ from those estimates.

         Allowance for Loan Losses. The procedures for assessing the adequacy of the allowance for loan losses reflect management's evaluation of credit risk after consideration of all information available. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

         The allowance is regularly reviewed by management to determine whether the amount is considered adequate to absorb probable losses. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower's ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of Peoples Community Bank's trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors.

         Goodwill. Peoples Community Bancorp has developed procedures to test goodwill for impairment on an annual basis using September 30 financial data. The evaluation of possible impairment is outsourced to a third party. This evaluation is based on the analysis set forth below.

         The test involves assigning tangible assets and liabilities, identified intangible assets and goodwill of Peoples Community Bank (which is Peoples Community Bancorp's reporting unit as defined under SFAS No. 142) and comparing the fair value of this reporting unit to its carrying value including goodwill. The value is determined assuming a freely negotiated transaction between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. The third party selected by management utilizes the following common approaches to valuing business combination transactions involving financial institutions to derive the fair value of the reporting unit: (1) the comparable transactions approach which is specifically based on earnings, book value, assets and deposit premium multiples received in recent sales of comparable bank franchises; and
(2) the discounted cash flow approach. The application of the valuation techniques takes into account the reporting unit's operating history, the current market environment and future prospects. As of the most recent evaluation, the only reporting unit carrying goodwill is Peoples Community Bank.

         If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no second step is required. If the fair value does not exceed the carrying amount, a second test is required to measure the amount of goodwill impairment. The second test of the overall goodwill impairment compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill. The impairment loss shall equal the excess of carrying value over fair value. Any impairment loss would require an immediate charge to earnings.

         After each testing period, the third party compiles a summary of the test that is then provided to the audit committee for review.

Forward-Looking Statements Are Subject to Change

         Certain statements are made in this document as to what management expects may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on management's current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. Management's current expectations and beliefs as to future events are subject to change at any time, and no assurances can be provided that the future events will actually occur. All forward-looking statements in this document are based on information available to us on the date this document is filed. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this document or otherwise.

       AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances for the three months ended December 31, 2005 and 2004 and fiscal years ended September 30, 2005 and 2004 are based on daily balances. For fiscal year end September 30, 2003, average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from the daily average balances.

                                                       Three months ended December 31,
                                         -----------------------------------------------------------
                                                     2005                           2004
                                         -----------------------------  ----------------------------
                                          Average                        Average
                                           out-     Interest              out-     Interest
                                         standing    earned/   Yield/   standing    earned/   Yield/
                                          balance     paid      Rate     balance     paid      Rate
                                         ---------  ---------  -------  ---------  ---------  ------

Interest-earning assets:
   Loans receivable (1)                  $740,330    $12,620     6.82%   $615,243     $9,405   6.11%
   Mortgage-backed securities             184,212      1,463     3.18     200,993      1,228   2.44
   Investment securities (2)                6,857         74     4.32       1,073         11   4.10
   Interest-earning deposits                7,624         74     3.88       3,762         25   2.66

   FHLB stock                              11,971        171     5.71      10,870        116   4.27
                                                      ------                          ------
 Total interest-earning assets            950,994     14,402     6.06     831,941     10,785   5.19
                                                      ======                          ======

 Non-interest-earning assets               66,222                          39,462
                                       ----------                        --------
 Total assets                          $1,017,216                        $871,403
                                       ==========                        ========

Interest-bearing liabilities:
   Savings and checking accounts          232,107     $1,395     2.40     175,546       $840   1.91
   Money market deposit accounts           19,390         60     1.24      28,895         90   1.25
   Certificates of deposit                373,360      3,656     3.92     263,148      2,246   3.41
   FHLB advances and other borrowings     262,102      2,581     3.94     293,022      2,198   3.00
   Subordinated debentures                 27,500        463     6.73      12,887        185   5.74
                                          -------      -----              -------      -----

 Total interest-bearing liabilities       914,458      8,155     3.57     773,498      5,559   2.87
                                                       -----     ----                  -----   ----

 Non-interest-bearing liabilities          15,791                          21,593
                                         --------                        --------

 Total liabilities                        930,249                         795,091
 Stockholders' equity                      86,967                          76,312
                                         --------                        --------

 Total liabilities and
   stockholders' equity                $1,017,216                        $871,403
                                       ==========                        ========

 Net interest income                                  $6,247                          $5,226
                                                      ======                          ======

 Interest rate spread                                            2.49%                         2.32%
                                                                 ====                          ====

 Net interest margin (3)                                         2.63%                         2.51%
                                                                 ====                          ====

 Average interest-earning
   assets to average interest
   bearing liabilities                                         104.00%                       107.56%
                                                               ======                        ======

                                                                       Year ended September 30,
                                      ---------------------------------------------------------------------------------------------
                                                 2005                           2004                            2003
                                      ----------------------------  -----------------------------  --------------------------------
                                      Average                        Average                        Average
                                       out-     Interest              out-     Interest              out-     Interest
                                      standing   earned/   Yield/   standing    earned/   Yield/   standing    earned/    Yield/
                                      balance     paid      Rate     balance     paid      Rate     balance     paid       Rate
                                      --------  ---------  -------  ---------  ---------  -------  ---------  ---------  ---------
                                          (Dollars in thousands)
Interest-earning assets:
   Loans receivable (1)                $655,256  $41,628     6.35%  $588,251    $34,712     5.90%   $520,647    $34,952        6.71%
   Mortgage-backed securities           204,500    5,292     2.59    203,638      4,908     2.41      62,688      1,568        2.50
   Investment securities (2)             13,992      664     4.75     12,509        480     3.84      12,079        479        3.97
   Interest-earning deposits              5,327      164     3.08      4,175         71     1.70      15,089        170        1.13
                                       --------   ------            --------     ------             --------     ------
   FHLB stock

 Total interest-earning assets          879,075   47,748     5.43    808,573     40,171     4.97     610,503     37,169        6.09

 Non-interest-earning assets             57,477                       43,683                          25,514
                                       --------                     --------                        --------
 Total assets                          $936,552                     $852,256                        $636,017
                                       ========                     ========                        ========

Interest-bearing liabilities:
   Savings and checking accounts       $190,901    4,250     2.23   $151,613      2,790     1.84    $135,640      2,666        1.97
   Money market deposit accounts         25,019      306     1.22     33,482        407     1.22      30,653        604        1.97
   Certificates of deposit              295,636   10,671     3.61    273,428      8,275     3.03     223,390      7,990        3.58
   FHLB advances and other borrowings   296,527    9,934     3.35    300,324      7,702     2.56     174,677      6,263        3.59
   Subordinated debentures               16,299    1,043     6.40     12,566        639     5.09      12,500        549        4.39
                                        -------    -----             -------      -----              -------      -----

 Total interest-bearing liabilities     824,382   26,204     3.18    771,413     19,813     2.57     576,860     18,072        3.13
                                                  ------     ----                ------     ----                -------        ----

 Non-interest-bearing liabilities        33,933                       23,107                          14,202
                                       --------                     --------                        --------

 Total liabilities                      858,315                      794,520                         591,062
 Stockholders' equity                    78,237                       57,736                          44,955
                                       --------                     --------                        --------

 Total liabilities and
   stockholders' equity                $936,552                     $852,256                        $636,017
                                       ========                     ========                        ========

 Net interest income                             $21,544                        $20,358                         $19,097
                                                 =======                        =======                         =======

 Interest rate spread                                        2.25%                          2.40%                              2.96%
                                                             ====                           ====                               ====

 Net interest margin (3)                                     2.45%                          2.52%                              3.13%
                                                             ====                           ====                               ====

 Average interest-earning
   assets to average interest
   bearing liabilities                                     106.63%                        104.82%                            105.83%
                                                           ======                         ======                             ======

---------

(1)  Includes non-accruing loans.

(2) Includes Federal Home Loan Bank and Federal Home Loan Mortgage Corp. stock and other equity securities.

(3)  Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis

         The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected Peoples Community Bancorp's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                        Three months ended
                                           December 31, 2005                           Year ended September 30,
                                     ----------------------------    ---------------------------------------------------------------
                                        2005 vs 2004                   2005 vs. 2004                    2004 vs. 2003
                                     -----------------               ------------------               ------------------
                                          Increase                        Increase                          Increase
                                         (decrease)                      (decrease)                        (decrease)
                                           due to                          due to                            due to
                                       Rate    Volume      Total       Rate     Volume      Total       Rate      Volume     Total
                                     -------   -------    -------    -------    -------    -------    -------    -------    -------
                                                                          (In thousands)
Interest-earning assets:
   Loans receivable                  $ 1,169   $ 2,046    $ 3,215    $ 2,816    $ 4,100    $ 6,916    $(4,480)   $ 4,240    $  (240)
   Mortgage-backed securities            324       (89)       235        363         21        384        (56)     3,396      3,340
   Investment securities                  33        85        118        123         61        184        (16)        17          1
   Interest-earning deposits              15        34         49         69         24         93         61       (160)       (99)
                                     -------   -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-earning
         assets                        1,541     2,076      3,617      3,371      4,206      7,577     (4,491)     7,493      3,002

Interest-bearing liabilities:
   Savings and checking
     accounts                            246       309        555        656        804      1,460       (182)       306        124
   Money market deposit
     accounts                             --       (30)       (30)        --       (101)      (101)      (248)        51       (197)
   Certificates of deposit               371     1,040      1,411      1,683        713      2,396     (1,340)     1,625        285
   FHLB advances and other
     borrowings                          386        (3)       383      2,328        (96)     2,232     (2,167)     3,606      1,439
   Subordinated debentures                25       252        277       (152)       556        404         88          2         90
                                     -------   -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing
         liabilities                   1,028     1,568      2,596      4,515      1,876      6,391     (3,849)     5,590      1,741
                                     -------   -------    -------    -------    -------    -------    -------    -------    -------
Increase in net interest
  income                             $   513   $   508    $ 1,021    $(1,144)   $ 2,330    $ 1,186    $  (642)   $ 1,903    $ 1,261
                                     =======   =======    =======    =======    =======    =======    =======    =======    =======

---------
(1) Includes Federal Home Loan Bank stock and certificates of deposit at other institutions.

Discussion of Financial Condition Changes from September 30, 2005 to December 31, 2005

         At December 31, 2005, Peoples Community Bancorp's assets totaled $1.0 billion, an increase of $34.3 million, or 3.4%, compared to September 30, 2005. The increase in assets was due primarily to $145.2 million in assets obtained in the acquisition of PFS Bancorp, Inc. in December, 2005 as well as an increase in loans of $23.9 million, which were partially offset by a decrease of $132.9 million, or 64.1%, in mortgage-backed securities and other investment securities. Proceeds from the sale and repayments of mortgage-backed securities and other investment securities totaling $131.4 million were utilized to repay advances from the Federal Home Loan Bank and to fund loan originations. Total liabilities increased to

$954.9 million at December 31, 2005 compared to $920.0 million at September 30, 2005. The increase of $34.9 million or 3.8% was primarily due to an increase in deposits of $114.4 million, which was partially offset by a decrease of $80.4 million in advances from Federal Home Loan Bank. Goodwill and other intangible assets of approximately $14.0 million was recorded in this acquisition, in addition to $122.6 million in loans receivable, $1.0 million in fixed assets, and $88.7 million in deposits.

         Cash and cash equivalents increased by $4.5 million or 26.4% from September 30, 2005 levels, to a total of $21.6 million at December 31, 2005. Mortgage-backed securities and other investment securities totaled $74.5 million at December 31, 2005, a decrease of $132.9 million, or 64.1%, compared to September 30, 2005. In light of the increasing interest rate environment, Peoples Community Bancorp sold approximately $108.9 million in investment securities during the period in order to restructure a portion of its securities portfolio, repay higher rate short-term advances, and manage balance sheet growth. Approximately $108.4 million of the $108.9 million in securities sold consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. Peoples Community Bancorp used a significant portion of such proceeds to repay $100.0 million of short-term advances from the Federal Home Loan Bank with a weighted average rate of 4.27%.

         Loans receivable totaled $851.3 million at December 31, 2005, an increase of $146.6 million, or 20.8%, over the September 30, 2005 levels. Approximately $122.6 million in loans were acquired as a result of the acquisition of Peoples Federal Savings Bank. In addition, loan disbursements totaling $104.0 million during the three-month period ended December 31, 2005 were partially offset by principal repayments of $76.1 million and loan sales of $3.5 million. Peoples Community Bancorp's volume of loan disbursements increased by $48.7 million, or 88.0%, compared to the loan origination volume in the three month period ended December 31, 2004, due primarily to the low interest rate environment and Peoples Community Bank's expanding market presence. Loan disbursements were comprised of $43.2 million of loans secured by one-to-four-family residential real estate, $17.4 million of loans secured by multi-family real estate, $33.6 million of loans secured by commercial real estate and land and $9.8 million in commercial lines of credit and other loans.

         Over the past four years, Peoples Community Bank has placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, unsecured commercial loans and consumer loans. Nonresidential real estate lending and unsecured commercial lending are generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effect of general economic conditions on the successful operation of the related business and/or income-producing properties. Peoples Community Bank has endeavored to reduce such risk by evaluating the credit history and the past performance of the borrower, the location of the real estate, the quality of the borrowers' management, the debt service ratio, the quality and characteristics of the income stream generated by the business or the property and appraisals supporting the property's valuation, as applicable.

         The allowance for loan losses totaled $13.4 million at December 31, 2005, compared to $13.7 million at September 30, 2005. Due primarily to a continuing change in the composition and the relative credit risk of the loan portfolio, as well as an increase in internally classified loans, $900,000 was added to the allowance through the provision for losses on loans during the three months ended December 31, 2005. Approximately $907,000 of allowance for loan loss was obtained in the acquisition in Peoples Federal, while approximately $2.1 million of loans were charged-off during the quarter ended December 31, 2005. During the quarter, Peoples Community Bank sold approximately $5.5 million of classified and non-performing loans and recorded a $2.0 million charge to the allowance for loan loss related to such sales.

         Nonperforming loans totaled $18.8 million and $20.7 million at December 31, 2005 and September 30, 2005, respectively, or 2.2% and 2.9%, respectively, of net loans at such dates. Nonaccruing loans at December 31, 2005 consisted of approximately $7.6 million of one-to-four-family residential loans, $3.1 million of multi-family residential loans, $2.5 million of loans secured by commercial real estate and land and $5.5 million of commercial and consumer loans. The Company continues its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk.

         Peoples Community Bank's internally classified loans decreased by $719,000, or 2.2%, to a total of $32.5 million at December 31, 2005, compared to $33.2 million at September 30, 2005. Loans classified as special mention increased by $3.2 million to a total of $10.3 million at December 31, 2005, while loans classified as substandard decreased by $3.9 million to a total of $17.7 million at December 31, 2005. Classified residential real estate loans decreased by $4.2 million, while classified commercial real estate and land loans increased by $2.1 million during the three month period.

         Commercial and consumer loan classification increased $1.4 million due primarily to specific borrowers experiencing business cash flow difficulties. As of the date of this report, it is management's belief that the nonaccruing and classified loans are adequately reserved and no material unreserved losses are presently anticipated on these loans.

         The allowance for loan losses represented 1.6% and 1.9% of net loans at December 31, 2005 and September 30, 2005, respectively. The allowance for loan losses represented 71.7% and 66.3% of nonperforming loans as of December 31, 2005 and September 30, 2005, respectively. Although management believes that the allowance for loan losses at December 31, 2005 was appropriate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect the Peoples Community Bancorp's results of operations.

         Deposits totaled $726.6 million at December 31, 2005, an increase of $114.4 million, or 18.7%, over September 30, 2005 levels. The increase in deposits was due primarily to $88.7 million of deposits obtained in the acquisition of Peoples Federal Savings Bank, as well as management's continuing focus on deposit growth through competitive pricing strategies. Proceeds from deposit growth were generally used to fund new loan originations.

         Advances from the Federal Home Loan Bank and other borrowings totaled $193.1 million at December 31, 2005, a decrease of $80.4 million, or 29.4%, compared to September 30, 2005 totals. Proceeds from the sales and repayments of mortgage-backed securities and other investment securities, as discussed earlier, were partially utilized to pay down advances during the period.

         Stockholders' equity totaled $86.0 million at December 31, 2005, a decrease of $653,000, or 0.8%, from September 30, 2005 levels. The decrease resulted primarily from dividends paid of $664,000 during the quarter and a $190,000 change in unrealized losses on available for sale securities, which were partially offset by net earnings of $87,000, the amortization effects of stock benefit plans totaling $94,000, and proceeds of $20,000 from the exercise of stock options.

         The Bank is required to meet minimum capital standards promulgated by the Office of Thrift Supervision ("OTS"). At December 31, 2005, Peoples Community Bank's regulatory capital exceeded each of the minimum capital requirements.

Discussion of Financial Condition Changes from September 30, 2004 to September 30, 2005

         At September 30, 2005, Peoples Community Bancorp's total assets amounted to $1.0 billion, an increase of $117.5 million, or 13.2%, compared to the $889.1 million total at September 30, 2004. The increase in assets was comprised primarily of a $105.2 million increase in loans receivable and $15.0 million of bank-owned life insurance purchased in 2005. The increase in assets was funded by growth in deposits of $139.8 million, and proceeds from a private stock offering totaling $10.3 million.

         Liquid assets (i.e. cash and interest-bearing deposits) totaled $17.1 million at September 30, 2005, an increase of $2.6 million, or 18.2%, compared to the amount at September 30, 2004. Investment securities, including U.S. treasury and agency investments, totaled $7.7 million at September 30, 2005, an increase of $6.6 million from September 30, 2004 levels.

         Mortgage-backed securities totaled $199.7 million at September 30, 2005, a decrease of $28.4 million, or 12.4%, over the amount at September 30, 2004. Peoples Community Bancorp purchased $88.1 million in adjustable rate mortgage-backed securities during fiscal 2005 as a tool to manage interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guarantee of government sponsored agencies. During fiscal 2005, Peoples Community Bancorp sold $41.9 million of mortgage-backed securities to take advantage of strong market prices, and recorded principal repayments on mortgage-backed securities totaled $76.5 million. The proceeds from the sale and repayment of mortgage-backed securities were generally used to purchase additional mortgage-backed securities and fund loan originations during the period.

         Loans receivable totaled $704.7 million at September 30, 2005, an increase of $105.2 million, or 17.6%, over September 30, 2004 levels. Loan disbursements amounted to $337.0 million during fiscal 2005, which were partially offset by principal repayments of $263.6 million and loans and participations sold totaling $1.1 million. The overall growth in the loan portfolio during the year was comprised primarily of $61.3 million in loans secured by residential real estate, $49.7 million in loans secured by nonresidential real estate and land, and $10.7 million in commercial and consumer loans. Over the past four fiscal years, Peoples Community Bank has placed an increasing emphasis on multi-family residential loans, nonresidential real estate and land loans, construction loans, unsecured commercial loans and consumer loans. As a result, as a percentage of the total loan portfolio, single-family residential loans have decreased from 57.8% at September 30, 2001 to 31.8% at September 30, 2005, while multi-family residential loans, nonresidential real estate and land loans, construction loans, commercial loans and consumer loans have increased during the same time period from 8.7% to 15.5%, 15.7% to 16.7%, 15.0% to 27.8%, 2.3% to 5.4% and 0.5% to 2.8%,
respectively. Nonresidential real estate lending and unsecured commercial lending are generally considered to involve a higher degree of risk than residential real estate lending due to the relatively larger loan amounts and the effect of general economic conditions on the successful operation of the related business and/or income-producing properties. Peoples Community Bank has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the borrowers' management, the debt service ratio, the quality and characteristics of the income stream generated by the business or the property and appraisals supporting the property's valuation, as applicable.

         The allowance for loan losses totaled $13.7 million at September 30, 2005, an increase of $2.7 million, or 24.2%, compared to the allowance at September 30, 2004. Loans charged-off amounted to $1.1 million during fiscal 2005 and $3.6 million was added through the provision for losses on loans, due primarily to the overall growth in the loan portfolio from September 30, 2004, and the changes in the composition of the loan portfolio and the level of charge-offs and nonperforming loans.

         The allowance for loan losses represented 1.72% and 1.64% of total loans at September 30, 2005 and 2004, respectively. The allowance for loan losses represented 70.7% and 182.9% of nonperforming loans at September 30, 2005 and 2004, respectively. Nonperforming assets totaled $20.9 million and $6.3 million at September 30, 2005 and 2004, respectively. Nonperforming assets at September 30, 2005 consisted of $6.7 million of loans secured by single-family residential real estate, $2.3 million of loans secured by multi-family residential real estate, $3.8 million of loans secured by nonresidential real estate and land, $2.6 million in construction loans, $4.0 million of commercial and consumer loans, $1.3 million of loans 90 days or more past due and still accruing, and $207,000 in foreclosed real estate. Peoples Community Bank's management continues to aggressively pursue the collection and resolution of all delinquent loans.

         In addition, approximately $2.8 million of non-performing loans were obtained in the acquisition of American State Bank in June 2005. The increase in nonperforming loans was due in large part to loan concentrations in a small number of borrowers, primarily with respect to single-family investment properties and unsecured commercial loans. These borrowers have experienced financial difficulties due to a decline in the local real estate market and the volume of their respective inventories.

         Non-accrual loans secured by single-family residential real estate consist of $2.4 million in owner-occupied residences with an average balance of $103,000, and $4.3 million in non-owner occupied residential real estate, with an average balance of $81,000. Five borrowers represent $3.2 million of the non-owner occupied single-family residential non-accrual loans, with the largest borrower owing $1.4 million.

         Nonresidential real estate secured non-accrual loans total $3.8 million at September 30, 2005. The average balance of these ten loans is $374,000. The largest loan of $1.6 million was paid in full in November 2005. Non-accrual construction loans totaled $2.5 million at September 30, 2005 with the largest loan balance of $1.6 million being secured by multi-family residential real estate. Commercial and consumer non-accrual loans totaled $4.0 million. Approximately $2.4 million of these loans are unsecured, with an average balance of $124,000.

         Approximately $4.8 million of the non-performing loans consist of a series of unsecured and real estate secured loans made to a small group of real estate investors who are in the process of liquidating their assets.

         Management has considered these loan concentrations as a part of its overall evaluation of the adequacy of Peoples Community Bank's allowance for loan losses. Although management believes that its allowance for loan losses at September 30, 2005 was appropriate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which would adversely affect Peoples Community Bank's results of operations.

         Deposits totaled $612.2 million at September 30, 2005, an increase of $139.8 million, or 29.6%, over the total at September 30, 2004. Total demand, transaction and savings deposits increased by $39.0 million to $250.6 million at September 30, 2005, while total certificates of deposit increased by $100.8 million to $361.6 million at September 30, 2005. A total of $58.0 million in deposits were obtained in the acquisition of American State Bancorp, Inc. in June 2005. The additional increase in deposits was primarily attributable to management's efforts to maintain deposit growth through competitive pricing strategies on all deposit products, which included advertised special rates on certificates of deposit. Proceeds from deposit growth were generally used to fund new loan originations, to purchase mortgage-backed securities and to repay advances from the Federal Home Loan Bank.

         Advances from the Federal Home Loan Bank and other borrowings totaled $301.9 million at September 30, 2005, a decrease of $35.5 million, or 10.5%, compared to September 30, 2004 totals. In June 2005, a wholly owned trust of Peoples Community Bancorp issued $15.0 million of subordinated debentures. The net proceeds were used for general corporate purposes. Also during the fiscal year, Peoples Community Bank experienced a net reduction of $54.0 million in overnight advances from the Federal Home Loan Bank. The overnight advances are repriced daily and are utilized to handle the daily cash flow of Peoples Community Bank.

         Stockholders' equity totaled $86.7 million at September 30, 2005, an increase of $10.9 million, or 14.4%, over the amount at September 30, 2004. The increase resulted primarily from $10.3 million in proceeds received for 500,000 shares of common stock sold in connection with Peoples Community Bancorp's private stock offering completed in August 2005, net earnings of $2.9 million, the amortization effects of the stock benefit plans totaling $797,000 and a $219,000 decrease in net unrealized losses on available for sale securities which were partially offset by dividends paid on common stock totaling $2.4 million and shares acquired for the Employee Stock Ownership Plan totaling $962,000.

Comparison of Results of Operations for the Three-Month Periods Ended December 31, 2005 and 2004

General

         Net earnings amounted to $87,000 for the three months ended December 31, 2005, a decrease of $848,000 compared to the $935,000 of net earnings reported for the same period in 2004. The decrease in earnings resulted primarily from $1.4 million in loss on sale of securities and an increase of $648,000, or 16.7% in other general and administrative expenses, which were partially offset by an increase in net interest income of $1.0 million, or 19.5% and a decrease of $515,000 in federal income taxes.

Net Interest Income

         Interest income on loans increased by $3.2 million, or 34.2% during the three-month period ended December 31, 2005 compared to the 2004 period, due primarily to a $125.1 million, or 20.3%, increase in the average portfolio balance outstanding, coupled with a 70 basis point increase in the weighted-average yield, to 6.82% for the 2005 period. The increase in the average balance was due primarily to $38.4 million in loans obtained in the acquisition of American State Corp. in June, 2005 and $122.6 million in loans obtained in the acquisition of Peoples Federal Savings Bank in mid-December, 2005, as well as Peoples Community Bank's steady loan origination volume. The increase in yield reflects a moderate upward shift in market rates and the corresponding impact on adjustable-rate loans.

         Interest income on mortgage-backed securities increased by $235,000, or 19.1%, due primarily to a 73 basis point increase in the weighted-average yield, to 3.18% in the 2005 period, which was partially offset by a $16.8 million, or 8.3%, decrease in the average balance outstanding. The increase in the weighted average yield was primarily due to the upward shift in market rates and the corresponding impact on adjustable-rate securities. Management sold $108.9 million of mortgage-backed securities and other investment securities during the quarter in light of the increasing interest rate environment as discussed above.

         Interest income on investment securities and interest-bearing deposits and other increased by $167,000, or 109.9%, due primarily to an increase of approximately $10.7 million, or 68.4%, in the average balance outstanding for the 2005 period, coupled with a 95 basis point increase in the weighted-average yield. The increase in the average balance of such assets was primarily due to approximately $11.2 million of investment securities and interest-bearing deposits obtained in the acquisitions of

American State and Peoples Federal Savings Bank. The increase in the weighted-average yield was due to an increase in interest rates available on these types of investments period to period.

         Interest expense on deposits increased by $1.9 million, or 61.0%, due primarily to an increase of $157.3 million or 33.6%, in the average balance of deposits outstanding period to period, and a 56 basis point increase in the weighted-average cost of deposits, to 3.27%. The increase in average balance was primarily due to $58.0 million in deposits obtained in the acquisition of American State Corp. in June 2005 and $88.7 million in deposits obtained in the acquisition of Peoples Federal Savings Bank in mid-December 2005, as well as the result of management's marketing efforts and pricing strategies implemented to be competitive and to promote deposit growth. Interest expense on borrowings increased by $660,000, or 27.7%, due primarily to a 108 basis point increase in the average cost of borrowings, to 4.2% for the 2005 period, partially offset by a $16.3 million, or 5.3%, decrease in the average balance of borrowings outstanding. As previously discussed, proceeds from the sales and repayments of securities were partially utilized to repay advances during the quarter. The increase in the average cost of borrowings was due primarily to the increase in interest rate environment and its effect on Peoples Community Bancorp's overnight advances during the period.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.0 million, or 19.5%, to a total of $6.2 million for the three months ended December 31, 2005, compared to the same period in 2004. The interest rate spread increased to 2.49% for the three months ended December 31, 2005, from 2.31% for the comparable 2004 period, while the net interest margin increased to 2.63% for the three months ended December 31, 2005, compared to 2.51% for the same period in 2004.

Provision for Losses on Loans

         A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by Peoples Community Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Community Bank's market area, and other factors related to the collectibility of Peoples Community Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $900,000 for each of the three-month periods ended December 31, 2005 and 2004. The provision recorded during the three-month period ended December 31, 2005 was predicated primarily upon the overall growth of Peoples Community Bank's loan portfolio, the increase in loans secured by nonresidential real estate and land, unsecured commercial lines of credit and consumer loans, as well as the level of Peoples Community Bank's classified assets and charge-offs period to period. Such types of lending are generally considered to involve a higher degree of risk than one- to four-family residential lending. While management presently believes Peoples Community Bancorp's allowance for loan losses is sufficient to absorb inherent losses in the portfolio, there can be no assurance that the allowance will be sufficient to cover losses on the loan portfolio in the future.

Other Income

         Other income decreased $1.7 million for the three months ended December 31, 2005, primarily due to a $1.4 million loss on sale of investment securities recorded during the period in conjunction with the absence of the gain on sales of investments totaling $724,000 recorded in the quarter ended December 31, 2004. The decrease was also due to a $23,000 decrease in the gain on sale of loans in the secondary market, partially offset by a $433,000 increase in other income. The increase in other operating income resulted primarily from increases in fees related to the growth of loans and deposit transactions from period to period.

         Peoples Community Bancorp sold certain investment securities during the quarter ending December 31, 2005 in order to restructure a portion of its securities portfolio, repay higher rate short-term advances, and to manage balance sheet growth. To implement the restructuring, Peoples Community Bancorp sold $108.9 million of investment securities, of which $108.4 million consisted of adjustable-rate mortgage-backed securities with a weighted average interest yield of 3.16%. Peoples Community Bancorp used a significant portion of such proceeds to repay $100.0 million of short-term Federal Home Loan Bank advances with a weighted average rate of 4.27%. This restructuring was also undertaken to manage Peoples Community Bancorp's growth in light of the acquisition of PFS Bancorp in December 2005. Although the restructuring adversely impacted Peoples Community Bancorp's earnings for the three-month period ended December 31, 2005, management believes such actions should improve Peoples Community Bancorp's net interest margin and net interest income in future periods.

General, Administrative and Other Expense

         General, administrative and other expense totaled $4.5 million for the three months ended December 31, 2005, an increase of $648,000, or 16.7%, compared to the same period in 2004. This increase resulted primarily from an increase of $339,000, or 16.9%, in employee compensation and benefits, a $269,000, or 35.9%, increase in other operating expense, a $72,000, or 42.9%, increase in franchise taxes, and an increase of $70,000, or 10.6%, in occupancy and equipment, partially offset by a $102,000, or 33.7%, decrease in data processing.

         The increase in employee compensation and benefits was due primarily to the increase in staffing levels from the acquisition of American State in June 2005 and Peoples Federal Savings Bank in December 2005, along with additional staff required to support the overall growth of Peoples Community Bank. The increase in occupancy and equipment expense primarily reflects costs associated with increased depreciation and maintenance costs associated with Peoples Community Bancorp's acquisitions. The increase in other operating expense was due primarily to an increase in costs related to maintaining real estate acquired through foreclosure, increased professional costs and other operating costs associated with Peoples Community Bancorp's overall growth year to year. The decrease in data processing is primarily a result of nonrecurring costs incurred in the quarter ended December 31, 2004 directly associated with a full data conversion to a new core processor in 2004.

         Since December 31, 2004, Peoples Community Bank has grown from 10 offices, 138 employees and $486.5 million in deposits to 19 offices, 198 employees and $726.6 million in deposits as of December 31, 2005.

Federal Income Taxes

         A tax credit of $34,000 was recorded for the three months ended December 31, 2005, a decrease of $515,000 compared to the $431,000 provision for federal taxes recorded in the same period in 2004. This decrease was primarily due to a decrease in pre-tax earnings of $1.4 million, or 96.3% and tax exempt income on bank owned life insurance.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2005 and 2004

General

         The inclusion of the accounts of American State Bank, which Peoples Community Bancorp acquired in June 2005, in a transaction accounted for using the purchase method of accounting, contributed to the increases in the level of income and expense during the fiscal year ended September 30,

2005, compared to fiscal 2004. In accordance with the purchase method of accounting, the consolidated statement of earnings for the fiscal year ended September 30, 2004 was not restated for the acquisition.

         Peoples Community Bancorp recorded net earnings of $2.9 million for both fiscal years ended September 30, 2005 and September 30, 2004. Net interest income increased by $1.2 million, or 5.8% to $21.6 million and total other income increased by $933,000, or 79.0% to $2.1 million for the fiscal year ended September 30, 2005 as compared to the fiscal year ended September 30, 2004. These increases in income were substantially offset by an increase of $2.1 million, or 15.1%, to $15.8 million in general, administrative and other expenses for the fiscal year ended September 30, 2005.

Net Interest Income

         Total interest income amounted to $47.7 million for the fiscal year ended September 30, 2005, a $7.6 million, or 18.9%, increase over fiscal 2004. The increase was due to a $70.5 million, or 8.7%, increase in average interest-earning assets, coupled with a 46 basis point increase in the average yield year to year.

         Interest income on loans totaled $41.6 million for the fiscal year ended September 30, 2005, an increase of $6.9 million, or 19.9%, from fiscal 2004. This increase was primarily due to a $67.0 million, or 11.4%, increase in the average portfolio balance outstanding year to year, coupled with a 45 basis point increase in the weighted-average yield, to 6.35% for fiscal 2005. The increase in the average balance was due to continued strong loan origination activity, particularly with respect to single-family residential loans and nonresidential real estate and land loans. The increase in Peoples Community Bank's yield on its loan portfolio was due primarily to an increase in market interest rates. Interest income on mortgage-backed securities totaled $5.3 million for fiscal 2005, an increase of $384,000, or 7.8%, over fiscal 2004, due to a $862,000, or 0.4%, increase in the average balance outstanding year to year and an 18 basis point increase in the weighted-average yield. Interest income on investment securities and interest-bearing deposits and other totaled $828,000, an increase of $277,000, or 50.3%, due primarily to a $2.6 million, or 15.8%, increase in the average balance of the related assets, in conjunction with a 99 basis point increase in the weighted-average yield year to year.

         Interest expense on deposits totaled $15.2 million for the fiscal year ended September 30, 2005, an increase of $3.8 million, or 32.7%, over the $11.5 million recorded in fiscal 2004. The increase was due primarily to a $53.0 million, or 11.6%, increase in the average balance of deposits outstanding year to year, coupled with increase in the weighted-average cost of deposits of 48 basis points, to 2.98% for fiscal 2005. Certificates of deposits increased by $22.2 million in average balance outstanding year to year, with a 58 basis point increase in the average rate. The increase in the average cost of deposits was primarily due to the increase in market interest rates, as well as advertised special rates on certificates of deposits throughout the year.

         Interest expense on borrowings totaled $11.0 million for fiscal 2005, an increase of $2.6 million, or 31.6%, compared to fiscal 2004, due primarily to 84 basis point increase in the average cost of borrowings, to 3.51% for fiscal 2005, partially offset with a $64,000 decrease in the average balance of borrowings outstanding. The increase in the average cost resulted primarily from the increase in interest rates on overnight adjustable-rate advances from the Federal Home Loan Bank, which Peoples Community Bank utilizes primarily to manage the daily cash flow.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.2 million, or 5.8%, during the fiscal year ended September 30, 2005, compared to fiscal 2004. The interest rate spread amounted to 2.25% for fiscal 2005 compared to 2.40% for fiscal 2004.

The net interest margin totaled 2.45% and 2.52% for the fiscal years ended September 30, 2005 and 2004, respectively.

Provision for Losses on Loans

         A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by Peoples Community Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Community Bank's market area, and other factors related to the collectibility of Peoples Community Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $3.6 million for both fiscal years ended September 30, 2005 and 2004. The provision recorded during the fiscal 2005 period was predicated primarily upon the $120.9 million, or 18.0%, of growth in the gross loan portfolio, as well as the increase in loans secured by multi-family and nonresidential real estate, the origination of approximately $35.8 million in unsecured commercial lines of credit during fiscal 2005 and the increase in the level of nonperforming loans year to year. Multi-family loans, nonresidential real estate loans and unsecured commercial lines of credit are generally considered to involve a higher degree of risk than one-to-four family residential lending. There can be no assurance that the allowance for loan losses will be sufficient to cover losses on nonperforming loans in the future.

Other Income

         Other income totaled $2.1 million for the fiscal year ended September 30, 2005, an increase of $933,000, or 79.0%, compared to fiscal 2004. The increase was due primarily to a $722,000 increase in gain on the sale of mortgage-backed and investment securities, a $419,000, or 53.0%, increase in other operating income, and $158,000 in income from bank-owned life insurance, which was partially offset by a $336,000 decrease in gain on sale of branch premises, deposits and loans. The increase in other operating income resulted primarily from $95,000 undistributed earnings in Columbia Bancorp, Inc. and increases in fees related to the growth of loan and deposit transactions from year to year.

General, Administrative and Other Expense

         General, administrative and other expense totaled $15.8 million for the fiscal year ended September 30, 2005, an increase of $2.1 million, or 15.1%, compared to fiscal 2004. This increase resulted primarily from a $722,000, or 9.6%, increase in employee compensation and benefits, a $550,000, or 27.1%, increase in occupancy and equipment expense, a $168,000, or 23.8%, increase in franchise tax, and a $778,000, or 31.8%, increase in other operating expense, offset by a $141,000, or 13.3%, decrease in data processing expense.

         Peoples Community Bank employed approximately 169 and 142 full-time employees as of September 30, 2005 and 2004, respectively. Fifteen full-time employees were added in conjunction with the acquisition of American State Corporation in June, 2005. The increase in employee compensation and benefits was also due to the increase in staffing levels to support growth in the overall infrastructure of Peoples Community Bancorp, as well as normal merit increases and increases in other employee benefit costs.

         The increase in occupancy and equipment expense primarily reflects increased depreciation and maintenance costs associated with Peoples Community Bancorp's new branch offices, including the three offices in Southeast Indiana acquired with the purchase of American State Corporation in June 2005. The increase in franchise taxes reflects the continued growth of the equity in Peoples Community Bank. The increase in other operating expense was due primarily to an increase in costs related to maintaining real estate acquired through foreclosure, an increase in costs for compliance with the Sarbanes Oxley Act, and an increase in other operating costs associated with Peoples Community Bancorp's overall growth year to year. The decrease in data processing expenses was due to nonrecurring costs of approximately $640,000 incurred in fiscal year 2004 directly associated with a full data conversion to a new core processor in June 2004.

Federal Income Taxes

         Peoples Community Bancorp recorded a tax provision totaling $1.4 million for the fiscal year ended September 30, 2005, compared to a provision of $1.3 million for fiscal 2004. The effective tax rates were 32.4% and 31.5% for the fiscal years ended September 30, 2005 and 2004, respectively.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2004 and 2003

General

         The inclusion of the accounts of two branch locations of Ameriana Bank and Trust, which Peoples Community Bancorp acquired in September 2003, in a transaction accounted for using the purchase method of accounting, contributed to the increases in the level of income and expense during the fiscal year ended September 30, 2004, compared to fiscal 2003. In accordance with the purchase method of accounting, the consolidated statement of earnings for the fiscal year ended September 30, 2003 was not restated for the acquisition.

         Peoples Community Bancorp recorded net earnings of $2.9 million for the fiscal year ended September 30, 2004, a decrease of $855,000, or 23.0%, compared to fiscal 2003. The decrease in earnings resulted primarily from a $3.2 million increase in general, administrative and other expense and a $70,000 decrease in other income, which were partially offset by a $1.3 million increase in net interest income, a $598,000 decrease in the provision for losses on loans and a $602,000 decrease in federal income taxes.

Net Interest Income

         Total interest income amounted to $40.2 million for the fiscal year ended September 30, 2004, a $3.0 million, or 8.1%, increase over fiscal 2003. The increase was due to a $198.1 million, or 32.4%, increase in average interest-earning assets, partially offset by a 112 basis point decline in the average yield year to year.

         Interest income on loans totaled $34.7 million for the fiscal year ended September 30, 2004, a decrease of $240,000, or .7%, from fiscal 2003. This decrease was due primarily to an 81 basis point decline in the weighted-average yield, to 5.90% for fiscal 2004, which was partially offset by a $67.6 million, or 13.0%, increase in the average portfolio balance outstanding year to year. The increase in the average balance was due to continued strong loan origination activity, particularly with respect to single-family residential loans and nonresidential real estate and land loans. The decrease in Peoples Community Bank's yield on its loan portfolio was due primarily to a decrease in market interest rates, through the repricing of its adjustable-rate loans and refinancing of the portfolio at lower rates. Interest income on mortgage-backed securities totaled $4.9 million for fiscal 2004, an increase of $3.3 million, or 213.0%, over fiscal 2003, due primarily to a $141.0 million, or 224.8%, increase in the average balance outstanding year to year. Peoples Community Bancorp purchased $147.0 million in adjustable rate mortgage-backed securities during fiscal 2004 as a tool to manage interest rate risk, as well as to provide interest income with minimal credit risk, due to the implicit guarantee of government sponsored agencies. Interest income on investment securities and interest-bearing deposits and other totaled $551,000, a decrease of $98,000, or 15.1%, due primarily to an $10.5 million, or 38.6%, decrease in the average balance of the related assets, partially offset by a 91 basis point increase in the weighted-average yield year to year.

         Interest expense on deposits totaled $11.5 million for the fiscal year ended September 30, 2004, an increase of $212,000, or 1.9%, over the $11.3 million recorded in fiscal 2003. The increase was due primarily to a $68.9 million, or 17.7%, increase in the average balance of deposits outstanding year to year, partially offset by a decrease in the weighted-average cost of deposits of 39 basis points, to 2.50% for fiscal 2004. The increase in the average balance was due to the acquisition of $55.6 million in deposits from another financial institution, as well as management's efforts to maintain deposit growth through competitive pricing strategies on all deposit products. The decrease in the average cost of deposits was primarily due to the decrease in market interest rates and an $8.4 million or 90.4% increase in non-interest bearing checking accounts year to year.

         Interest expense on borrowings totaled $8.3 million for fiscal 2004, an increase of $1.5 million, or 22.4%, compared to fiscal 2003, due primarily to a $125.6 million, or 71.9%, increase in the average balance of borrowings outstanding, which was partially offset by a 103 basis point decrease in the average cost of borrowings, to 2.56% for fiscal 2004. The decrease in the average cost resulted from the utilization of overnight adjustable-rate advances from the Federal Home Loan Bank to provide a more favorable interest rate. The increase in the average balance was due to the use of borrowings as an additional source of funds for investment in mortgage-backed securities and the origination of loans.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased by $1.3 million, or 6.6%, during the fiscal year ended September 30, 2004, compared to fiscal 2003. The interest rate spread amounted to 2.40% for fiscal 2004 compared to 2.96% for fiscal 2003. The net interest margin totaled 2.52% and 3.13% for the fiscal years ended September 30, 2004 and 2003, respectively.

Provision for Losses on Loans

         A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical loss experience, the volume and type of lending conducted by Peoples Community Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Community Bank's market area, and other factors related to the collectibility of Peoples Community Bank's loan portfolio. After considering the above factors, management recorded a provision for losses on loans totaling $3.6 million and $4.2 million for the fiscal years ended September 30, 2004 and 2003, respectively. The provision recorded during the fiscal 2004 period was predicated primarily upon the $45.1 million, or 8.1%, of growth in the gross loan portfolio, as well as the increase in loans secured by multi-family and nonresidential real estate, the origination of approximately $23.1 million in unsecured commercial lines of credit during fiscal 2004 and an increase in the level of charge-offs year to year. Such types of lending are generally considered to involve a higher degree of risk than one- to four-family residential lending. There can be no assurance that the allowance for loan losses will be sufficient to cover losses on nonperforming loans in the future.

Other Income

         Other income totaled $1.2 million for the fiscal year ended September 30, 2004, a decrease of $70,000, or 5.6%, compared to fiscal 2003. The decrease was due primarily to a $474,000, or 96.1%, decrease in gain on the sale of mortgage-backed and investment securities, which was partially offset by a $223,000 increase in gain on sale of branch premises, deposits and loans and a $181,000, or 29.7%, increase in other operating income during fiscal 2004. The increase in other operating income resulted primarily from increases in fees related to the growth of loan and deposit transactions from year to year. During fiscal 2004 Peoples Community Bank sold two former branch locations for a total gain of $352,000.

General, Administrative and Other Expense

         General, administrative and other expense totaled $13.8 million for the fiscal year ended September 30, 2004, an increase of $3.2 million, or 30.9%, compared to fiscal 2003. This increase resulted primarily from a $2.3 million, or 44.3%, increase in employee compensation and benefits, a $103,000, or 5.35%, increase in occupancy and equipment expense, a $111,000, or 18.7%, increase in franchise tax, a $433,000, or 69.4%, increase in data processing, and a $292,000, or 13.6%, increase in other operating expense.

         As previously noted, the addition of the accounts of the Ameriana branches, which Peoples Community Bancorp acquired in September 2003, contributed to the increases in the level of expenses during the fiscal year ended September 30, 2004, compared to fiscal 2003. A full year of expenses on these acquired assets and liabilities was recognized in fiscal 2004 compared to a portion of one month in fiscal 2003. Of the $3.2 million increase in general, administrative and other expenses recorded in fiscal 2004, approximately $1.1 million was directly associated with the inclusion of accounts, staff and branches acquired in the Ameriana acquisition.

         The Peoples Community Bank employed approximately 142 and 117 full-time employees as of September 30, 2004 and 2003, respectively. Sixteen full-time employees were obtained in the two branch office acquisitions from Ameriana in September, 2003. The increase in employee compensation and benefits was due to the increase in staffing levels to support growth in the overall infrastructure of Peoples Community Bancorp, as well as normal merit increases and increases in health insurance and other benefit costs.

         The increase in occupancy and equipment expense primarily reflects increased depreciation and maintenance costs associated with Peoples Community Bancorp's new branch offices. Two new offices replacing existing branch buildings were opened in the third and fourth quarter of fiscal 2003. These projects reflect the effects of Peoples Community Bancorp's ongoing commitment to expand its branch office network through acquisition and construction of new branch facilities. The increase in data processing reflects continued growth in loan and deposit accounts, as well as expenses related to the conversion of systems for the accounts acquired from Ameriana and the overall costs associated with a full data conversion to a new core processor in June 2004. Nonrecurring costs associated with these conversions totals approximately $630,000, with $150,000 of these costs to be incurred during the first quarter of fiscal 2005. The increase in franchise taxes reflects the continued growth and profitability of Peoples Community Bancorp. The increase in other operating expense was due primarily to an increase in costs related to maintaining real estate acquired through foreclosure, and an increase in other operating costs associated with Peoples Community Bancorp's overall growth year to year.

         During January 2004, Peoples Community Bancorp entered into an agreement to change its data processing provider, based upon a nine-month evaluation of available alternatives. The conversion to this new system was completed in June 2004. The new system provides an enhanced framework for expanded products and services and continued growth.

Federal Income Taxes

         Peoples Community Bancorp recorded a tax provision totaling $1.3 million for the fiscal year ended September 30, 2004, compared to a provision of $1.9 million for fiscal 2003. The effective tax rates were 31.5% and 34.0% for the fiscal years ended September 30, 2004 and 2003, respectively. The decrease in the tax provision from year to year was due to lower pre-tax income in 2004 and a decrease in the effective tax rate.

Exposure to Changes in Interest Rates

         Peoples Community Bancorp's ability to maintain net interest income depends upon its ability to earn a higher yield on interest-earning assets than the rates paid on deposits and borrowings. Peoples Community Bank's ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest fluctuate. Historically long-term, fixed-rate mortgage loans made up a significant portion of Peoples Community Bank's interest-earning assets. A predominance of long-term fixed rate loans would make Peoples Community Bank particularly susceptible to the risk of changing interest rates, particularly in a rising rate environment. However, during fiscal 2000, Peoples Community Bank began to emphasize the origination of adjustable-rate mortgage ("ARM") loans and shorter-term loans such as non-residential real estate loans, construction loans, commercial loans and consumer loans, in an effort to improve its interest rate risk position. As a result, at December 31, 2005, approximately $287.0 million, or 33.7%, of Peoples Community Bancorp's loan portfolio consisted of loans with fixed rates of interest and approximately $564.2 million, or 66.3%, had adjustable rates of interest. Further, nonresidential real-estate and land loans, construction loans, commercial loans and consumer loans totaled $478.5 million or 50.6% of the total loan portfolio at December 31, 2005 compared to $140.5 million or 33.5% of the total loan portfolio at September 30, 2001. These loans typically have higher rates and/or shorter terms to maturity compared to single-family residential mortgage loans.

Quantitative Analysis

         The OTS provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the OTS that show the impact of changing interest rates on net portfolio value. Net portfolio value ("NPV") is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The application of the methodology attempts to quantify interest rate risk and the change in NPV which would result from a theoretical 100, 200 and 300 basis point increase in market interest rates and a theoretical 100 and 200 basis point decrease in market interest rates.

         The following tables present Peoples Community Bank's net portfolio value as of December 31, 2005 and September 30, 2005 and 2004, as calculated by the OTS, based on information provided to the OTS by Peoples Community Bank.

                                              December 31, 2005
------------------------------------------------------------------------------------------------------------
                                                                                               Change in
    Change in                                                             Net Portfolio      Net Portfolio
  Interest Rates                    Net Portfolio                        Value as a % of    Value as a % of
 In Basis Points                       Value $                           Portfolio Value    Portfolio Value
   (Rate Shock)          Amount         Change         % Change             of Assets          of Assets
 ---------------       ----------   -------------      ---------         ---------------    ----------------
                                            (Dollars in thousands)
       300bp           $  98,572      $(9,897)            (9)%                 9.83%             (67)bp
       200               103,120       (5,348)            (5)                 10.17              (32)
       100               106,653       (1,816)            (2)                 10.41               (8)
         0               108,469            -              -                  10.49                -
      (100)              106,622       (1,847)            (2)                 10.24              (26)
      (200)               99,841       (8,627)            (8)                  9.53              (96)


                                             September 30, 2005
------------------------------------------------------------------------------------------------------------
                                                                                               Change in
    Change in                                                             Net Portfolio      Net Portfolio
  Interest Rates                    Net Portfolio                        Value as a % of    Value as a % of
 In Basis Points                       Value $                           Portfolio Value    Portfolio Value
   (Rate Shock)          Amount         Change         % Change             of Assets          of Assets
 ---------------       ----------   -------------      ---------         ---------------    ----------------
                                            (Dollars in thousands)
       300bp           $112,415       $(3,045)            (3)%                11.41%              (1)bp
       200              114,090        (1,371)            (1)                 11.48                6
       100              115,121          (340)             0                  11.49                6
         0              115,461             -              -                  11.43                -
      (100)             112,699        (2,762)            (2)                 11.08              (35)
      (200)             106,454        (9,007)            (8)                 10.40             (102)

                                             September 30, 2004
------------------------------------------------------------------------------------------------------------
                                                                                               Change in
    Change in                                                             Net Portfolio      Net Portfolio
  Interest Rates                    Net Portfolio                        Value as a % of    Value as a % of
 In Basis Points                       Value $                           Portfolio Value    Portfolio Value
   (Rate Shock)          Amount         Change         % Change             of Assets          of Assets
 ---------------       ----------   -------------      ---------         ---------------    ----------------
                                            (Dollars in thousands)
      300bp            $81,064        $(8,030)            (9)%                9.21%             (59)bp
      200               86,333         (2,761)            (3)                 9.68              (12)
      100               89,396            302              0                  9.92               12
        0               89,094              -              -                  9.80                -
     (100)              84,957         (4,137)            (5)                 9.29              (51)


         As shown by the December 31, 2005 table above, a 100 basis point increase in interest rates would result in a slight decrease in Peoples Community Bank's net portfolio value based on OTS calculations as of December 31, 2005. A 200 and 300 basis point increase would result in somewhat larger decreases in net portfolio value. The December 31, 2005 table also indicates a decrease in net portfolio value at a 100 and 200 basis point decrease in interest rates. The instantaneous shock as indicated in the table is subject to periodic interest rate adjustments and caps as dictated by the underlying notes.

Quantitative Analysis

         Peoples Community Bank's fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, Peoples Community Bank would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. Historically, Peoples Community Bank has been able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. Peoples Community Bank attempts to mitigate potential exposure to interest rate risk by:

         (1) Originating one-year and three-year adjustable-rate mortgage loans;

         (2) Increasing originations of nonresidential real estate mortgage loans, which generally have higher yields and shorter terms to maturity than single-family residential mortgage loans;

         (3) Originating home equity lines of credit with interest rates that adjust monthly based on an index;

         (4) Originating unsecured lines of credit with interest rates that adjust monthly based on an index;

         (5)      Purchasing adjustable-rate mortgage-backed securities;

         (6) Utilizing fixed-rate longer-term advances offered by the Federal Home Loan Bank; and

         (7)      Developing a strong core deposit base.

Liquidity and Capital Resources

         Peoples Community Bank, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Liquid assets consist of cash and interest-bearing deposits in other financial institutions, investments and mortgage-backed securities. Management monitors and assesses liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses.

         The primary sources of funds included deposits, principal and interest repayments on loans and on mortgage-backed securities and borrowings. Peoples Community Bank's first preference is to fund liquidity needs with core deposits, if available, in the marketplace. Core deposits include noninterest-bearing and interest-bearing retail deposits. Other funding sources include Federal Home Loan Bank advances.

         Liquid assets as of December 31, 2005, included cash and deposits in other financial institutions totaling $21.6 million, in addition to investment securities and mortgage-backed securities available for sale at a total market value of $74.5 million. These liquid assets as well as the ability to borrow funds, sell loan participations and attract deposits through local pricing or through brokers will allow the Bank to meet its obligations and commitments as indicated in the table below. Any future excess liquidity generated via operations will be utilized to repay borrowings or purchase investment and mortgage-backed securities.

         The following table sets forth information regarding Peoples Community Bank's obligations and commitments to make future payments under contract as of December 31, 2005.

                                                                                           Payments due by period
                                                                --------------------------------------------------------------------
                                                                  Less                                        More
                                                                  than            1-3            3-5          than
                                                                 1 year          years          years        5 years          Total
                                                                --------       --------       --------       --------       --------
                                                                                             (In thousands)
Contractual obligations:
  Operating lease obligations                                   $     55       $     88       $     76       $     83       $    302
  Contracts to purchase office premises                               --             --             --             --             --
  Advances from the Federal Home Loan
    Bank and other borrowings                                     24,500          9,806         53,870        104,956        193,132
  Certificates of deposit                                        252,114        103,052         86,225             66        441,457

Amount of commitments expiring per period
  Commitments to originate loans:
    Consumer lines of credit                                      25,324             --             --             --         25,324
    Commercial lines of credit                                    14,256             --             --             --         14,256
    One-to-four family and multi-family loans                     38,719             --             --             --         38,719
    Non-residential real estate and land loans                    51,583             --             --             --         51,583
  Commitments to fund commercial or other:
     Letters of credit                                             9,687             --             --             --          9,687
                                                                --------       --------       --------       --------       --------

         Total contractual obligations                          $416,238       $112,946       $140,171       $105,105       $774,460
                                                                ========       ========       ========       ========       ========

         Peoples Community Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At December 31, 2005, Peoples Community Bank exceeded each of the capital requirements with tangible, core and risk-based capital ratios of 8.2%, 8.2% and 12.0%, respectively.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related financial data presented herein regarding Peoples Community Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Peoples Community Bancorp's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Peoples Community Bancorp's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                                  LEGAL MATTERS

        The legality of Peoples Community Bancorp common stock to be issued in connection with the merger will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P. Certain legal matters will be passed upon for Mercantile by Squire, Sanders & Dempsey, LLP. In addition, Squire, Sanders & Dempsey, LLP, counsel for Mercantile, will deliver an opinion to Mercantile concerning various federal income tax consequences of the merger. See "The Merger - Material Federal Income Tax Consequences" beginning on page ____.

                                    EXPERTS

        The consolidated financial statements of Peoples Community Bancorp for the years ended September 30, 2005 and 2004, and for each of the years in the three years period ended September 30, 2005, have been included in this proxy statement Prospectus in reliance on the reports of BKD LLP and Grant Thornton LLP, independent registered public accountants, given on the authority of such firms as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

        Peoples Community Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Peoples Community Bancorp files with the SEC at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

        Peoples Community Bancorp has filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the Peoples Community Bancorp common stock to be issued in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of Peoples Community Bancorp. This proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement, copies of which may be obtained from the SEC as set forth below.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH DECIDING YOUR VOTE UPON THE APPROVAL OF THE MERGER. NEITHER MERCANTILE NOR PEOPLES COMMUNITY BANCORP HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED _______, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PEOPLES COMMUNITY BANCORP COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                          INDEX TO FINANCIAL STATEMENTS
                                Peoples Community Bancorp, Inc. and Subsidiaries
                                                                                                          Page No.
                                                                                                          --------
Report of Independent Registered Public Accounting Firm................................................      F-1

Report of Independent Registered Public Accounting Firm................................................      F-2

Consolidated Financial Statements:

         Consolidated Statements of Financial Condition as of December 31, 2005 (unaudited)
              and September 30, 2005 and 2004..........................................................      F-3

         Consolidated Statements of Earnings for the Three Months Ended December
              31, 2005 and 2004 (unaudited) and Each of the Three Years in the
              Period ended September 30, 2005..........................................................      F-4

         Consolidated Statements of Comprehensive Income for the Three Months Ended
              December 31, 2005 and 2004 (unaudited) and Each of the Three Years in the
              Period ended September 30, 2005..........................................................      F-5

         Consolidated Statements of Stockholders' Equity for the Three Months Ended
              December 31, 2005 (unaudited) and Each of the Three Years in the Period Ended
              September 30, 2005.......................................................................      F-6

         Consolidated Statements of Cash Flows for the Three Months Ended
              December 31, 2005 and 2004 (unaudited) and Each of the Three Years in the
              Period ended September 30, 2005..........................................................      F-7

         Notes to Financial Statements.................................................................      F-8

         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

        REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Peoples Community Bancorp, Inc.

         We have audited the consolidated statements of financial condition of Peoples Community Bancorp, Inc. as of September 30, 2003, (which is not included in this Annual Report) and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Community Bancorp, Inc. as of September 30, 2003, and the consolidated results of its operations and its cash flows for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
----------------------
Cincinnati, Ohio
October 30, 2003

[LOGO] BKD LLP
               -----------------------------------------------------------------

            Report of Registered Independent Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Peoples Community Bancorp, Inc.
West Chester, Ohio

We have audited the consolidated statement of financial condition of Peoples Community Bancorp, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended September 30, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Community Bancorp, Inc. as of September 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Cincinnati, Ohio
October 28, 2005, except for Note P as to which the date is November 4, 2005

                                                   PEOPLES COMMUNITY BANCORP, INC.

                                           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                  (In thousands, except share data)

====================================================================================================================================

                                                                                                             September 30,
                                                                                 December 31,       --------------------------------
                                                                                    2005                2005                2004
                                                                                -----------         -----------         -----------
     ASSETS                                                                     (unaudited)
Cash and due from banks                                                         $    19,988         $    10,787         $    10,807
Interest-bearing deposits in other financial institutions                             1,570               6,274               3,623
                                                                                -----------         -----------         -----------
         Cash and cash equivalents                                                   21,558              17,061              14,430

Securities designated as available for sale                                          74,482             207,366             229,154
Loans receivable - net of allowance of $13,444 at
  December 31, 2005 and $13,697 and $11,025 at
  September 30, 2005 and 2004, respectively                                         851,270             704,714             599,466
Office premises and equipment                                                        25,287              23,967              17,816
Real estate acquired through foreclosure                                                188                 207                 301
Federal Home Loan Bank stock                                                         13,122              11,871              10,841
Accrued interest receivable                                                           5,204               4,774               3,599
Bank-owned life insurance                                                            15,320              15,158                --
Prepaid expenses and other assets                                                     5,852               5,161               3,320
Goodwill                                                                             20,282              10,028               6,089
Intangible Assets                                                                     5,330               1,743                --
Deferred federal income taxes                                                         3,017               4,604               4,105
                                                                                -----------         -----------         -----------

         Total assets                                                           $ 1,040,912         $ 1,006,654         $   889,121
                                                                                ===========         ===========         ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                        $   726,629         $   612,199         $   472,436
Advances from the Federal Home Loan Bank                                            193,132             273,569             324,500
Guaranteed preferred beneficial interests in
  junior subordinated debentures                                                     28,351              28,351              12,887
Accrued interest payable                                                                700                 845                 228
Other liabilities                                                                     6,053               4,990               3,295
                                                                                -----------         -----------         -----------
          Total liabilities                                                         954,865             919,954             813,346

Commitments and contingent liabilities                                                 --                  --                  --

Stockholders' equity
   Common stock - 15,000,000 shares of $.01 par
     value authorized; 4,424,449, 4,424,449 and 3,898,910
     shares issued at December 31, 2005, September 30, 2005
     and 2004, respectively                                                              44                  44                  39
  Additional paid-in capital                                                         62,945              62,872              51,901
  Retained earnings                                                                  24,785              25,362              24,891
  Shares acquired by stock benefit plan                                              (1,423)             (1,464)               (723)
  Accumulated comprehensive loss, unrealized losses on
    securities designated as available for sale,
    net of related tax effects                                                         (304)               (114)               (333)
                                                                                -----------         -----------         -----------
         Total stockholders' equity                                                  86,047              86,700              75,775
                                                                                -----------         -----------         -----------
         Total liabilities and stockholders' equity                             $ 1,040,912         $ 1,006,654         $   889,121
                                                                                ===========         ===========         ===========

The accompanying notes are an integral part of these statements.

                                                   PEOPLES COMMUNITY BANCORP, INC.

                                                 CONSOLIDATED STATEMENTS OF EARNINGS

                                                  (In thousands, except share data)

====================================================================================================================================

                                                                         Three months ended
                                                                             December 31,              Years ended September 30,
                                                                       ---------------------     ----------------------------------
                                                                         2005         2004          2005         2004         2003
                                                                       --------     --------     --------     --------     --------
                                                                            (unaudited)
Interest income
  Loans                                                                $ 12,620     $  9,405     $ 41,628     $ 34,712     $ 34,952
  Mortgage-backed securities                                              1,463        1,228        5,292        4,908        1,568
  Investment securities                                                      12           11          664          480          479
  Interest-bearing deposits and other                                       307          141          164           71          170
                                                                       --------     --------     --------     --------     --------
         Total interest income                                           14,402       10,785       47,748       40,171       37,169

Interest expense
  Deposits                                                                5,111        3,175       15,226       11,472       11,260
  Borrowings                                                              3,044        2,384       10,978        8,341        6,812
                                                                       --------     --------     --------     --------     --------
         Total interest expense                                           8,155        5,559       26,204       19,813       18,072

         Net interest income                                              6,247        5,226       21,544       20,358       19,097

Provision for losses on loans                                               900          900        3,600        3,600        4,198
                                                                       --------     --------     --------     --------     --------

         Net interest income after provision
           for losses on loans                                            5,347        4,326       17,944       16,758       14,899

Other income
  Gain (loss) on sale of investments and mortgage-backed
    securities                                                           (1,407)         724          741           19          493
  Gain (loss) on sale of branch premises, deposits and loans                (15)        --            (58)         371          148
  Other operating                                                           658          248        1,431          791          610
                                                                       --------     --------     --------     --------     --------
         Total other income                                                (764)         972        2,114        1,181        1,251

General, administrative and other expense
  Employee compensation and benefits                                      2,343        2,004        8,235        7,513        5,206
  Occupancy and equipment                                                   728          658        2,579        2,029        1,926
  Franchise taxes                                                           240          168          873          705          594
  Data processing                                                           201          303          916        1,057          624
  Other operating                                                         1,018          749        3,224        2,446        2,154
                                                                       --------     --------     --------     --------     --------
         Total general, administrative and other expense                  4,530        3,882       15,827       13,750       10,504
                                                                       --------     --------     --------     --------     --------

         Earnings before income taxes                                        53        1,416        4,231        4,189        5,646

Federal income taxes
  Current                                                                  (350)         746        1,945        2,265        2,800
  Deferred                                                                  316         (265)        (570)        (845)        (878)
                                                                       --------     --------     --------     --------     --------
         Total federal income taxes                                         (34)         481        1,375        1,320        1,922
                                                                       --------     --------     --------     --------     --------

         NET EARNINGS                                                  $     87     $    935     $  2,856     $  2,869     $  3,724
                                                                       ========     ========     ========     ========     ========

         EARNINGS PER SHARE
            Basic                                                      $    .02     $    .24     $    .73     $    .92     $   1.51
                                                                       ========     ========     ========     ========     ========

            Diluted                                                    $    .02     $    .24     $    .72     $    .91     $   1.48
                                                                       ========     ========     ========     ========     ========

The accompanying notes are an integral part of these statements.


                                                   PEOPLES COMMUNITY BANCORP, INC.

                                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                           (In thousands)

====================================================================================================================================

                                                                           For the three months
                                                                             ended December 31,        Years ended September 30,
                                                                            -------------------     -------------------------------
                                                                             2005        2004        2005        2004        2003
                                                                            -------     -------     -------     -------     -------
                                                                                 (unaudited)
Net earnings                                                                $    87     $   935     $ 2,856     $ 2,869     $ 3,724

Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) on securities during
    the period, net of tax effects (benefits) of $(576), $155,
    $365, $177, and $(220) for the respective periods                        (1,119)        301         708         369        (427)

  Reclassification adjustment for realized losses
    (gains) included in earnings, net of tax effects
    of $478, $(246), $(252), $(6) and
    $(168) for the respective periods                                           929        (478)       (489)        (13)       (325)
                                                                            -------     -------     -------     -------     -------

Comprehensive income (loss)                                                 $  (103)    $   758     $ 3,075     $ 3,225     $ 2,972
                                                                            =======     =======     =======     =======     =======

Accumulated comprehensive loss                                              $  (304)    $  (510)    $  (114)    $  (333)    $  (689)
                                                                            =======     =======     =======     =======     =======

The accompanying notes are an integral part of these statements.

                                                   PEOPLES COMMUNITY BANCORP, INC.

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                           (In thousands)

====================================================================================================================================

                                                                                          Shares          Unrealized
                                                                                         acquired       gains (losses)
                                                        Additional                       by stock       on securities
                                           Common         paid-in        Retained         benefit       designated as
                                            Stock         Capital        Earnings          Plan         available for sale    Total
                                            -----         -------        --------          ----         ------------------    -----
Balance at October 1, 2002                $     25       $ 23,931       $ 19,447        $   (476)         $     63         $ 42,990
Amortization expense of stock
  benefit plan                                --              391           --               190              --                581
Compensation expense
  relating to vested stock options            --              149           --              --                --                149
Exercise of stock options                     --                7           --              --                --                  7
Net earnings for the year
  ended September 30, 2003                    --             --            3,724            --                --              3,724
Unrealized losses on securities
  designated as available for sale,
  net of related tax effects                  --             --             --              --                (752)            (752)
                                          --------       --------       --------        --------          --------         --------

Balance at September 30, 2003                   25         24,478         23,171            (286)             (689)          46,699
Amortization expense of stock
  benefit plans                               --              432             19             263              --                714
Compensation expense relating
  to vested stock options                     --              191           --              --                --                191
Issuance of common shares                       14         26,800           --              (700)             --             26,114
Net earnings for the year ended
  September 30, 2004                          --             --            2,869            --                --              2,869
Dividends paid of $.30 per
  common shares                               --             --           (1,168)           --                --             (1,168)
Unrealized gains on securities
  designated as available for sale,
  net of related tax effects                  --             --             --              --                 356              356
                                          --------       --------       --------        --------          --------         --------

Balance at September 30, 2004                   39         51,901         24,891            (723)             (333)          75,775
Amortization expense of stock
  benefit plans                               --              392           --               221              --                613
Compensation expense relating
  to vested stock options                     --              184           --              --                --                184
Issuance of common shares                        5         10,245           --              (962)             --              9,288
Exercise of stock options                     --              150           --              --                --                150
Net earnings for the year ended
  September 30, 2005                          --             --            2,856            --                --              2,856
Dividends paid of $.60 per
  common share                                --             --           (2,385)           --                --             (2,385)
Unrealized gains on securities
  designated as available for sale,
  net of related tax effects                  --             --             --              --                 219              219
                                          --------       --------       --------        --------          --------         --------

Balance at September 30, 2005                   44         62,872         25,362          (1,464)             (114)          86,700
Amortization expense of stock
  benefit plans (unaudited)                   --               53           --                41              --                 94
Exercise of stock options (unaudited)         --               20           --              --                --                 20
Net earnings for the quarter ended
  December 31, 2005 (unaudited)               --             --               87            --                --                 87
Dividends paid of $.15 per
  common share (unaudited)                    --             --             (664)           --                --               (664)
Unrealized losses on securities
  designated as available for sale,
  net of related tax effects (unaudited)      --             --             --              --                (190)            (190)
                                          --------       --------       --------        --------          --------         --------
Balance at December 31, 2005
  (unaudited)                             $     44       $ 62,945       $ 24,785        $ (1,423)         $   (304)        $ 86,047


The accompanying notes are an integral part of these statements.

                                                   PEOPLES COMMUNITY BANCORP, INC.

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           (In thousands)

====================================================================================================================================

                                                                       For the three months
                                                                         ended December 31,            Years ended September 30,
                                                                      ----------------------    -----------------------------------
                                                                         2005         2004         2005         2004         2003
                                                                      ---------    ---------    ---------    ---------    ---------
                                                                            (unaudited)
Cash flows provided by (used in) operating activities:
  Net earnings for the period                                         $      87    $     935    $   2,856    $   2,869    $   3,724
  Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
      Amortization of premiums and discounts on securities                  247          358        1,768        1,493        1,058
      Amortization of deferred loan origination fees and premiums          (413)        (326)      (1,630)        (730)      (1,574)
      Amortization of premiums and discounts on borrowings                 (404)        --           --           --           --
      Expense of stock benefit plans                                         94          118          797          905          730
      Amortization of other intangible assets                               116         --            116         --           --
      Reduction of goodwill associated with sale of loans and
        deposits                                                             --         --           --           --          1,650
      Depreciation                                                          340          252        1,116          893          879
      Provision for losses on loans                                         900          900        3,600        3,600        4,198
      Federal Home Loan Bank stock dividends                               (165)        (116)        (510)        (424)        (414)
      Investment securities dividends                                       (12)         (11)         (46)         (51)         (39)
      Income from bank-owned life insurance                                (162)        --           (158)        --           --
      Undistributed income from investment in Columbia                      (48)        --            (95)        --           --
      Loss (gain) on sale of securities                                   1,407         (724)        (741)         (19)        (493)
      (Gain) loss on sale of branch premises and deposits                  --           --             58         (261)        (148)
      Gain on sale of loans                                                --            (23)         (93)        (110)        --
      Loss on sale of foreclosed real estate                                 18         --             33         --           --
      Proceeds from sale of loans in the secondary market                  --          1,529        6,714       10,013         --
      Loans originated for sale in the secondary market                    --         (1,506)      (6,543)      (9,903)        --
  Increase (decrease) in cash, due to changes in:
      Accrued interest receivable                                            (7)        (430)        (882)      (1,030)         (87)
      Prepaid expenses and other assets                                   3,170        1,400          580       (2,345)      (2,401)
      Accrued interest payable and other liabilities                       (967)        (130)       2,062         (161)        (440)
                                                                      ---------    ---------    ---------    ---------    ---------
         Net cash provided by operating activities                        4,201        2,226        9,002        4,739        6,643

Cash flows provided by (used in) investing activities:
  Purchase of investment in Columbia                                       --           --         (2,524)        --           --
  Purchase of bank-owned life insurance                                    --           --        (15,000)        --           --
  Purchases of investment securities and mortgage-backed
    securities                                                             --        (21,391)     (88,111)    (146,953)    (209,079)
  Proceeds from sale of investment securities and mortgage-
    backed securities designated as available for sale                  108,865       37,326       41,919        1,410       68,389
  Principal repayments on mortgage-backed securities and
    investment securities                                                22,482       17,754       76,510       51,489       23,032
  Proceeds from sale of loans and loan participations                     3,490         --          1,055        5,003       10,180
  Principal repayments on loans                                          76,091       36,307      263,580      236,398      247,086
  Loan disbursements                                                   (103,980)     (55,314)    (336,967)    (289,465)    (278,573)
  Purchase of office premises and equipment                                (640)      (2,699)      (6,880)      (6,380)      (2,132)
  Proceeds from sale of branch premises and deposits                       --           --            565          988         --
  Purchase of Federal Home Loan Bank stock                                 --           --           --           (196)        --
  Proceeds from sale of real estate acquired through foreclosure           --            162          880        1,071           65
  Sale of Federal Home Loan Bank stock                                     --           --           --           --            100
  Cash received in branch acquisition transaction-net                      --           --           --           --         19,730
  Cash received in acquisition of American State Corporation - net         --           --          8,349         --           --
  Cash paid in acquisition of PFS Bancorp, Inc. - net                   (30,008)        --           --           --           --
                                                                      ---------    ---------    ---------    ---------    ---------
         Net cash provided by (used in) investing activities             76,300       12,145      (56,624)    (146,635)    (121,202)
                                                                      ---------    ---------    ---------    ---------    ---------

         Net cash provided by (used in) operating and investing
            activities (balance carried forward)                      $  80,501    $  14,371    $ (47,622)   $(141,896)   $(114,559)

The accompanying notes are an integral part of these statements.


                                                   PEOPLES COMMUNITY BANCORP, INC.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                           (In thousands)

====================================================================================================================================

                                                                       For the three months
                                                                        ended December 31,            Years ended September 30,
                                                                      ----------------------    -----------------------------------
                                                                         2005         2004         2005         2004         2003
                                                                      ---------    ---------    ---------    ---------    ---------
                                                                           (unaudited)
       Net cash used in operating and investing activities
                 (balance brought forward)                            $  80,501    $  14,371    $ (47,622)   $(141,896)   $(114,559)

Cash flows provided by (used in) financing activities:
  Net increase in deposit accounts                                       25,740       14,053       81,768       16,536       31,209
  Proceeds from Federal Home Loan Bank advances and
    other borrowings                                                     49,900       40,000      213,000      210,800      162,950
  Repayment of Federal Home Loan Bank advances and
    other borrowings                                                   (151,000)     (70,000)    (267,032)    (106,200)     (96,000)
  Proceeds from issuance of subordinated debentures                        --           --         15,464         --           --
  Proceeds from issuance of common stock                                   --           --         10,250       26,814         --
  Dividends paid on common stock                                           (664)        (585)      (2,385)      (1,168)        --
  Proceeds from exercise of stock options                                    20            3          150         --              7
  Shares acquired by ESOP                                                  --           --           (962)        (700)        --
                                                                      ---------    ---------    ---------    ---------    ---------
       Net cash provided by (used in) financing activities              (76,004)     (16,529)      50,253      146,082       98,166
                                                                      ---------    ---------    ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                      4,497       (2,158)       2,631        4,186      (16,393)

Cash and cash equivalents at beginning of period                         17,061       14,430       14,430       10,244       26,637
                                                                      ---------    ---------    ---------    ---------    ---------

Cash and cash equivalents at end of period                            $  21,558    $  12,272    $  17,061    $  14,430    $  10,244
                                                                      =========    =========    =========    =========    =========

Supplemental disclosure of cash flow information:
Cash paid during the period for:
     Federal income taxes                                             $     500    $     500    $   1,200    $   3,500    $   4,530
                                                                      =========    =========    =========    =========    =========

    Interest on deposits and borrowings                               $   8,300    $   5,215    $  25,587    $  20,294    $  18,206
                                                                      =========    =========    =========    =========    =========

Supplemental disclosure of noncash investing activities:
   Transfers from loans to real estate acquired through
     foreclosure                                                      $    --      $   1,453    $   1,854    $     513    $   2,863
                                                                      =========    =========    =========    =========    =========

   Loans disbursed to facilitate sale of real estate
     acquired through foreclosure                                     $    --      $    --      $   1,276    $     339    $   2,325
                                                                      =========    =========    =========    =========    =========

   Loans disbursed to facilitate sale of real estate                  $    --      $    --      $    --      $     490    $    --
                                                                      =========    =========    =========    =========    =========

The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Peoples Community Bancorp, Inc. ("Peoples" or "the Corporation") is a federal bank holding company whose activities are primarily limited to holding the stock of Peoples Community Bank ("the Bank") and a 38% interest in Columbia Bancorp, Inc., an unconsolidated financial institution subsidiary. Peoples conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. Peoples' profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Peoples can be significantly influenced by a number of factors, such as governmental monetary policy, that are outside of management's control.

    The Corporation has entered into a number of acquisitions, divestitures and other material financial transactions during the years covered by these financial statements.

    On July 25, 2003, the Bank sold Kenwood Savings Bank consisting primarily of $10.0 million in deposits and $10.1 million of loans to Fort Washington Trust Company, a subsidiary of Western and Southern Life Insurance Company, for total cash consideration of $1.7 million.

    On September 26, 2003, the Bank acquired the two Ohio branch offices of Ameriana Bank and Trust, including $32.8 million in loans and $55.6 million in deposits. The Bank recorded approximately $2.3 million in goodwill as a result of the transaction.

    On April 27, 2004, Peoples Community Bancorp completed a secondary offering of 1,365,674 shares of common stock. The net proceeds of the offering, totaling approximately $26.8 million, have been used to fund Peoples Community Bancorp's growth strategy and for general corporate purposes.

    On January 14, 2005, Peoples Community Bancorp acquired 69,925 shares of Columbia Bancorp, Inc. ("Columbia"), Cincinnati, Ohio, a privately held bank holding company for an aggregate purchase price of $2.5 million. These shares represent approximately 38% of Columbia's issued and outstanding common stock. At this point, Peoples Community Bancorp, Inc. became a bank holding company.

    On June 10, 2005, the Company acquired American State Corporation, the parent company of American State Bank ("American") with three branch offices in the Southeast Indiana communities of Lawrenceburg, Aurora and Bright. The Bank paid $4.79 in cash for each of the 1,469,062 outstanding common shares of American. American's outstanding preferred stock was redeemed for cash at par value, totaling $700,000. The expansion in this Southeast Indiana community further enhances Peoples Community Bank's ability to increase its market share and scale of operations, as well as expand its distribution network within the greater Cincinnati area.

    On August 11, 2005, the Company completed a private placement of 500,000 shares of its common stock with certain institutional investors and directors and officers. The net proceeds of $10.3 million were utilized to supplement the Company's capital and also will serve as an additional source to fund the Company's growth strategy and for general corporate purposes.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    On November 1, 2005, the Company entered into a definitive agreement and plan of merger whereby the Company will acquire Mercantile Financial Corporation, parent of Mercantile Savings Bank, and Mercantile Savings Bank will merge with Peoples Community Bank. Mercantile Financial Corporation plans to sell certain fixed assets in a separate transaction prior to consummating the merger. Mercantile Savings Bank operates one office in Cincinnati and offers a wide range of bank products and services. Under the term of the agreement, the Company will pay a combination of stock and cash as set forth in the agreement and plan of merger for each outstanding common share of Mercantile, resulting in aggregate merger consideration of approximately $8.3 million (unaudited). The merger is expected to be consummated in our second fiscal quarter of 2006, pending receipt of regulatory approvals and other customary conditions of closing. This transaction will be accounted for using the purchase method of accounting.

    On December 16, 2005, the Company acquired PFS Bancorp, Inc., ("PFS") the parent company of Peoples Federal Savings Bank ("Peoples Federal"). Peoples Federal operated three offices in the Southeast Indiana communities of Aurora, Rising Sun, and Vevay. The Company paid $23.00 in cash for each of the outstanding 1,473,728 shares of PFS, resulting in aggregate merger consideration of approximately $32.8 million (unaudited).

    The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

    1.  Principles of Consolidation
        ---------------------------

    The accompanying consolidated financial statements include the accounts of the Company and the Bank, it's wholly-owned subsidiary. All significant intercompany items have been eliminated. In December 2003, FASB issued a revision to FIN 46 to clarify certain provisions that affected the accounting for trust preferred securities. As a result of the provisions in FIN 46, Peoples Bancorp Capital Trust I was deconsolidated as of June 30, 2004, with the Company accounting for its investment in Peoples Community Bancorp Capital Trust I as an asset, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Company had previously classified the trust preferred securities as debt, but eliminated its common stock investment. The investment in Peoples Community Bancorp Capital Trust II is accounted for using provisions of FIN 46 as revised by the FASB.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    2.  Investment Securities and Mortgage-Backed Securities
        ----------------------------------------------------

    The Corporation accounts for investments in debt and equity securities as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders' equity.

    Realized gains and losses on sales of securities are recognized using the specific identification method. Amortization of premiums and accretion of discounts are recorded on a principal paydown method based on the estimated duration of the underlying security.

    3.  Loans Receivable
        ----------------

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal. In this case the loan is returned to accrual status. If the ultimate collectibility of principal is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

    During fiscal 2003, Peoples sold loans as a part of the Kenwood Savings Bank transaction, retaining servicing on the loans sold.

    The Corporation recognizes as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to mortgage servicing rights.

    The Corporation assesses the impairment of the capitalized mortgage servicing rights based on fair value. The mortgage servicing rights recorded by Peoples were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources, including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

    The Bank recorded amortization related to mortgage servicing rights totaling $111,000 and $37,000 for the fiscal years ended September 30, 2004 and 2003, respectively. At September 30, 2003, the fair value and carrying value of the Bank's mortgage servicing rights totaled approximately $111,000. No mortgage servicing rights existed at December 31, 2005 (unaudited) or September 30, 2005 or 2004.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    4.  Loan Origination Fees
        ---------------------

    Peoples accounts for loan origination fees received from loans, net of direct origination costs, as deferred items, and amortizes such amounts to interest income using the level-yield method, giving effect to actual loan prepayments. Loan origination costs are limited to the direct costs of originating a loan, i.e., principally direct personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Peoples' experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

    5.  Allowance for Loan Losses
        -------------------------

    It is Peoples' policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Peoples records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    Peoples accounts for impaired loans based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. Peoples' current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Peoples' investment in multi-family, nonresidential real estate and land loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value. With respect to the Bank's investment in unsecured commercial lines of credit, impairment is measured based upon the present value of expected future cash flows.

    It is Peoples' policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment at that time.

    6.  Office Premises and Equipment
        -----------------------------

    Office premises and equipment are originally recorded at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty to fifty years for buildings, ten to fifty years for building improvements, and three to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    7.  Real Estate Acquired Through Foreclosure
        ----------------------------------------

    Real estate acquired through foreclosure is carried at fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the amount determined at the recording date. In determining the fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  Investment in Columbia Bancorp, Inc.
        ------------------------------------

    In January 2005, the Corporation acquired 69,925 shares of Columbia Bancorp, Inc., Cincinnati, Ohio, a privately held bank holding company for an aggregate purchase price of $2.5 million. These shares represent approximately 38% of Columbia's issued and outstanding common stock. The investment is carried at cost, adjusted for the Corporation's equity in the undistributed income of Columbia Bancorp, Inc. As of December 31, 2005, Columbia Bancorp, Inc. had $5.4 million in retained earnings which represent undistributed earnings (unaudited).

    9.  Goodwill
        --------

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. Goodwill has been assigned to the Bank as the reporting unit that is expected to benefit from the goodwill.

    During fiscal 2003, the Bank acquired two branch offices from another financial institution resulting in a carrying value of $2.3 million in goodwill. Additionally, the Bank sold Kenwood Savings Bank, resulting in a reduction of approximately $1.1 million of goodwill related to the fiscal 2002 acquisition of Kenwood.

    In June 2005, the Bank acquired an Indiana financial institution resulting in goodwill of approximately $3.9 million. In December 2005, the Bank acquired another Indiana financial institution resulting in goodwill of approximately $10.3 million (unaudited).

    Peoples evaluated the unamortized goodwill balance during fiscal 2005 in accordance with the provisions of SFAS No. 142. The evaluation showed no indication of impairment.

    The changes in the carrying amount of goodwill were:

                                                   For the three                   Years ended September 30,
                                                    months ended           ----------------------------------------
               (In thousands)                    December 31, 2005           2005            2004             2003
                                                 -----------------         -------          ------           ------
                                                    (unaudited)
      Balance as of beginning of period               $10,028               $6,089          $6,089           $4,875
           Sale of Kenwood                                 --                   --              --           (1,089)
           Purchase of Ameriana branches                   --                   --              --            2,303
           Purchase of American State                      --                3,939              --               --
           Purchase of Peoples Federal                 10,254                   --              --               --
                                                      -------              -------          ------           ------
       Balance as of end of period                    $20,282              $10,028          $6,089           $6,089
                                                      =======              =======          ======           ======

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10. Other Intangible Assets
        -----------------------

    The Bank had no other intangible assets at September 30, 2004. In June 2005, the Bank recorded $1.9 million of core deposit intangibles in conjunction with the acquisition of American State Corporation. In December 2005 (unaudited), the Bank recorded $3.7 million of core deposit intangibles in conjunction with the acquisition of Peoples Federal. The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2005 (unaudited) and September 30, 2005 were:

                                            Gross Carrying      Accumulated
              (In Thousands)                    Amount          Amortization
                                            --------------      ------------
       As of December 31, 2005
             Core deposits (unaudited)          $5,562             $232

       As of September 30, 2005
             Core deposits                      $1,859             $116

    Amortization expense of $116,000 was recorded in both the three months ended December 31, 2005 (unaudited) and for the fiscal year ended September 30, 2005. No amortization expense was recorded in fiscal 2004 or 2003. The following table summarizes the Bank's current estimates for future amortization expense of the core deposit intangible.

                     Fiscal year ended             (In thousands)
                        September 30,
                        -------------
                            2006                       $ 448
                            2007                       $ 382
                            2008                       $ 315
                            2009                       $ 249
                            2010 and thereafter        $ 349

    10.  Federal Income Taxes
         --------------------

    The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    11.  Benefit Plans
         -------------

    Peoples has a noncontributory unfunded retirement plan that covers all members of its Board of Directors. Peoples' policy is to maintain an accrued liability equal to the present value of benefits computed using a predetermined annual benefit amount at retirement. The plan provides for immediate and total vesting for all participants. The provision for directors retirement expense totaled $1,000 and $15,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $19,000, $45,000 and $84,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

    The Bank has an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service. The Bank makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP on unallocated shares. All shares in the ESOP were acquired using funds provided by a loan from the Corporation and accordingly the cost of those shares is shown as a reduction of stockholders' equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock for shares committed to be released. The Bank accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given fiscal year. In April 2004, the Bank added 35,000 shares to the ESOP plan in connection with its secondary stock offering at a total value of $700,000. In March 2005, an additional 40,000 shares were acquired and added to the ESOP plan at a total value of approximately $962,000. Expense recognized related to the ESOP totaled $43,000 and $128,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $261,000, $484,000 and
    $438,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

                                                                                          September 30,
                                                      December 31,          --------------------------------------
                                                         2005                  2005          2004           2003
                                                       --------             --------       --------       --------
                                                      (unaudited)
       Allocated shares                                  98,921               99,013         86,309         62,180
       Shares committed to be released                    1,875                    -              -              -
       Unearned shares                                   63,754               65,629         39,523         28,560
                                                       --------             --------       --------       --------

         Total ESOP shares                              164,550              164,642        125,832         90,740
                                                       ========             ========       ========       ========

       Fair value of unearned shares at
         the dates indicated (expressed
         in thousands)                                 $  1,288             $  1,401       $    910       $    657
                                                       ========             ========       ========       ========

    The Corporation also has a 2001 Management Recognition Plan ("2001 MRP") which provides for awards of up to 79,109 shares of the Corporation's common stock to members of the Board of Directors, management and employees. As of September 30, 2005, all shares from the 2001 MRP had been awarded to members of the Board of Directors, management and employees. Common shares

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

    NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    11. Benefit Plans (continued)
        -------------------------

    awarded to outside members of the Board of Directors were fully expensed when granted, while shares awarded to members of management and employees will vest over a five year period beginning with the date of the award. Shares awarded under the MRP are distributed from previously authorized but unissued shares.

    Shares distributed to recipients of the awards totaled 40,532 shares as of September 30, 2005. The Corporation recorded expense related to the MRP totaling approximately $85,000 and $78,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $323,000, $263,000 and $128,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

    In 2004, the stockholders approved a 2004 Management Recognition Plan ("2004 MRP") which provides for awards of an additional 60,000 shares of the Corporation's common stock to management and employees. As of December 31, 2005 (unaudited), no shares have been awarded from the 2004 MRP.

    12. Stock Option Plan
        -----------------

    During fiscal 2001 the Board of Directors adopted the Peoples Community Bancorp, Inc. Stock Option and Incentive Plan (the "2001 Plan") that provides for the issuance of 197,773 shares of authorized but unissued shares of common stock at fair value at the date of grant. Through September 30, 2005, the Corporation has granted options of 196,170 shares, net of forfeitures, under the 2001 Plan. The 2004 Stock Option and Incentive Plan (the "2004 Plan"), as approved by stockholders, provides for the issuance of 150,000 shares of authorized but unissued shares of common stock at fair value at the date of grant. As of December 31, 2005 (unaudited), no options have been granted under the 2004 Plan.

    Both plans provide that one-fifth of the options granted become exercisable on each of the first five anniversaries of the date of grant. The remaining shares in the plans may be granted to employees in increments of 20% per year based on management's discretion.

    The Bank accounts for the plans using a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period.

    Beginning with fiscal 2002, the Corporation elected to record the expense related to the vesting of its stock options in accordance with the provisions of SFAS No. 123. Total expense recognized related to stock options amounted to $53,000 and $52,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $184,000, $191,000 and
    $149,000 for fiscal years ended September 30, 2005, 2004 and 2003, respectively.

    The fair value of the option grants are estimated on the date of grant using the modified Black-Scholes options-pricing model with the following assumptions used for grants in fiscal 2005, 2004 and 2003: dividend yield of 3.8% for fiscal 2005, 2.5% for fiscal 2004 and no dividend yield for fiscal 2003; expected volatility of 19.5% and 26.6% and 21.4%, respectively; a risk-free interest rate of 4.0%, 4.6% and 3.6% in fiscal 2005, 2004 and 2003, respectively, and an expected life of ten years for all grants. No options were granted during the three months ended December 31, 2005 (unaudited).

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12. Stock Option Plan (continued)

    A summary of the status of the Plan as of and for the periods indicated is presented below:

                                                                                    Years ended September 30,
                                        Three Months ended     ---------------------------------------------------------------------
                                        December 31, 2005             2005                     2004                     2003
                                      --------------------     ---------------------    ---------------------    -------------------
                                                  Weighted                  Weighted                Weighted                Weighted
                                                  average                   average                 average                 average
                                                  exercise                  exercise                exercise                exercise
                                       Shares      Price        Shares      Price       Shares        Price      Shares       Price
                                      -------      ------      -------      ------      -------      ------      -------     ------
                                         (unaudited)
Outstanding at beginning
  of period                           183,590      $18.29      170,336      $17.76      144,528      $16.75      120,329     $15.34
Granted                                     -        -          35,208       19.92       26,969       23.20       26,391      23.22
Exercised                                   -        -         (12,112)      14.00            -        -            (468)     14.00
Forfeited and Expired                  (5,894)      20.97       (9,842)      20.15       (1,161)      18.60       (1,724)     17.99
                                      -------      ------      -------      ------      -------      ------      -------     ------

Outstanding at end of period          177,696      $18.20      183,590      $18.29      170,336      $17.76      144,528     $16.75
                                      =======      ======      =======      ======      =======      ======      =======     ======

Options exercisable at period-end      90,558      $16.39       91,047      $16.42       70,839      $15.53       42,152     $14.73
                                      =======      ======      =======      ======      =======      ======      =======     ======

Weighted-average fair value of
  options granted during the period                   N/A                   $ 4.17                   $  .50                  $ 9.41
                                                      ===                   ======                   ======                  ======

    The following information applies to options outstanding under the 2001 Plan at December 31, 2005 (unaudited) and September 30, 2005.

                                                                    December 31, 2005      September 30, 2005
                                                                  ---------------------  -----------------------
                                                                       (unaudited)
   Number outstanding                                             78,435                 78,746
   Exercise price                                                 $14.00                 $14.00
   Weighted-average exercise price                                $14.00                 $14.00
   Weighted-average remaining contractual life                    5.50 years             5.75 years
   Options exercisable at period end                              62,971                 62,971

   Number outstanding                                             52,844                 56,098
   Range of exercise prices                                       $19.92 - $20.25        $19.92 - $20.25
   Weighted-average exercise price                                $20.04                 $20.04
   Weighted-average remaining contractual life                    8.38 years             8.63 years
   Options exercisable at period end                              12,716                 13,068

   Number outstanding                                             46,417                 48,746
   Range of exercise prices                                       $23.20 - $23.22        $23.20 - $23.22
   Weighted-average exercise price                                $23.21                 $23.21
   Weighted-average remaining contractual life                    8.02 years             8.27 years
   Options exercisable at period end                              14,871                 15,008

   Weighted-average exercise price (all outstanding shares)       $18.20                 $18.29
   Weighted-average remaining contractual life                    7.02 years             7.30 years
   Options exercisable at period end                              90,558                 91,047

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    13. Earnings Per Share
        ------------------

    Basic earnings per share for the quarters ended December 31, 2005 (unaudited) and the fiscal years ended September 30, 2005, 2004 and 2003 is based upon the weighted-average shares outstanding during the period, less 63,754, 33,888, 65,629, 39,523 and 28,560 unallocated ESOP shares, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. The computations were as follows:

                                                              For the three months ended
                                                                      December 31,                       September 30,
                                                               ------------------------      ---------------------------------------
                                                                  2005          2004           2005           2004           2003
                                                               ---------      ---------      ---------      ---------      ---------
                                                                      (unaudited)
    Weighted-average common shares outstanding
       (basic)                                                 4,358,840      3,859,520      3,920,398      3,106,694      2,474,673
    Dilutive effect of  assumed exercise of stock
       options                                                    27,257         46,828         38,741         42,657         45,323
                                                               ---------      ---------      ---------      ---------      ---------

    Weighted-average common shares outstanding
       (diluted)                                               4,386,097      3,906,348      3,959,139      3,149,351      2,519,996
                                                               =========      =========      =========      =========      =========

    Options to purchase 46,417 shares of common stock at a weighted-average exercise price of $23.21 and MRP awards of 13,543 were outstanding at December 31, 2005 (unaudited), but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

    Options to purchase 48,746, 53,019 and 35,005 shares of common stock at a weighted-average price of $23.21, $23.21, and $23.22 and MRP awards of 14,486, 20,564, and 11,359 shares were outstanding at September 30, 2005, 2004 and 2003, respectively, but were excluded from the computation of diluted earnings per share for the year because the exercise price was greater than the average market price of the common shares.

    14. Fair Value of Financial Instruments
        -----------------------------------

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    14. Fair Value of Financial Instruments (continued)
        -----------------------------------------------

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2005 (unaudited) and September 30, 2005 and 2004:

                Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential, nonresidential real estate and unsecured commercial loans. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

                Deposits: The fair value of checking accounts, savings accounts, money market demand and escrow deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

                Other borrowed money: The fair value of other borrowed money is estimated using the rates currently offered for similar borrowings of similar remaining maturities.

                Subordinated debentures: The fair value of the Corporation's subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities.

                Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2005 (unaudited) and September 30, 2005 and 2004, the difference between the fair value and notional amount of loan commitments was not material.

                Accrued Interest: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    14. Fair Value of Financial Instruments (continued)
        -----------------------------------------------

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at December 31, 2005 (unaudited) and September 30, 2005 and 2004 are as follows:

                                                                                                 September 30,
                                                                              -----------------------------------------------------
           (In Thousands)                           December 31, 2005                  2005                           2004
                                                -----------------------       -----------------------       -----------------------
                                                Carrying         Fair         Carrying        Fair          Carrying        Fair
                                                  value          value          value         value           value         value
                                                --------       --------       --------       --------       --------       --------
                                                      (unaudited)
    Financial assets
      Cash and cash equivalents                 $ 21,558       $ 21,558       $ 17,061       $ 17,061       $ 14,430       $ 14,430
      Investment securities                        3,458          3,458          7,650          7,650          1,069          1,069
      Mortgage-backed securities                  71,024         71,024        199,716        199,716        228,085        228,085
      Loans receivable                           851,270        848,863        704,714        704,367        599,466        601,222
      Accrued interest receivable                  5,204          5,204          4,774          4,774          3,599          3,599
      Federal Home Loan Bank stock                13,122         13,122         11,871         11,871         10,841         10,841
                                                --------       --------       --------       --------       --------       --------

                                                $965,636       $963,229       $945,786       $945,439       $857,490       $859,246
                                                ========       ========       ========       ========       ========       ========
    Financial liabilities
      Deposits                                  $726,629        697,564       $612,199       $612,708       $472,436       $475,567
      Advances from the Federal
         Home Loan Bank                          193,132        191,900        273,569        273,577        324,500        330,054
      Accrued interest payable                       700            700            845            845            228            228
      Subordinated debentures                     28,351         28,351         28,351         28,351         12,887         12,887
                                                --------       --------       --------       --------       --------       --------

                                                $948,812       $918,515       $914,964       $915,481       $810,051       $818,736
                                                ========       ========       ========       ========       ========       ========

    15. Capitalization
        --------------

    The Corporation's authorized capital stock includes 1,000,000 shares of $.01 per share par value voting preferred stock. No preferred shares were issued at December 31, 2005 (unaudited) and September 30, 2005 and 2004.

    16. Cash and Cash Equivalents
        -------------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions.

    17. Restriction on Cash and Due From Banks
        --------------------------------------

    The Bank is required to maintain reserve funds in cash or in deposits with Federal Reserve Bank or Federal Home Loan Bank. The reserve required at December 31, 2005 (unaudited) was $1,723,000 and at September 30, 2005 was $1,681,000.

    18. Reclassifications
        -----------------

    Certain prior year amounts have been reclassified to conform to the 2005 consolidated financial statement presentation.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities at December 31, 2005 (unaudited) and September 30, 2005 and 2004, are summarized as follows:

                                                                                       December 31, 2005 (unaudited)
                                                                      --------------------------------------------------------------
                                                                                         Gross             Gross           Estimated
                                                                      Amortized       unrealized         unrealized           fair
                                                                        cost             gains             losses             value
                                                                      --------          --------          --------          --------
                                                                                              (In thousands)
     Available for sale:
       US Government agency obligations                               $  1,242          $   --            $     31          $  1,211
       Municipal securities                                              1,151                11                16             1,146
       Mutual funds                                                      1,149              --                  48             1,101
       Mortgage-backed securities                                       71,401                11               388            71,024
                                                                      --------          --------          --------          --------

                                                                      $ 74,943          $     22          $    483          $ 74,482
                                                                      ========          ========          ========          ========

                                                                                              September 30, 2005
                                                                      --------------------------------------------------------------
                                                                                         Gross             Gross           Estimated
                                                                      Amortized       unrealized         unrealized           fair
                                                                        cost             gains             losses             value
                                                                      --------          --------          --------          --------
                                                                                              (In thousands)
     Available for sale:
       US Treasury securities                                         $    499          $   --            $   --            $    499
       US Government agency obligations                                  5,050                 3                17             5,036
       Municipal securities                                              1,009                19                 9             1,019
       Mutual funds                                                      1,136              --                  40             1,096
       Mortgage-backed securities                                      199,845               413               542           199,716
                                                                      --------          --------          --------          --------

                                                                      $ 74,943          $    435          $    608          $207,366
                                                                      ========          ========          ========          ========

                                                                                             September 30, 2004
                                                                      --------------------------------------------------------------
                                                                                         Gross             Gross           Estimated
                                                                      Amortized       unrealized         unrealized           fair
                                                                        cost             gains             losses             value
                                                                      --------          --------          --------          --------
                                                                                              (In thousands)
     Available for sale:
       Mutual funds                                                   $  1,091          $   --            $     22          $  1,069
       Mortgage-backed securities                                      228,568               681             1,164           228,085
                                                                      --------          --------          --------          --------

                                                                      $229,659          $    681          $  1,186          $229,154
                                                                      ========          ========          ========          ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES  (continued)

    The amortized cost and fair value of available-for-sale securities at December 31, 2005 (unaudited) and September 30, 2005, by contractual maturity, are shown below. There were no held-to-maturity securities at December 31, 2005 (unaudited) and September 30, 2005. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available-for-sale at            Available-for-sale at
                                 December 31, 2005 (unaudited)          September 30, 2005
                                 ----------------------------        -------------------------
                                   Amortized          Fair           Amortized          Fair
                                     cost             value            cost             Value
                                   --------         --------         --------         --------
                                                          (In thousands)

      Within one year              $    270         $    270         $  1,005         $  1,004
      One to five years                 183              179            2,017            2,010
      Five to ten years                 580              591            1,439            1,448
      After ten years                 1,360            1,317            2,097            2,092
                                   --------         --------         --------         --------

      Mortgage-backed securities     71,401           71,024          199,845          199,716
      Mutual funds                    1,149            1,101            1,136            1,096
                                   --------         --------         --------         --------

      Totals                       $ 74,943         $ 74,482         $207,539         $207,366
                                   ========         ========         ========         ========

    In conjunction with the purchase of American State Corporation in June 2005, the Bank acquired $9.2 million in investment securities, which are held as available for sale and included in the above schedule at September 30, 2005. In conjunction with the purchase of Peoples Federal in December 2005, the Bank acquired $1.5 million in investment securities, which are held as available for sale and included in the above schedule at December 31, 2005 (unaudited).

    Proceeds from the sale of mortgage-backed securities during the quarter ended December 31, 2005 (unaudited) and fiscal year 2005 amounted to $108.9 million and $41.9 million, respectively, with realized losses totaling $1.4 million and gains totaling $741,000, respectively, and a related tax effect of $478,000 and $252,000, respectively. During fiscal 2004 the Bank sold it's investment in FHLMC stock for proceeds of $1.4 million resulting in a realized gain of $19,000 and a related tax effect of $7,000. Proceeds from sales of investment and mortgage-backed securities amounted to $68.4 million during the fiscal year ended September 30, 2003, resulting in gross realized gains totaling $493,000 and a related tax effect of $168,000.

    At December 31, 2005 (unaudited), Peoples had $13.6 million of mortgage-backed securities pledged to secure public deposits, and $49.8 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank.

    At September 30, 2005, Peoples had $13.5 million of mortgage-backed securities pledged to secure public deposits, and $174.1 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank. At September 30, 2004, Peoples had $23.0 million of mortgage-backed securities pledged to secure public deposits, and $174.6 million of mortgage-backed securities pledged to secure advances from the Federal Home Loan Bank.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES  (continued)

    Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005 (unaudited) and September 30, 2005 and 2004, were $65.4 million, $128.2 million and $130.0 million, respectively, which approximated 87.9%, 61.8% and 56.7%, respectively, of the Corporation's investment portfolio. These declines primarily resulted from recent increases in market rates. Based on evaluation of the available evidence, including recent changes in market rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

    Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net earnings in the period in which the other-than-temporary impairment is identified.

    The following tables reflect the investments' gross unrealized loses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 (unaudited) and September 30, 2005.

                                                                    December 31, 2005 (unaudited)
                               -----------------------------------------------------------------------------------------------------
                                        Less than 12 months                       12 months or longer                Total
                               ------------------------------------     ------------------------------------   ---------------------
                                Number of       Fair     Unrealized      Number of       Fair     Unrealized     Fair     Unrealized
Description of securities      investments      value      losses       investments      value      losses       value      losses
-------------------------      -----------    --------    --------      -----------    --------    --------    --------    --------
                                                                                 (In thousands)
US Government agency
  obligations                       2         $    961    $     31           --         $   --      $   --      $    961    $     31
Municipal securities                6              474          16           --             --          --           474          16
Mutual funds                       --             --            --            2            1,101          48       1,101          48
Mortgage-backed securities         11           58,121         355            2            4,788          33      62,909         388
                                   --         --------    --------           --         --------    --------    --------    --------

Total temporarily impaired
  securities                       19         $ 59,556    $    402            4         $  5,889    $     81    $ 65,445    $    483
                                   ==         ========    ========           ==         ========    ========    ========    ========

                                                                     September 30, 2005
                               -----------------------------------------------------------------------------------------------------
                                        Less than 12 months                       12 months or longer                Total
                               ------------------------------------     ------------------------------------   ---------------------
                                Number of       Fair     Unrealized      Number of       Fair     Unrealized     Fair     Unrealized
Description of securities      investments      value      losses       investments      value      losses       value      losses
-------------------------      -----------    --------    --------      -----------    --------    --------    --------    --------
                                                                                 (In thousands)
US Government agency
  obligations                       5         $  2,451    $     17           --         $   --      $   --      $  2,451    $     17
Municipal securities                3              443           9           --             --          --           443           9
Mutual funds                       --             --            --            2            1,096          40       1,096          40
Mortgage-backed securities         22           91,104         352            6           33,141         190     124,245         542
                                   --         --------    --------           --         --------    --------    --------    --------

Total temporarily impaired
  securities                       30         $ 93,998    $    378            8         $ 34,237    $    230    $128,235    $    608
                                   ==         ========    ========           ==         ========    ========    ========    ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

    The following tables reflect the investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2004.

                                                                               September 30, 2004
                               -----------------------------------------------------------------------------------------------------
                                        Less than 12 months                       12 months or longer                Total
                               ------------------------------------     ------------------------------------   ---------------------
                                Number of       Fair     Unrealized      Number of       Fair     Unrealized     Fair     Unrealized
Description of securities      investments      value      losses       investments      value      losses       value      losses
-------------------------      -----------    --------    --------      -----------    --------    --------    --------    --------
                                                                                 (In thousands)

Mutual funds                         2        $  1,069    $     22          --         $    --      $   --     $  1,096    $     22
Mortgage-backed securities           9          69,679         393           8           59,244         771     128,922       1,164
                                    --        --------    --------          --         --------    --------    --------    --------

Total temporarily impaired
  securities                        11        $ 68,748    $    415           8         $ 59,244     $   771    $129,991    $  1,186
                                    ==        ========    ========          ==         ========     =======    ========    ========

NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at December 31, 2005 (unaudited) and September 30, 2005 and 2004 is summarized as follows:

                                                                                        September 30,
                  (In thousands)                      December 31,              ------------------------------
                                                          2005                    2005                  2004
                                                      ------------              --------              --------
                                                      (unaudited)
   Residential real estate
     One-to-four family                                 $341,233                $252,424              $226,735
     Multifamily                                         124,984                 122,802               106,799
     Construction                                        104,882                 112,814                93,217
   Nonresidential real estate and land                   147,086                 132,502               158,907
   Nonresidential real estate construction               154,367                 107,919                31,779
   Commercial                                             47,258                  43,231                33,238
   Consumer and other                                     24,898                  22,502                21,781
                                                        --------                --------              --------
   Total loans receivable                                944,708                 794,194               672,456

   Less:
     Undisbursed portion of loans in process              77,094                  72,894                59,045
     Deferred loan origination fees                        2,900                   2,889                 2,920
     Allowance for loan losses                            13,444                  13,697                11,025
                                                        --------                --------              --------

   Loans receivable - net                               $851,270                $704,714              $599,466
                                                        ========                ========              ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE C - LOANS RECEIVABLE (continued)

Peoples has continued to change the composition of the loan portfolio with the addition of loans secured by multi-family residential and nonresidential real estate from the original primary focus of one-to-four family residential loans. One-to-four-family residential loans comprised 40.1%, 35.8% and 37.8% of the net loan portfolio at December 31, 2005 (unaudited) and September 30, 2005 and 2004, respectively. Multi-family residential loans comprised approximately $125.0 million and $122.8 million, or 14.7% and 17.4%, of the net loan portfolio at December 31, 2005 (unaudited) and September 30, 2005, respectively, and $106.8 million or 17.8%, of the net loan portfolio at September 30, 2004. Nonresidential real estate lending comprised approximately $301.5 million, $240.4 million and $190.7 million or 35.4%, 34.1%, and 31.8%, of the net loan portfolio at December 31, 2005 (unaudited), September 30, 2005 and September 30, 2004, respectively. Generally, real estate loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided Peoples with adequate collateral coverage in the event of default. Nevertheless, Peoples, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management believes that real estate values in Peoples' primary lending area are presently stable.

In the ordinary course of business, Peoples has granted loans to some of its directors, officers and their related business interests. All loans to related parties have been made on substantially the same terms as those prevailing at the time for unrelated third parties. The aggregate dollar amount of loans to executive officers and directors was approximately $949,000, $975,000 and $1.1 million at December 31, 2005 (unaudited) and September 30, 2005 and 2004, respectively. During the quarter ended December 31, 2005 (unaudited) and the fiscal year ended September 30, 2005, there were no loans originated to executive officers and directors, while principal repayments of approximately $26,000 and $76,000, respectively, were received from executive officers and directors.

NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the three months ended December 31, 2005 and 2004 (unaudited) and for the years ended September 30, 2005, 2004 and 2003.

                                                                  December 31,                          September 30,
                                                           ------------------------        ----------------------------------------
                  (In thousands)                             2005            2004            2005            2004            2003
                                                           --------        --------        --------        --------        --------
                                                                 (unaudited)
     Balance at beginning of year                          $ 13,697        $ 11,025        $ 11,025        $  9,744        $  7,656
     Increase from Peoples Federal Acquisition                  907            --
     Provision for losses on loans                              900             900           3,600           3,600           4,198
     Charge-off of loans                                     (2,206)            (99)         (1,081)         (2,360)         (2,122)
     Recoveries                                                 146            --               153              41              12
                                                           --------        --------        --------        --------        --------

     Balance at end of year                                $ 13,444        $ 11,826        $ 13,697        $ 11,025        $  9,744
                                                           ========        ========        ========        ========        ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

    At December 31, 2005 (unaudited) and September 30, 2005, 2004 and 2003, the non-accruing loans amounted to $18.8 million, $19.4 million, $6.0 million and $7.3 million, respectively. There were no loans greater than 90 days delinquent and still accruing at December 31, 2005 (unaudited). At September 30, 2005 loans greater than 90 days delinquent and still accruing totaled $1.3 million and were deemed to be in process of collection of both principal and interest. There were no loans greater than 90 days delinquent and still accruing at September 30, 2004. Interest income which would have been recognized if such loans had performed pursuant to contractual terms totaled approximately $161,000 and $151,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $1.1 million, $560,000 and $266,000 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

    Information with respect to the Bank's impaired loans at and for the quarter ended December 31, 2005 and 2004 (unaudited) and at and for the years ended September 30, 2005 and 2004 is as follows:

                                                                             December 31,                    September 30,
                                                                           -----------------------         ------------------------
                          (In thousands)                                     2005            2004            2005             2004
                                                                           -------         -------         -------          -------
                                                                                (unaudited)
       Impaired loans with related allowance                               $11,446         $ 5,815         $ 6,361          $ 4,097
       Impaired loans with no related allowance                               --               408            --                 54
                                                                           -------         -------         -------          -------

       Total impaired loans                                                $11,446         $ 6,223         $ 6,361          $ 4,151
                                                                           =======         =======         =======          =======

            Allowance for losses on impaired loans
               Beginning balance                                           $ 3,673         $ 1,368         $ 1,368          $   666
               Provision for losses on loans                                   977             187           3,172            2,177
               Charge off of loans                                            --               106            (867)          (1,475)
                                                                           -------         -------         -------          -------

         Ending balance                                                    $ 4,650         $ 1,449         $ 3,673          $ 1,368
                                                                           =======         =======         =======          =======

       Average recorded investment in impaired loans                       $ 8,903         $ 6,292         $ 3,744          $ 5,995
                                                                           =======         =======         =======          =======

       Interest income recognized on impaired loans                        $     1         $     7         $   134          $    44
                                                                           =======         =======         =======          =======

       Interest income recognized on a cash basis on
          impaired loans                                                   $     1         $     6         $   129          $    44
                                                                           =======         =======         =======          =======

    The allowance for impaired loans is included in the Bank's overall allowance for loan losses.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are comprised of the following at the periods indicated:

                                                                                              September 30,
                                                              December 31,            --------------------------
                      (In thousands)                              2005                 2005               2004
                                                                -------               --------          --------
                                                              (unaudited)

   Land and improvements                                       $  7,500               $  8,266          $  5,102
   Office buildings and improvements                             14,697                 13,441             8,384
   Construction in progress                                       2,116                    794             4,445
   Furniture, fixtures and equipment                              6,093                  5,739             3,837
                                                                -------               --------          --------
                                                                 30,406                 28,240            21,768

     Less accumulated depreciation                                5,119                  4,273             3,952
                                                                -------                -------           -------

                                                                $25,287               $ 23,967          $ 17,816
                                                                =======               ========          ========

    In the second quarter of fiscal 2004, the Corporation completed construction of a branch office in Warren County at a cost of $1.4 million. A new office at the Voice of America Park in Butler County was completed in October 2004 with a cost of $3.8 million. This office houses a portion of the Company's corporate staff, with approximately 50% of the building leased to a local Chamber of Commerce.

    Additionally, two branch offices to replace existing structures were completed in the third quarter of fiscal 2005 with a total cost of approximately $3.4 million. During the fourth quarter of fiscal 2005, construction began for a new office in Liberty Township with an anticipated total cost of approximately $1.6 million and an expected completion date of April 2006.

NOTE F - DEPOSITS

    Deposits consist of the following major classifications at the periods indicated:

                                                                                           September 30,
                                                              December 31,           ---------------------------
                (Dollars in thousands)                            2005                 2005               2004
                                                                --------             --------           --------
                                                               (unaudited)
   Non-interest bearing checking accounts                       $ 24,125             $ 20,150           $ 17,638
   Checking accounts                                              50,602               37,428             18,978
   Savings accounts                                              191,991              173,162            145,437
   Money market demand deposit                                    18,454               19,883             29,582
                                                                --------             --------           --------
       Total demand, transaction and
         passbook deposits                                       285,172              250,623            211,635

   Certificates of deposit:
     Original maturities of:
       Less than 12 months                                        13,883               17,596             16,517
       12 months to 36 months                                    246,732              176,027            130,433
       More than 36 months                                        94,814               91,182             62,879
     Individual retirement accounts                               86,028               76,771             50,972
                                                                --------             --------           --------

       Total certificates of deposit                             441,457              361,576            260,801
                                                                --------             --------           --------

       Total deposits                                           $726,629             $612,199           $472,436
                                                                ========             ========           ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE F - DEPOSITS  (continued)

    At December 31, 2005 (unaudited) and September 30, 2005 and 2004, Peoples had certificate of deposit accounts with balances greater than $100,000 totaling $114.1 million, $88.0 million and $52.2 million, respectively.

    Maturities of outstanding certificates of deposit are summarized as follows at the dates indicated:

                                                             September 30,
                                      December 31,      ------------------------
             (In thousands)               2005            2005             2004
                                        --------        --------        --------
                                      (unaudited)
     One year or less                   $252,114        $167,632        $119,542
     One to two years                     72,790          77,002          48,341
     Two to three years                   30,262          28,351          42,243
     Three to four years                  37,123          34,311          21,300
     Four to five years                   49,102          54,280          29,375
     Five to six years                        66            --              --
                                        --------        --------        --------
                                        $441,457        $361,576        $260,801
                                        ========        ========        ========

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at December 31, 2005 (unaudited) and September 30, 2005 by pledges of certain residential mortgage loans totaling $389.9 million and $255.1 million, respectively, certain mortgage backed securities totaling $49.8 million and $174.1 million, respectively, and Peoples' investment in Federal Home Loan Bank stock, are summarized as follows:

                                As of December 31, 2005 (unaudited)
    ------------------------------------------------------------------------------------------
                                         Maturing calendar
             Interest Rate                year ending in              (dollars in thousands)
       2.13% - 4.52%                          2006                         $   24,500
       2.69% - 3.71%                          2007                              6,344
       4.03% - 5.22%                          2008                              3,462
       3.73%                                  2009                              2,870
       3.97% - 4.13%                          2011                             51,000
       3.58% - 4.53%                          2012                            101,943
       4.78%                                  2015                              1,947
       6.61%                                  2019                              1,066
                                                                           ----------

                                                                             $193,132
                                                                             ========

                               Weighted-average interest rate                    3.89%
                                                                                 ====

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK (continued)

                                    As of September 30, 2005
    ------------------------------------------------------------------------------------------
                                         Maturing calendar
             Interest Rate                year ending in              (dollars in thousands)
       2.13% - 3.82%                          2006                         $119,982
       5.22%                                  2008                            1,500
       4.13%                                  2011                            1,000
       3.58% - 4.24%                          2012                          150,000
       6.61%                                  2019                            1,087
                                                                           ---------

                                                                           $273,569
                                                                           ========

                             Weighted-average interest rate                    3.89%
                                                                               ====

NOTE H - OTHER BORROWED MONEY

    The Corporation has a $20.0 million line of credit with another financial institution, with interest payable at LIBOR plus 150 basis points. No balance was outstanding at December 31, 2005 (unaudited), September 30, 2005 or 2004. This line of credit expired in the second quarter of fiscal 2006 (unaudited) and is in the process of renewal. The loan is secured by the outstanding shares of the Bank.

NOTE I - GUARANTEED PREFFERED BENEFICIAL INTERESTS IN JUNIOR
SUBORDINATED DEBENTURES

    In fiscal 2002, a Delaware trust owned by the Corporation (the "Trust I"), issued $12.5 million of mandatorily redeemable debt securities. The debt securities issued by the Trust I are included in the Corporation's regulatory capital, specifically as a component of Tier I capital. The subordinated debentures are the sole assets of the Trust I, and the Corporation owns all of the common securities of the Trust I. Interest payments on the debt securities are made semi-annually at an annual variable interest rate equal to the six-month LIBOR rate plus 375 basis points, or equal to 8.42%, 7.37% and 5.61% at December 31, 2005 (unaudited), September 30, 2005 and 2004, respectively, and are reported as a component of interest expense on borrowings. The net proceeds received by the Corporation from the sale of the debt securities were used for general corporate purposes, including to facilitate the growth of the Bank. The subordinated debentures mature in December 2031, but can be redeemed through prior approval by the OTS in any June or December beginning in 2006.

    In June 2005, the Corporation formed a second wholly owned trust (the "Trust II"), which issued $15.0 million of mandatorily redeemable debt securities. These debt securities are included as a component of Tier I capital for regulatory capital purposes. The subordinated debentures are the sole assets of the Trust II, and the Corporation owns all of the common securities of the Trust II. Interest payments on the debt securities are made quarterly at an annual variable interest rate equal to the three-month LIBOR rate plus 175 basis points, or equal to 6.24% and 5.62% at December 31, 2005 (unaudited), and September 30, 2005, and are reported as a component of interest expense on borrowings. The net proceeds received by the Corporation from the sale of the debt securities were used for general corporate purposes. The subordinated debentures mature in 2035, but can be redeemed through prior approval by the OTS in any June, September, December or March beginning in 2010.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE J - COMMITMENTS

    Peoples is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Peoples' involvement in such financial instruments.

    Peoples' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Peoples uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At December 31, 2005 (unaudited), Peoples had commitments to originate loans totaling $13.5 million of which $9.1 million were fixed rate and $3.9 million were adjustable rate. Additionally, Peoples had adjustable rate commitments for unused lines of credit under home equity loans totaling $25.2 million, adjustable rate commitments for unused commercial lines of credit totaling $14.3 million, and fixed rate commitments for unused consumer overdraft protection lines totaling $159,000. Management believes that such loan commitments are able to be funded through normal cash flow from operations. Additionally, Peoples had fixed rate standby letters of credit for customers totaling $9.7 million at December 31, 2005 (unaudited).

    At September 30, 2005, Peoples had commitments to originate loans totaling $8.3 million of which $4.1 million were fixed rate and $4.2 million were adjustable rate. Additionally, Peoples had adjustable rate commitments for unused lines of credit under home equity loans totaling $36.8 million, adjustable rate commitments for unused commercial lines of credit totaling $15.4 million, and fixed rate commitments for unused consumer overdraft protection lines totaling $165,000. Management believes that such loan commitments are able to be funded through normal cash flow from operations. Additionally, Peoples had fixed rate standby letters of credit for customers totaling $8.8 million at September 30, 2005. From time to time balances with correspondent banks may exceed the FDIC $100,000 insurable limit.

    At September 30, 2004, Peoples had commitments to originate loans totaling $4.3 million of which $2.1 million were fixed rate and $2.2 million were adjustable rate. Additionally, Peoples had adjustable rate commitments for unused lines of credit under home equity loans totaling $33.1 million and adjustable rate commitments for unused commercial lines of credit totaling $9.2 million. Additionally, Peoples had commitments to purchase variable rate mortgage-backed securities totaling $30.2 million and fixed rate standby letters of credit for customers totaling $6.6 million at September 30, 2004.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by Peoples upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE J - COMMITMENTS (continued)

    Peoples has also entered into lease agreements for office premises under operating leases which expire at various dates through 2013. Rent expense totaled $16,000 and $7,000 for the three months ended December 31, 2005 and 2004 (unaudited), respectively, and $37,000, $95,000 and $94,000 for the years ended September 30, 2005, 2004 and 2003, respectively. The following table summarizes minimum payments due under lease agreements by year.

        Calendar                                        Fiscal
      year ending                                     year ending
      December 31,       (Dollars in thousands)      September 30,     (Dollars in thousands)
      ------------                                   -------------
      (unaudited)
       2006                        $55                2006                         $58
       2007                         50                2007                          50
       2008                         38                2008                          38
       2009                         38                2009                          38
       2010                         38                2010                          39
       Thereafter                   83                Thereafter                    93
                                  ----                                            ----

                                  $302                                            $316
                                  ====                                            ====

NOTE K - FEDERAL INCOME TAXES

    Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the quarter ended December 31, 2005 and 2004 (unaudited) and the years ended September 30, 2005, 2004 and 2003 as follows:

                                                                Three months
                                                             ended December 31,                  Years ended September 30,
                                                          -----------------------        -----------------------------------------
            (Dollars in thousands)                         2005             2004          2005             2004             2003
                                                          -------          ------        -------          -------          -------
                                                              (unaudited)
Federal income taxes at statutory rate                    $    18          $  481        $ 1,439          $ 1,424          $ 1,920
Increase in taxes resulting from:
   Bank owned life insurance
      undistributed earnings                                  (55)           --              (54)            --               --
   Tax exempt interest on municipal
      securities                                               (4)           --               (5)
   Other                                                        7            --               (5)            (104)               2
                                                          -------          ------        -------          -------          -------
Federal income taxes per consolidated
    financial statements                                  $   (34)         $  481        $ 1,375          $ 1,320          $ 1,922
                                                          =======          ======        =======          =======          =======

          Effective tax rate                                (64.2)%          34.0%          32.4%            31.5%            34.0%
                                                          =======          ======        =======          =======          =======

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE K - FEDERAL INCOME TAXES (continued)

    The composition of the Corporation's net deferred tax asset at the periods indicated is as follows:

                         (In thousands)                                                                      At September 30,
                                                                                                         --------------------------
                                                                           At December 31, 2005            2005              2004
                                                                           --------------------          -------            -------
                                                                               (unaudited)
Taxes (payable) refundable on temporary differences at
  estimated corporate tax  rate:
    Deferred tax assets:
         General loan loss allowance                                                  $ 4,880            $ 4,614            $ 3,751
         Deferred compensation                                                            910                467                485
         Stock benefit plans                                                               31                 29                 26
         Deferred loan origination fees                                                 1,008                991                994
         Net operating loss carry forward from acquired
           financial institution                                                          940                952               --
         Unrealized losses on securities designated as
           available for sale                                                             157                 59                172
                                                                                      -------            -------            -------
          Total deferred tax assets                                                     7,926              7,112              5,428

Deferred tax liabilities:
    Federal Home Loan Bank stock dividends                                             (1,656)            (1,432)            (1,241)
    Book/tax depreciation differences                                                    (254)              (193)               (17)
    Core deposit intangible and other purchase
      accounting adjustments                                                           (2,754)              (848)               (52)
    Other                                                                                 (34)               (35)               (13)
                                                                                      -------            -------            -------
          Total deferred tax liabilities                                               (4,698)            (2,508)            (1,323)
                                                                                      -------            -------            -------

          Net deferred tax asset                                                      $ 3,228            $ 4,604            $ 4,105
                                                                                      =======            =======            =======

    At December 31, 2005 (unaudited) and September 30, 2005, the Company had approximately $2.8 million of net operating loss carry forward available to offset future federal taxable income. The net operating loss carry forward expires in 2025.

    Prior to fiscal 1997, Peoples was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This deduction totaled approximately $6.1 million and $4.9 million as of December 31, 2005 (unaudited) and September 30, 2005, respectively. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $1.8 million at December 31, 2005 (unaudited). At September 30, 2005, the approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction was $1.4 million.

    As a result of fiscal 1997 legislative changes, Peoples is required to recapture as taxable income approximately $1.2 million of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and is unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Peoples has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1999.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE L - REGULATORY CAPITAL

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

    During fiscal 2005, the Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum capital ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category.

    As of December 31, 2005 (unaudited) and September 30, 2005, Peoples Community Bank and Peoples Community Bancorp exceeded all capital adequacy requirements to which they were subject.

                                                                As of December 31, 2005 (unaudited)
                                        ------------------------------------------------------------------------------
                                                                       Adequately                      Well
                                             Actual                    Capitalized                  Capitalized
                                        ----------------         ----------------------        ------------------------
                                        Amount     Ratio         Amount           Ratio        Amount           Ratio
                                        ------     -----         ------           -----        ------           -----
    Total Capital
    (to Risk Weighted Assets):

    Consolidated                        $98,037     13.2%       =>$59,505        =>8.0%        =>$74,381        =>10.0%
    Peoples Community Bank              $92,403     12.0%       =>$61,725        =>8.0%        =>$77,157        =>10.0%

    Tier 1 Capital
    (to Risk Weighted Assets):

    Consolidated                        $81,961     11.0%       =>$29,752        =>4.0%        =>$44,629        =>6.0%
    Peoples Community Bank              $83,206     10.8%       =>$30,863        =>4.0%        =>$46,294        =>6.0%

    Tier 1 Capital
    (to Average Assets):

    Consolidated                        $81,961      8.1%       =>$40,689        =>4.0%        =>$50,861        =>5.0%
    Peoples Community Bank              $83,206      8.2%       =>$40,550        =>4.0%        =>$50,687        =>5.0%

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE L - REGULATORY CAPITAL (continued)

                                                                     As of September 30, 2005
                                        ------------------------------------------------------------------------------
                                                                       Adequately                      Well
                                             Actual                    Capitalized                  Capitalized
                                        ----------------         ----------------------        ------------------------
                                        Amount     Ratio         Amount           Ratio        Amount           Ratio
                                        ------     -----         ------           -----        ------           -----
                                                                (Dollars in thousands)
    Total Capital
    (to Risk Weighted Assets):

    Consolidated                        $ 111,878    16.5%      =>$54,148        =>8.0%        =>$67,685         =>10.0%
     Peoples Community Bank             $ 105,583    14.6%      =>$57,758        =>8.0%        =>$72,198         =>10.0%

    Tier 1 Capital
    (to Risk Weighted Assets):

    Consolidated                         $ 96,697    14.3%      =>$27,074        =>4.0%        =>$40,611         =>6.0%
     Peoples Community Bank              $ 96,554    13.4%      =>$28,879        =>4.0%        =>$43,319         =>6.0%

    Tier 1 Capital
    (to Average Assets):

    Consolidated                         $ 96,697     9.7%      =>$39,976        =>4.0%        =>$49,970         =>5.0%
     Peoples Community Bank              $ 96,554     9.7%      =>$39,642        =>4.0%        =>$49,553         =>5.0%

    Peoples Community Bancorp was a savings institution holding company at September 30, 2004 and was not subject to regulatory capital requirements separate from those of the Bank.

     Peoples Community Bank                                     As of September 30, 2004
                                        ------------------------------------------------------------------------------
                                                                       Adequately                      Well
                                             Actual                    Capitalized                  Capitalized
                                        ----------------         ----------------------        ------------------------
                                        Amount     Ratio         Amount           Ratio        Amount           Ratio
                                        ------     -----         ------           -----        ------           -----
                                                                (Dollars in thousands)
    Total Capital
    (to Risk Weighted Assets):          $80,884     13.8%       =>$46,986        =>8.0%        =>$58,733        =>10.0%

    Tier 1 Capital
    (to Risk Weighted Assets):          $73,507      8.3%       =>$35,436        =>4.0%        =>$53,155        =>6.0%

    Tangible Capital                    $73,507      8.3%       =>$13,289        =>1.5%        =>$44,296        =>5.0%

    Management believes that, under the current regulatory capital regulations, the Bank will continue to meet the minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as interest rate movements or a downturn in the economy in the Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE M - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC.

    The following condensed financial statements summarize the financial position of Peoples Community Bancorp, Inc. as of December 31, 2005 (unaudited) and September 30, 2005 and 2004, and the results of its operations and its cash flows for the periods ended December 31, 2005 (unaudited) and September 30, 2005, 2004 and 2003.

                                              PEOPLES COMMUNITY BANCORP, INC.
                                              STATEMENTS OF FINANCIAL CONDITION
                                                       (In thousands)

                                                                                                              September 30,
                                                                                 December 31,         ------------------------------
                                                                                    2005                2005                2004
                                                                                  ---------           ---------           ---------
                                                                                 (unaudited)
   ASSETS
   Cash and cash equivalents                                                      $     961           $   2,319           $   8,969
   Loan receivable from Bank                                                          1,423               1,464                 723
   Investment in Peoples Community Bank                                             108,514             108,237              79,286
   Investment in Columbia                                                             2,684               2,619                --
   Prepaid federal income taxes and other assets                                      2,385               2,239               1,368
                                                                                  ---------           ---------           ---------

   Total assets                                                                   $ 115,967           $ 116,878           $  90,346
                                                                                  =========           =========           =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Accrued expenses and other liabilities                                         $     113           $     331           $     222
   Accounts payable to subsidiary                                                     1,456               1,496               1,462
   Subordinated debentures                                                           28,351              28,351              12,887
                                                                                  ---------           ---------           ---------
   Total liabilities                                                                 29,920              30,178              14,571

   Stockholders' equity
     Common stock and additional paid-in capital                                     61,566              61,442              51,217
     Retained earnings                                                               24,785              25,372              24,891
     Unrealized losses on securities designated as
       available for sale, net of tax effects                                          (304)               (114)               (333)
                                                                                  ---------           ---------           ---------
   Total stockholders' equity                                                        86,047              86,700              75,775
                                                                                  ---------           ---------           ---------

   Total liabilities and stockholders' equity                                     $ 115,967           $ 116,878           $  90,346
                                                                                  =========           =========           =========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE M - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (continued)

                                               PEOPLES COMMUNITY BANCORP, INC.
                                                   STATEMENTS OF EARNINGS

                                                       (In thousands)

                                                                                 December 31,                September 30,
                                                                            -------------------     --------------------------------
                                                                              2005       2004        2005       2004        2003
                                                                            -------     -------     -------     -------     -------
                                                                                (unaudited)
Revenue
  Interest income                                                           $    39     $     8     $    55     $    28     $     2
  Equity in earnings of Peoples Community Bank                                  373       1,092       3,611       3,480       4,266
  Equity in earnings of Columbia                                                 65        --            95        --          --
                                                                            -------     -------     -------     -------     -------
         Total revenue                                                          477       1,100       3,761       3,508       4,268

Expense
  Interest expense                                                              463         185       1,043         667         575
  General and administrative expenses                                            73          62         270         287         248
                                                                            -------     -------     -------     -------     -------
         Total expense                                                          536         247       1,313         954         823
                                                                            -------     -------     -------     -------     -------

         Earnings before income taxes                                           (59)        853       2,448       2,554       3,445

Federal income tax benefits                                                    (146)        (82)       (408)       (315)       (279)
                                                                            -------     -------     -------     -------     -------

NET EARNINGS                                                                $    87     $   935     $ 2,856     $ 2,869     $ 3,724
                                                                            =======     =======     =======     =======     =======

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE M - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (continued)

                                                   PEOPLES COMMUNITY BANCORP, INC.
                                                      STATEMENTS OF CASH FLOWS
                                                           (In thousands)

                                                                           For the three
                                                                           months ended                     Years ended
                                                                            December 31,                   September 30,
                                                                       ---------------------     ----------------------------------
                                                                         2005         2004         2005         2004         2003
                                                                       --------     --------     --------     --------     --------
                                                                            (unaudited)
Cash provided by (used in) operating activities:
  Net earnings for the year                                            $     87     $    935     $  2,856     $  2,869     $  3,724
  Adjustments to reconcile net earnings to net
    cash provided by (used in) operating activities
      Undistributed earnings of Peoples Community Bank                     (373)      (1,092)      (3,691)      (3,480)      (4,272)
      Undistributed earnings of Columbia                                    (65)        --            (95)        --           --
  Increase (decrease) in cash due to changes in:
    Other assets                                                           (146)          42         (793)        (317)        (249)
    Other liabilities                                                      (258)        (135)         143        1,194         (336)
                                                                       --------     --------     --------     --------     --------

   Net cash provided by (used in) operating activities                     (755)        (212)      (1,580)         266       (1,133)

Cash flows provided by (used in) investing activities:
  Proceeds from repayment of loan to ESOP                                    41          103          221          264          190
  Purchase of interest in Columbia                                         --           --         (2,524)        --           --
  Loan disbursed to ESOP                                                   --           --           (962)        (700)        --
  Contribution to Peoples Community Bank                                   --           --        (25,250)     (14,438)        --
                                                                       --------     --------

    Net cash provided by (used in) investing activities                      41          103      (28,515)     (14,874)         190

Cash flows provided by financing activities:
  Proceeds from borrowings                                                 --           --           --            500          950
  Repayment of borrowings                                                  --           --           --         (1,900)        --
  Dividends paid on common stock                                           (664)        (585)      (2,419)      (1,168)        --
  Proceeds from issuance of common stock-net                               --           --         10,250       26,114         --
  Proceeds from exercise of stock options                                    20            3          150         --              7
  Proceeds from issuance of subordinated debentures                        --           --         15,464         --           --
                                                                       --------     --------     --------     --------     --------

    Net cash (used in) provided by financing activities                    (644)        (582)      23,445       23,546          957
                                                                       --------     --------     --------     --------     --------

  Net increase (decrease) in cash and cash equivalents                   (1,358)        (729)      (6,650)       8,938           14

  Cash and cash equivalents at beginning of year                          2,319        8,969        8,969           31           17
                                                                       --------     --------     --------     --------     --------

  Cash and cash equivalents at end of year                             $    961     $  8,240     $  2,319     $  8,969     $     31
                                                                       ========     ========     ========     ========     ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE M - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (continued)

    The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Corporation. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. At December 31, 2005 (unaudited) and September 30, 2005 the dividend payment amount available without prior approval approximated $9.6 million and $10.2 million, respectively.

    Historically, management has carefully managed stockholders' equity in a manner whereby the Corporation's capital structure is aligned with the perceived risks inherent in its various lines of business. In this regard, the Board and management are continually evaluating regulatory capital levels in view of projected growth, as well as changes in the asset mix. Management strives to maintain excess regulatory capital at all times and, if necessary, will offer additional common shares in the future in order to maintain the desired levels of capital.

NOTE N - BUSINESS COMBINATIONS

    On September 26, 2003, the Bank acquired two Ohio branch offices from Ameriana Bank and Trust (Ameriana), including $32.8 million in loans and $55.6 million in deposits. The Bank recorded approximately $2.3 million in goodwill as a result of this transaction.

    On June 10, 2005, the Company acquired American State Corporation ("American State"), the parent company of American State Bank, included $38.4 million in loans receivable, $1.3 million in fixed assets, and $58.0 million in deposits. Goodwill and other intangible assets of approximately $5.8 million was recorded in the acquisition.

    On August 11, 2005, the Company completed a private placement of 500,000 shares of its common stock with certain institutional investors and directors and officers. The net proceeds of $10.3 million were utilized to supplement the Company's capital and will serve as an additional source to fund the Company's growth strategy and for general corporate purposes.

    On December 16, 2005, the Company acquired PFS Bancorp, Inc., ("PFS") the parent company of Peoples Federal Savings Bank ("Peoples Federal"). Peoples Federal operated three offices in the Southeast Indiana communities of Aurora, Rising Sun, and Vevay. The Company paid $23.00 in cash for each of the outstanding 1,473,728 shares of PFS, resulting in aggregate merger consideration of approximately $32.8 million (unaudited).

    The acquisition of PFS Bancorp, Inc. was accounted for using the purchase method of accounting, and accordingly, the net assets were recorded at their estimated fair values at the date of Fair value adjustments on the assets and liabilities purchased will be amortized over the estimated useful lives of the related assets and liabilities. Core deposit intangibles estimated at $3.7 million were recognized and will be amortized over seven years using sum-of-the-year method. The excess of the purchase price over the estimated fair value of the underlying net assets, totaling an estimate of $10.3 million,

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE N - BUSINESS COMBINATIONS (continued)

    was allocated to goodwill. Peoples Federal's results of operations and financial position were included in the Company's consolidated financial statements beginning December 17, 2005 (unaudited).

    Each of the foregoing acquisitions focused on increasing the Corporation's market share and scale of operations, as well as expanding its distribution network within its primary market area. The results of operations of each of these acquisitions have been included in the consolidated financial statements as of their acquisition date.

    Presented below are the estimated fair values of the assets acquired and liabilities assumed from Ameriana as of September 26, 2003, the date of acquisition.

                                                                  (In thousands)

    Loans                                                            $32,769
    Office premises and equipment                                        830
    Other assets                                                         142
    Goodwill                                                           2,303
                                                                     -------

             Total assets acquired                                    36,044

    Deposits                                                          55,611
    Other Liabilities                                                    163
                                                                     -------

             Total liabilities assumed                                55,774

             Net liabilities assumed                                 $19,730
                                                                      =======

    Presented below are the estimated fair values of the assets acquired and liabilities assumed from American State Corp. as of June 10, 2005, the date of acquisition.

                                                                  (In thousands)

    Cash and investments                                             $16,086
    Investment securities                                              9,699
    Loans                                                             38,358
    Office premises and equipment                                      1,277
    Core deposits                                                      1,859
    Goodwill                                                           3,939
    Other assets                                                       1,910
                                                                     -------

             Total assets acquired                                    73,128

    Deposits                                                          57,995
    Borrowings                                                         5,601
    Other liabilities                                                  1,475
                                                                     -------

             Total liabilities assumed                                65,071

                      Net assets acquired                            $ 8,057
                                                                     =======

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE N - BUSINESS COMBINATIONS (continued)

    Presented below are pro-forma condensed consolidated statements of earnings which have been prepared as if the Ameriana transaction had been consummated as of the beginning of the fiscal year ended September 30, 2003 and as if the American State acquisition had been consummated as of the beginning of the fiscal years ended September 30, 2005, 2004 and 2003.

                                                           September 30,
                                                 -------------------------------
                                                   2005        2004        2003
                                                 -------     -------     -------
                                                         (In thousands)
Total interest income                            $50,177     $44,053     $43,548
Total interest expense                            26,951      20,736      20,887
                                                 -------     -------     -------
Net interest income                               23,226      23,317      22,661

Provision for losses on loans                      5,948       3,924       4,885
Other income                                       2,511       1,886       2,261
General, administrative and
  other expense                                   18,992      16,618      14,624
                                                 -------     -------     -------
Earnings before income taxes                         797       4,661       5,413

Federal income taxes                                 328       1,371       1,837
                                                 -------     -------     -------

Net earnings                                     $   469     $ 3,290     $ 3,576
                                                 =======     =======     =======

Pro-forma basic earnings per share               $   .12     $  1.06     $  1.44
                                                 =======     =======     =======

Pro-forma diluted earnings per share             $   .12     $  1.04     $  1.42
                                                 =======     =======     =======

    The table below summarizes the estimated fair values of the assets acquired and liabilities assumed from PFS as of December 16, 2005, at the date of acquisition. The Company is in the process of finalizing valuations of certain assets and liabilities; thus, the allocation of the purchase price is subject to refinement (unaudited).

                                                                  (In thousands)
                                                                   (unaudited)
    Cash and cash equivalents                                        $  2,740
    Investment securities available for sale                            1,479
    Loans receivable                                                  122,643
    Office premises and equipment                                       1,020
    Core deposit intangible                                             3,703
    Goodwill                                                           10,254
    Other assets                                                        2,077
                                                                     --------
               Total assets acquired                                 $143,916

    Deposits                                                         $ 88,690
    Borrowings                                                         21,067
    Other liabilities                                                   1,322
                                                                     --------
               Total liabilities assumed                             $111,079
                                                                     --------

               Total purchase price                                  $ 32,837
                                                                     ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE N - BUSINESS COMBINATIONS (continued)

    The following pro forma information, including the effect of the purchase accounting adjustments, depicts the results of operations as though the acquisition of Peoples Federal had taken place at the beginning of each period. The pro forma information for the three months ended December 31, 2005 includes nonrecurring compensation expense related to the Peoples Federal acquisition of $1.4 million (unaudited).


                                                                               Three Months Ended
                                                                                  December 31,
                                                                           --------------------------
                                                                               2005          2004
                                                                           ------------  ------------
                                                                                (In Thousands)
Total interest income                                                      $     15,421  $     12,267
Total interest expense                                                            8,699         6,083
                                                                           ------------  ------------
          Net interest income                                                     6,722         6,184

Provision for losses on loans                                                       916           924
Other income                                                                        610         1,101
General, administrative and other expense                                         6,819         4,576
                                                                           ------------  ------------
         Earnings (loss) before income taxes                                       (403)        1,785

Federal income taxes                                                               (192)          621
                                                                           ------------  ------------

         Net earnings (loss)                                               $       (211) $      1,164
                                                                           ============  ============

         Pro forma basic earnings per share (in whole dollars)             $      (0.05) $       0.30
                                                                           ============  ============
         Pro forma diluted earnings per share (in whole dollars)           $      (0.05) $       0.30
                                                                           ============  ============

         The pro forma results of operations do not purport to be indicative of the results which would actually have been obtained had the merger occurred on the date indicated or which may be obtained in the future.

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE O - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table summarizes the Corporation's quarterly results for three months ended December 31, 2005 and the fiscal years ended September 30, 2005 and 2004. Certain amounts, as previously reported, have been reclassified to conform to the 2005 presentation.

                                                                                   Three Months Ended
                                                      ------------------------------------------------------------------------------
                                                      December 31,      March 31,       June 30,      September 30,     December 31,
                                                          2004            2005            2005            2005             2005
                                                      ------------      ---------       --------      -------------     ------------
                                                                          (In thousands, except per share data)
Total interest income                                   $ 10,785        $ 11,324        $ 12,163        $ 13,476         $ 14,402
Total interest expense                                     5,559           6,039           6,691           7,915            8,155
                                                        --------        --------        --------        --------         --------

Net interest income                                        5,226           5,285           5,472           5,561            6,247
Provision for losses on loans                                900             900             900             900              900
Gain (loss) on sale of assets                                747              35              19             (55)          (1,422)
Other income                                                 225             302             309             532              658
General, administrative and
  Other expense                                            3,882           3,831           3,824           4,290            4,530
                                                        --------        --------        --------        --------         --------

Earnings before income taxes                               1,416             891           1,076             848               53
Federal income taxes                                         481             297             366             231              (34)
                                                        --------        --------        --------        --------         --------

Net earnings                                            $    935        $    594        $    710        $    617         $     87
                                                        ========        ========        ========        ========         ========

Earnings per share
  Basic                                                 $    .24        $    .15        $    .19        $    .15         $   0.02
                                                        ========        ========        ========        ========         ========

  Diluted                                               $    .24        $    .15        $    .18        $    .15         $   0.02
                                                        ========        ========        ========        ========         ========

                         PEOPLES COMMUNITY BANCORP, INC.

================================================================================

NOTE O - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued)

                                                                                           Three Months Ended
                                                                 -------------------------------------------------------------------
                                                                 December 31,        March 30,         June 30,        September 30,
                                                                     2003              2004             2004              2004
                                                                 ------------        ---------         --------        -------------
                                                                                (In thousands, except per share data)
Total interest income                                              $ 9,873            $10,032           $10,040          $10,226
Total interest expense                                               4,812              4,915             4,879            5,207
                                                                   -------            -------           -------          -------

Net interest income                                                  5,061              5,117             5,161            5,019
Provision for losses on loans                                          900                900               900              900
Gain on sale of assets                                                 216                 30                47               97
Other income                                                           179                171               189              252
General, administrative and other expense                            3,290              3,414             3,360            3,686
                                                                   -------            -------           -------          -------

Earnings before income taxes                                         1,266              1,004             1,137              782
Federal income taxes                                                   431                341               386              162
                                                                   -------            -------           -------          -------

Net earnings                                                       $   835            $   663           $   751          $   620
                                                                   =======            =======           =======          =======

Earnings per share
  Basic                                                            $   .33            $   .27           $   .21          $   .16
                                                                   =======            =======           =======          =======

  Diluted                                                          $   .33            $   .26           $   .21          $   .16
                                                                   =======            =======           =======          =======

NOTE P - SUBSEQUENT EVENTS

On November 1, 2005, the Company entered into a definitive agreement and plan of merger whereby the Company will acquire Mercantile Financial Corporation, parent of Mercantile Savings Bank, and Mercantile Savings Bank will merge with Peoples Community Bank. Mercantile Financial Corporation plans to sell certain fixed assets in a separate transaction prior to consummating the merger. Mercantile Savings Bank operates one office in Cincinnati and offers a wide range of bank products and services. Under the term of the agreement, the Company will pay a combination of stock and cash as set forth in the agreement and plan of merger for each outstanding common share of Mercantile, resulting in aggregate merger consideration of approximately $8.3 million. The merger is expected to be consummated in our second fiscal quarter of 2006, pending receipt of regulatory approvals and other customary conditions of closing. This transaction will be accounted for using the purchase method of accounting.

On December 16, 2005, the Company acquired PFS Bancorp, Inc., ("PFS") the parent company of Peoples Federal Savings Bank ("Peoples Federal"). Peoples Federal operated three offices in the Southeast Indiana communities of Aurora, Rising Sun, and Vevay. The Company paid $23.00 in cash for each of the outstanding 1,473,728 shares of PFS, resulting in aggregate merger consideration of approximately $32.8 million (unaudited).

                                                                         ANNEX A









                          AGREEMENT AND PLAN OF MERGER

                                   dated as of
                                October 31, 2005

                                 by and between

                        MERCANTILE FINANCIAL CORPORATION

                                       and

                         PEOPLES COMMUNITY BANCORP, INC.


                                                  TABLE OF CONTENTS

                                                                                                               PAGE
RECITALS........................................................................................................A-1

ARTICLE I - CERTAIN DEFINITIONS.................................................................................A-1
     1.01     Certain Definitions...............................................................................A-1

ARTICLE II - THE MERGER.........................................................................................A-7
     2.01     The Parent Merger.................................................................................A-7
     2.02     The Subsidiary Merger.............................................................................A-7
     2.03     Closing of Parent Merger..........................................................................A-7
     2.04     Effective Date and Effective Time.................................................................A-8

ARTICLE III - CONSIDERATION; EXCHANGE PROCEDURES................................................................A-8
     3.01     Merger Consideration..............................................................................A-8
     3.02     Fixed Assets......................................................................................A-8
     3.03     Rights as Shareholders; Share Transfers...........................................................A-9
     3.04     Fractional Shares.................................................................................A-9
     3.05     Exchange Procedures...............................................................................A-9
     3.06     Anti-Dilution Provisions and Other Adjustments...................................................A-10

ARTICLE IV - ACTIONS PENDING CONSUMMATION OF MERGER............................................................A-10
     4.01     Forbearances of Mercantile.......................................................................A-10
     4.02     Forbearances of PCBI.............................................................................A-13

ARTICLE V - REPRESENTATIONS AND WARRANTIES.....................................................................A-14
     5.01     Disclosure Schedules.............................................................................A-14
     5.02     Standard.........................................................................................A-14
     5.03     Representations and Warranties of Mercantile.....................................................A-14
     5.04     Representations and Warranties of PCBI...........................................................A-23

ARTICLE VI - COVENANTS.........................................................................................A-29
     6.01     Reasonable Best Efforts..........................................................................A-29
     6.02     Shareholder Approval.............................................................................A-29
     6.03     Registration Statement...........................................................................A-29
     6.04     Press Releases...................................................................................A-30
     6.05     Access; Information..............................................................................A-30
     6.06     No Solicitation..................................................................................A-31
     6.07     Notice...........................................................................................A-32
     6.08     Certain Policies.................................................................................A-32
     6.09     Regulatory Compliance............................................................................A-32
     6.10     NASDAQ Listing...................................................................................A-32
     6.11     Regulatory Applications..........................................................................A-32
     6.12     Indemnification; Directors' and Officers' Liability Insurance....................................A-33
     6.13     Employment Matters; Employee Benefits............................................................A-34
     6.14     Notification of Certain Matters..................................................................A-36
     6.15     Accounting and Tax Treatment.....................................................................A-36
     6.16     No Breaches of Representations and Warranties....................................................A-36
     6.17     Consents.........................................................................................A-36

     6.18     Reserved.........................................................................................A-36
     6.19     Correction of Information........................................................................A-36
     6.20     Modification Agreements..........................................................................A-36
     6.21     Lease............................................................................................A-36

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER.........................................................A-37
     7.01     Conditions to Each Party's Obligation to Effect the Merger.......................................A-37
     7.02     Conditions to Obligation of Mercantile...........................................................A-37
     7.03     Conditions to Obligation of PCBI.................................................................A-38

ARTICLE VIII - TERMINATION.....................................................................................A-39
     8.01     Termination......................................................................................A-39
     8.02     Effect of Termination and Abandonment, Enforcement of Agreement..................................A-40

ARTICLE IX - MISCELLANEOUS.....................................................................................A-40
     9.01     Survival.........................................................................................A-40
     9.02     Waiver; Amendment................................................................................A-40
     9.03     Counterparts.....................................................................................A-40
     9.04     Governing Law....................................................................................A-40
     9.05     Expenses.........................................................................................A-40
     9.06     Notices..........................................................................................A-41
     9.07     Entire Understanding; No Third Party Beneficiaries...............................................A-42
     9.08     Interpretation; Effect...........................................................................A-42
     9.09     Waiver of Jury Trial.............................................................................A-43

        AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2005 (this "AGREEMENT"), by and between Mercantile Financial Corporation, a unitary thrift holding company organized under the laws of the State of Ohio ("MERCANTILE") and Peoples Community Bancorp Inc., a Maryland corporation ("PCBI").

                                    RECITALS

        A. MERCANTILE. Mercantile is a unitary thrift holding company organized under the laws of the State of Ohio, having its principal place of business in Cincinnati, Ohio. Mercantile Savings Bank ("Mercantile Bank") is an Ohio chartered stock savings and loan association and wholly owned subsidiary of Mercantile.

        B. PCBI. PCBI is a Maryland corporation, having its principal place of business in West Chester, Ohio. Peoples Community Bank ("Peoples Bank") is a federally-chartered stock savings bank and wholly owned subsidiary of PCBI.

        C. MERGERS; BOARD ACTION. The respective Boards of Directors of each of PCBI and Mercantile have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combinations provided for herein.

        D. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combinations contemplated hereby shall be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

        E. As a condition and inducement to the willingness of PCBI to enter into this Agreement, certain stockholders of Mercantile (the "Mercantile Stockholders") are concurrently entering into a Stockholder Agreement with PCBI (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholders agree to vote their shares of Mercantile Common Shares (as defined below) in favor of this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

        1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

                "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Mercantile or Mercantile Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Mercantile or Mercantile Bank, other than the Merger and the related transactions contemplated by this Agreement.

                "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

                "AGREEMENT TO MERGE" has the meaning set forth in Section 2.02.

                "AVERAGE PCBI PRICE" means the arithmetic mean of the PCBI Prices for the period beginning the day following the date of this Agreement and ending on the day which is the fifth (5th) trading day prior to the Effective Date (the "Valuation Period").

                "AVERAGE PEER GROUP PRICE" means the arithmetic mean of the Peer Group Prices for the Valuation Period.

                "BOOK VALUE" means the value at which a Fixed Asset is carried on the balance sheet of Mercantile or Mercantile Bank as of the date of sale of such Fixed Asset.

                "Business Day" means any day other than a Saturday, Sunday, a legal holiday or a day on which banks located in Cincinnati, OH are authorized or required by government action to close.

                "CHANGE IN CONTROL" means the sale or disposition of PCBI or Peoples Bank, in a single transaction or a series of related transactions, to one or more Persons, pursuant to which any Person or group of associated, affiliated or related Persons acquires more than 25% of the outstanding common stock of PCBI or Peoples Bank constituting a controlling interest in PCBI or Peoples Bank, or all or substantially all of the consolidated assets of PCBI or Peoples Bank (including, without limitation, by merger, consolidation, recapitalization, reorganization, or otherwise).

                "CLOSING" has the meaning set forth in Section 2.03.

                "CLOSING DATE" has the meaning set forth in Section 2.03.

                "CODE" means the Internal Revenue Code of 1986, as amended.

                "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in
        Section 5.03(m)(i).

                "CONSULTANTS" has the meaning set forth in Section 5.03(m)(i).

                "CONVERSION DATE" means the date on which data and information on the computer systems of Mercantile and Mercantile Bank are converted to the computer systems of PCBI and Peoples Bank.

                "DEPARTMENT" means the Maryland State Department of Assessments and Taxation.

                "DERIVATIVE TRANSACTION" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophic events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt of equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; PROVIDED, HOWEVER, that Derivative Transactions shall not include forward sales contracts between Mercantile Bank and the Federal Home Loan Mortgage Corporation (Freddie
        Mac) with respect to residential real estate loans.

                "DIRECTORS" has the meaning set forth in Section 5.03(m)(i).

                "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

                "DISSENTING SHARES" means any shares of Mercantile Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.

                "DOL" has the meaning set forth in Section 5.03(m)(iii).

                "EFFECTIVE DATE" means the date on which the Effective Time occurs.

                "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.04.

                "EMPLOYEES" has the meaning set forth in Section 5.03(m)(i).

                "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act and the Federal Clean Air Act, each as amended, regulations promulgated thereunder, and state counterparts.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                "EXCHANGE AGENT" has the meaning set forth in Section 3.05(a).

                "EXCHANGE FUND" has the meaning set forth in Section 3.05(a).

                "FDIC" means the Federal Deposit Insurance Corporation.

                "FIXED ASSETS" means tangible property owned by Mercantile or Mercantile Subsidiaries and used in the operation of the business of Mercantile but not expected to be consumed or converted into cash in the ordinary course of events, including, but not limited to, leasehold improvements, improved real property and furniture, fixtures and equipment.

                "GAAP" means generally accepted accounting principles.

                "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

                "HAZARDOUS SUBSTANCE" means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing materials, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                "IRS" has the meaning set forth in Section 5.03(m)(ii).

                The term "KNOWLEDGE" means, with respect to PCBI or Mercantile, information or facts that are actually known, or should be known by: (i) any officer of either party with the title of not less than a senior vice president, or (ii) any director of either party.

                "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

                "MATERIAL ADVERSE EFFECT" means, with respect to PCBI or Mercantile, any effect that (i) is material and adverse to the financial position, results of operations or business of PCBI and its Subsidiaries taken as a whole or Mercantile and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either PCBI or Mercantile to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or with respect to Mercantile Bank, in accordance with applicable regulatory accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees and fees resulting from termination of or modification of contracts) incurred in connection with this Agreement or the transactions contemplated herein, (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

                "MERCANTILE" has the meaning set forth in the preamble to this Agreement.

                "MERCANTILE ARTICLES" means the Articles of Incorporation of Mercantile, as amended.

                "MERCANTILE BANK" has the meaning set forth in Recital A.

                "MERCANTILE BOARD" means the Board of Directors of Mercantile.

                "MERCANTILE CODE" means the Code of Regulations of Mercantile.

                "MERCANTILE COMMON SHARES" means the common shares, without par value, of Mercantile.

                "MERCANTILE FINANCIAL STATEMENTS" has the meaning set forth in
        Section 5.01(g)(i).

                "MERCANTILE MEETING" has the meaning set forth in Section 6.02.

                "MERCANTILE SUBSIDIARY" or, collectively, "MERCANTILE SUBSIDIARIES" means each of Mercantile Savings Bank, Mercantile Service Corporation, an Ohio corporation, and Mercantile Bancorp., an Ohio corporation.

                "MERGER" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

                "MERGER CONSIDERATION" has the meaning set forth in Section
        3.01.

                "MGCL" means the Maryland General Corporation Law.

                "NEW CERTIFICATE" has the meaning set forth in Section 3.05(a).

                "OGCL" means the Ohio General Corporation Law, as amended.

                "OLD CERTIFICATE" has the meaning set forth in Section 3.05(a).

                "OWNERSHIP INTEREST" means a fraction, the numerator of which is the number of shares of Mercantile Common Shares owned by a holder of Mercantile Common Shares and the denominator of which is the total number of shares of Mercantile Common Shares outstanding.

                "OTS" means The Office of Thrift Supervision.

                "PARENT MERGER" has the meaning set forth in Section 2.01.

                "PBGC" means the Pension Benefit Guaranty Corporation.

                "PCBI" has the meaning set forth in the preamble to this Agreement.

                "PCBI ARTICLES" means the Articles of Incorporation of PCBI, as amended.

                "PCBI BALANCE SHEET DATE" means June 30, 2005.

                "PCBI BOARD" means the Board of Directors of PCBI.

                "PCBI BYLAWS" means the Bylaws of PCBI, as amended.

                "PCBI COMMON SHARES" means the common shares, par value $.01 per share, of PCBI.

                "PCBI ERISA AFFILIATE" means any corporation, trade or business that is, along with PCBI or any of its Subsidiaries, a member of a controlled group of corporations or a group of trades or businesses (whether or not incorporated) that are under common control, as described in Sections 414(b) and 414(c) of the Code and the regulations issued thereunder, respectively, or Section 4001 of ERISA.

                "PCBI FINANCIAL STATEMENTS" means, collectively, the audited consolidated financial statements of PCBI, consisting of consolidated statements of financial condition as of September 30, 2004, 2003 and 2002 and the related consolidated statements of earnings, shareholders' equity and cash flows for the three years then ended, including the related notes and reports thereon of PCBI's auditor, and the unaudited interim consolidated statements of Peoples Bank, consisting of consolidated statements of financial condition as of June 30, 2005, the related unaudited consolidated statements of earnings, cash flows, including the related notes thereto, for the nine months ended June 30, 2005.

                "PCBI PRICE" means either (i) the price per share of the last sale of PCBI Common Shares or (ii) as to those trading days in which no sales of PCBI Common Shares are made, the average of the bid and ask price for a PCBI Common Share, all as reported on NASDAQ at the close of the trading days by the NASD.

                "PCBI SEC DOCUMENTS" has the meaning set forth in Section 5.04(g)(i).

                "PEOPLES BANK" has the meaning set forth in Recital B.

                "PEER GROUP" means: (i) First Place Financial Corp. (FPFC) of Warren, Ohio, (ii) First Defiance Financial (FDEF) of Defiance, Ohio,
        (iii) PVF Capital Corp. (PVFC) of Solon, Ohio, (iv) Wayne Savings Bancshares (WAYN) of Wooster, Ohio, (v) Perpetual Federal Savings Bank
        (PFOH) of Urbana, Ohio, (vi) Northern Savings & Loan Co (NLVS) of Elyria, Ohio, (vii) First Franklin Corp. (FFHS) of Cincinnati, Ohio, and
        (viii) Home City Financial Corp. (HCFC) of Springfield, OH; PROVIDED, HOWEVER, that any member of the Peer Group that is, or has entered into an agreement or publicly announced discussions to be, acquired by or merged into another financial institution prior to the Effective Date, shall be deemed to have been removed from the Peer Group prior to the date of this Agreement.

                "PEER GROUP PRICE" means arithmetic mean of the price per share of the last sale of common stock of each member of the Peer Group; provided, however, that, as to those trading days in which no sales are made of the common stock of one or more members of the Peer Group (the "No-sale Peer Group Members"), the average of the bid and ask price for each such No-sale Peer Group Member shall be used for purpose of computing the Peer Group Price as described in the first clause in this definition. The price per share and average bid and ask prices referenced above shall be as reported on NASDAQ at the close of the trading days by the NASD.

                "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

                "PENSION PLAN" has the meaning set forth in Section 5.03(m)(ii).

                "PREVIOUSLY DISCLOSED" by a party shall mean the information set forth in such party's Disclosure Schedule.

                "PROXY STATEMENT" has the meaning set forth in Section 6.02.

                "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 3.02.

                "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03(a).

                "REGULATORY AUTHORITIES" has the meaning set forth in Section 5.03(i).

                "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

                "RESULTING BANK" has the meaning set forth in Section 2.02.

                "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

                "SEC" means the Securities and Exchange Commission.

                "SECRETARY" means the Secretary of State of the State of Ohio.

                "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                "SUBSIDIARY" has the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC.

                "SUBSIDIARY MERGER" has the meaning set forth in Section 2.02.

                "SUPERINTENDENT" means the Superintendent of Financial Institutions in the State of Ohio.

                "SURVIVING CORPORATION" has the meaning set forth in Section
        2.01.

                "TAX" AND "TAXES" means all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and other taxes (including, without limitation, any interest penalties or additions to tax with respect thereto.

                "TAX RETURNS" means all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns).

                "TREASURY SHARES" shall mean shares of Mercantile Common Shares held by Mercantile or a Mercantile Subsidiary or by PCBI or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                "VALUATION PERIOD" has the meaning set forth in the definition of Average PCBI Price.

                                   ARTICLE II
                                   THE MERGER

        2.01 THE PARENT MERGER. At the Effective Time, Mercantile shall merge with and into PCBI (the "PARENT MERGER"), the separate corporate existence of Mercantile shall cease and PCBI shall survive and continue to exist as a Maryland corporation (PCBI, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). The Parent Merger shall become effective upon the occurrence of the filing of the Certificate of Merger with the Department and the Secretary, or such later date and time as may be set forth in such filings. The Parent Merger shall have the effects prescribed in the MGCL and the OGCL.

        2.02 THE SUBSIDIARY MERGER. Pursuant to an agreement to merge (the "AGREEMENT TO MERGE") to be executed by Peoples Bank and Mercantile Bank and filed with the OTS and the Superintendent, as required, and any other applicable regulatory approval, Mercantile Bank shall merge with and into Peoples Bank (the "Subsidiary Merger"), at the time specified in the Agreement to Merge (which shall not be earlier than the Effective Time). Upon consummation of the Subsidiary Merger, the separate corporate existence of Mercantile Bank shall cease and Peoples Bank shall survive and continue to exist as a federally-chartered stock savings bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the "RESULTING BANK"). (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "MERGER".)

        2.03 CLOSING OF PARENT MERGER. The Closing of the Parent Merger (the "CLOSING") will take place in the offices of Squire, Sanders & Dempsey L.L.P., 312 Walnut Street, Cincinnati, Ohio, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "CLOSING DATE").

        2.04 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall cause the effective date of the Parent Merger (the "EFFECTIVE DATE") and the Conversion Date to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall fall: (i) after January 1, 2006, (ii) on or about the Conversion Date; and (iii) before the earlier of (a) the date specified in Section 8.01(c) hereof, or (b) the date after which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "EFFECTIVE TIME."

                                   ARTICLE III
          CONSIDERATION; PURCHASE PRICE ADJUSTMENT; EXCHANGE PROCEDURES

        3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person, each share (excluding Treasury Shares and Dissenting Shares) of Mercantile Common Shares issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into the right to receive and be exchangeable for an amount of cash and PCBI Common Shares, as described herein, in each case payable on a pro rata basis and subject to the provisions in Section 3.01(a) and (d) hereof. The total consideration payable by PCBI in connection with the Merger shall equal $12.0 million minus the assumed Book Value of Fixed Assets as of the month end immediately preceding the Effective Date ("Purchase Price"), (the "MERGER CONSIDERATION"). Such Merger Consideration shall consist of (A) PCBI Common Shares having an aggregate value of $7,700,000 as of the Effective Date (based upon the average (arithmetic mean) closing price for PCBI's Common Shares for twenty (20) trading days immediately preceding the ten (10) calendar days immediately prior to the Closing Date) (the "STOCK CONSIDERATION") and (B) cash equal to the Purchase Price minus the sum of the $7.7 million Stock Consideration and $360,838 of severance payments (the "CASH CONSIDERATION").

                (a) MERGER CONSIDERATION. Subject to the provisions hereof, as of the Effective Time, each Mercantile shareholder will be entitled to receive his pro rata portion of the Merger Consideration in cash and in PCBI Common Shares, provided, however, that fractional shares will not be issued and cash (payable by wire transfer of immediately available funds or by check) will be paid in lieu thereof as provided in
        Section 3.04.

                (b) TREASURY SHARES. Mercantile Common Shares held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                (c) OUTSTANDING PCBI COMMON SHARES. Each PCBI Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

        3.02 FIXED ASSETS. As set forth in Section 7.03(c), Mercantile and the Mercantile Subsidiaries shall sell all of their respective Previously Disclosed Fixed Assets in one or more transactions and dividend or otherwise distribute to the shareholders of Mercantile all proceeds of such sales of Fixed Assets, net of all costs and expenses associated with such sales, including but not limited to, any applicable employee bonus payments and all brokerage fees and estimated taxes, including but not limited to income, capital gains and recapture taxes, incurred by Mercantile or the Mercantile Subsidiaries in connection with such sale(s), (the amount of such estimated taxes shall be as calculated by BKD, LLP or such other third party as the parties hereto may mutually agree upon).

        3.03 RIGHTS AS SHAREHOLDERS; SHARE TRANSFERS. At the Effective Time, holders of Mercantile Common Shares shall cease to be, and shall have no rights as, shareholders of Mercantile, other than to receive (i) any dividend or other distribution with respect to such Mercantile Common Shares Previously Disclosed and with a record date occurring prior to the Effective Time, and (ii) the consideration provided under this Article III or appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Mercantile or the Surviving Corporation of any Mercantile Common Shares.

        3.04 FRACTIONAL SHARES. As specified elsewhere in this Agreement, no fractional PCBI Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger. Instead, PCBI shall pay to each holder of Mercantile Common Shares who would otherwise be entitled to a fractional PCBI Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) equal to the value of such fractional share of PCBI Common Shares to which the holder would be entitled.

        3.05    EXCHANGE PROCEDURES.

                (a) At or prior to the Effective Time, PCBI shall deposit, or shall cause to be deposited, with Registrar and Transfer Company of Cranford, New Jersey (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing Mercantile Common Shares ("OLD CERTIFICATES"), for exchange in accordance with this
        Article III, certificates, or at PCBI's option, evidence of shares in book entry form, representing the Stock Consideration ("NEW CERTIFICATES") and an amount of cash equal to the Cash Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding Mercantile Common Shares.

                (b) On the Effective Date, PCBI shall send or cause to be sent to each former holder of record of Mercantile Common Shares immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. PCBI shall cause the New Certificates into which shares of a shareholder's Mercantile Common Shares are converted on the Effective Date and/or any check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such Mercantile Common Shares (or an indemnity affidavit, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

                (c) Notwithstanding the foregoing, neither the Exchange Agent, nor any party hereto shall be liable to any former holder of Mercantile Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                (d) No dividends or other distributions with respect to PCBI Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing PCBI Common Shares converted in the Parent Merger into the right to receive shares of such PCBI Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section
        3.05. After becoming so entitled in accordance with this Section 3.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PCBI Common Share such holder had the right to receive upon surrender of the Old Certificates.

                (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Mercantile for one year after the Effective Time shall be paid to PCBI. Any shareholders of Mercantile who have not theretofore complied with this Article III shall thereafter look only to PCBI for payment of the PCBI Common Shares, cash in lieu of any fractional shares and unpaid dividends and distributions on PCBI Common Shares deliverable in respect of each share of Mercantile Common Shares such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        3.06    ANTI-DILUTION PROVISIONS AND OTHER ADJUSTMENTS.

        In the event PCBI changes (or establishes a record date for changing) the number of PCBI Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding PCBI Common Shares and the record date therefor shall be prior to the Effective Date, the Stock Consideration shall be proportionately adjusted.

                                   ARTICLE IV
                     ACTIONS PENDING CONSUMMATION OF MERGER

        4.01 FORBEARANCES OF MERCANTILE. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of PCBI, Mercantile will not, and will cause Mercantile Bank not to:

                (a) ORDINARY COURSE. Except as Previously Disclosed, Conduct the business of Mercantile and Mercantile Bank other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Mercantile's ability to perform any of its material obligations under this Agreement.

                (b) CAPITAL STOCK. Other than as Previously Disclosed or pursuant to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Mercantile Common Shares or any Rights thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional Mercantile Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

                (c) DIVIDENDS, ETC. Except as Previously Disclosed or as contemplated by Section 3.02, (i) make, declare, pay or set aside for payment any dividend, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Mercantile or a Mercantile Subsidiary, or grant any salary or wage increase or increase any benefit (including incentive or bonus payments) under any Compensation and Benefit Plan except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

                (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of group insurance contracts) any Compensation and Benefit Plan, in respect of any director, officer or employee of Mercantile or Mercantile Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                (f) DISPOSITIONS. Except as Previously Disclosed or as contemplated by Section 3.02, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material: assets, deposits, business or properties.

                (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

                (h) GOVERNING DOCUMENTS. Amend the Mercantile Articles, Mercantile Code or the articles of incorporation or bylaws (or similar governing documents) of any of Mercantile's Subsidiaries.

                (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, including loan loss, depreciation and amortization methodologies, other than as may be required by GAAP, or, with respect to Mercantile Bank, applicable regulatory accounting principles.

                (j) CONTRACTS. Except as Previously Disclosed, enter into, terminate, amend or modify in any material respect, any contract with a value in excess of $10,000.

                (k) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claim, actions or proceedings and which involve solely money damages in an amount not in excess of $10,000.

                (l) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                (m) RISK MANAGEMENT. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                (n) CAPITAL EXPENDITURES. Make any capital expenditures in excess of $10,000 other than pursuant to binding commitments existing on the date hereof, and other than expenditures necessary to maintain existing assets in good repair.

                (o) HIRING. Hire any person as an employee of Mercantile or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and as Previously Disclosed or (ii) persons whose employment is terminable at the will of Mercantile or a Subsidiary of Mercantile, as applicable.

                (p) TRANSACTIONS WITH AFFILIATES. Except pursuant to agreements or arrangements in effect on the date hereof or except as Previously Disclosed, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors.

                (q) BANKING OPERATIONS. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

                (r) DERIVATIVES TRANSACTIONS. Enter into any Derivatives Transactions.

                (s) INDEBTEDNESS. Incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice.

                (t) INVESTMENT SECURITIES. Invest in any securities other than United States government or agency securities with a term of one
        (1) year or less or Federal funds.

                (u) TAXES. Except as may be required by applicable laws or regulations, make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment.

                (v) COMPLIANCE WITH AGREEMENTS. Knowingly commit any act or omission which constitutes a material breach or default by Mercantile or any of its Subsidiaries under any agreement with any governmental authority or under any material contract to which any of them is a party or by which any of them or their respective properties is bound.

                (w) INVESTMENTS IN REAL ESTATE. Except as Previously Disclosed with respect to certain real property (the "Other Property"), make any investments or commitment to invest in real estate (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), provided, however, that the commitment with respect to the Other Property shall be subject to the Previously Disclosed binding, non-cancellable take out agreement. In no event may Mercantile take title to the Other Property.

                (x) ENVIRONMENTAL ASSESSMENTS. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any such real estate if such environmental assessment indicates that material remediation costs or damages are likely to be incurred with respect to such property under applicable Environmental Laws.

                (y)     COMMITMENTS. Agree or commit to do any of the foregoing.

        4.02 FORBEARANCES OF PCBI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Mercantile, PCBI will not, and will cause each of its Subsidiaries not to:

                (a) ORDINARY COURSE. Conduct the business of PCBI and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon PCBI's ability to perform any of its material obligations under this Agreement.

                (b) ACQUISITIONS. Except as Previously Disclosed and except in those circumstances when PCBI shareholder approval is not required by applicable law, regulation, rule or by PCBI's articles of incorporation, bylaws or similar governing documents, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

                (c) GOVERNING DOCUMENTS. Amend the PCBI Articles, PCBI Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of PCBI's Subsidiaries, except for ministerial amendments or any amendments relating to a change in the status of the Bank as a federally-chartered savings bank to a different state or federally-chartered savings institution.

                (d) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                (e) RISK MANAGEMENT. Except pursuant to applicable law or regulation, fail to follow its existing policies with respect to managing its exposure to interest rate risk.

                (f) CHANGE IN CONTROL. Neither PCBI nor Peoples Bank will consummate a Change in Control transaction prior to the Effective Time.

                (g)     COMMITMENTS. Agree or commit to do any of the foregoing.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

        5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, PCBI has delivered to Mercantile a schedule and Mercantile has delivered to PCBI a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its respective covenants contained in
Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Mercantile's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Mercantile arising solely from actions taken in compliance with a written request of PCBI.

        5.02 STANDARD. No representation or warranty of Mercantile or PCBI contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

        5.03 REPRESENTATIONS AND WARRANTIES OF MERCANTILE. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Mercantile hereby represents and warrants to PCBI:

                (a) ORGANIZATION, STANDING AND AUTHORITY. Mercantile is a unitary thrift holding company duly organized, validly existing and in good standing under the laws of the State of Ohio. Mercantile is duly licensed or qualified to do business and is in good standing in any and all foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified.

                (b) CAPITAL STRUCTURE OF MERCANTILE. As of the date hereof, the authorized number of shares of Mercantile is 100,000, all of which are common shares without par value, of which 9,014 are issued and outstanding as of the date hereof. The outstanding Mercantile Common Shares have been duly authorized, are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights. As of the date hereof, except as Previously Disclosed, (i) Mercantile does not have any Rights issued or outstanding with respect to Mercantile Common Shares, and (ii) Mercantile does not have any commitment to authorize, issue or sell any Mercantile Common Shares or Rights, except pursuant to this Agreement. Neither Mercantile nor Mercantile Bank has an option or any other plan pursuant to which Rights to purchase Mercantile Common Shares may be issued.

                (c)     SUBSIDIARIES.

                        (i) Except as Previously Disclosed: (A) Mercantile owns, directly or indirectly, all the issued and outstanding equity securities of each Mercantile Subsidiary, (B) no equity securities of any Mercantile Subsidiary are subject to any Right, (C) there are no contracts, commitments, understandings or arrangements by which a Mercantile Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities, (D) there are no contracts, commitments, understandings, or arrangements relating to Mercantile's rights to vote or to dispose of such securities, (E) all the equity securities of the Mercantile Subsidiaries held by Mercantile are fully paid and nonassessable and are owned by Mercantile, free and clear of any Liens, and (F) Mercantile Bank is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                        (ii) Mercantile does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than the Mercantile Subsidiaries.

                        (iii) Each of the Mercantile Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so licensed or qualified.

                (d) CORPORATE POWER; AUTHORIZED AND EFFECTIVE AGREEMENT. Except as Previously Disclosed, Mercantile and each Mercantile Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of Mercantile Common Shares entitled to vote on this Agreement pursuant to the OGCL and the Mercantile Articles and the approval of this Agreement and the Merger by applicable federal and state banking authorities, (i) Mercantile has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Parent Merger, and (ii) Mercantile Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement and the Agreement to Merge.

                (e) CORPORATE AUTHORITY. Subject to the adoption of this Agreement by the holders of the requisite number of Mercantile Common Shares entitled to vote on this Agreement pursuant to the OGCL, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Mercantile on or before the date hereof. The Agreement to Merge, when executed by Mercantile Bank, shall have been approved by the Board of Directors of Mercantile Bank and by Mercantile, as the sole shareholder of Mercantile Bank. This Agreement is a valid and legally binding obligation of Mercantile, enforceable against Mercantile in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss. 1818(b) or by appointment of a conservator by the FDIC).

                (f)     REGULATORY FILINGS; NO DEFAULTS.

                        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Mercantile or Mercantile Bank in connection with the execution, delivery or performance by Mercantile of this Agreement or to consummate the Merger, except as Previously Disclosed and except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) the filing of the Certificate of Merger with the Department pursuant to the MGCL and (C) the filing of the Certificate of Merger with the Secretary pursuant to the OGCL. Except as Previously Disclosed, as of the date hereof, to Mercantile's knowledge, the approvals set forth in Section 7.01(b) will be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                        (ii) Subject to receipt of the regulatory and shareholder approvals referred to above, the expiration of regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Mercantile or of a Mercantile Subsidiary or to which Mercantile or a Mercantile Subsidiary or their properties is subject or bound,
                (B) constitute a breach or violation of, or a default under, the Mercantile Articles or the Mercantile Code or similar governing documents of any Mercantile Subsidiary or (C) except as Previously Disclosed, require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                (g)     FINANCIAL STATEMENTS; MATERIAL ADVERSE EFFECT.

                        (i) Except as Previously Disclosed, the audited consolidated financial statements of Mercantile, consisting of consolidated statements of financial condition as of December 31, 2004, 2003 and 2002, and the related consolidated statements of earnings, shareholders' equity and cash flows for the three years then ended, including the related notes and the reports thereon of Mercantile's auditor, and the unaudited interim consolidated statements of Mercantile Bank, consisting of consolidated statements of financial condition as of June 30, 2005, the related unaudited consolidated statements of earnings, shareholders' equity and cash flows, including the related notes thereto, for the six months ended June 30, 2005, (collectively, all of such audited and unaudited consolidated financial statements are referred to as the "MERCANTILE FINANCIAL STATEMENTS"), copies of which have been provided or made available to PCBI, have been prepared in accordance with GAAP or, with respect to Mercantile Bank, applicable regulatory accounting principles, and present fairly, in all material respects, the consolidated financial position, earnings, shareholders' equity and cash flows of Mercantile and the Mercantile Subsidiaries, for the periods then ended.

                        (ii) Except as Previously Disclosed, since December 31, 2004, (A) Mercantile and each Mercantile Subsidiary has conducted its respective business in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and
                (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Mercantile.

                (h) LITIGATION. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against Mercantile or a Mercantile Subsidiary and, to Mercantile's knowledge, no such litigation, claim or other proceeding has been threatened.

                (i)     REGULATORY MATTERS.

                        (i) Except as Previously Disclosed, neither Mercantile, nor any Mercantile Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Mercantile or Mercantile Bank (collectively, the "REGULATORY AUTHORITIES").

                        (ii) Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has been provided written notice from any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                (j) COMPLIANCE WITH LAWS. Except as Previously Disclosed, Mercantile and each Mercantile Subsidiary:

                        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Mercantile's knowledge, no suspension or cancellation of any of them is threatened; and

                        (iii) has not received, since December 31, 2004, any written communication from any Governmental Authority (A) asserting that Mercantile or Mercantile Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Mercantile's knowledge, do any grounds for any of the foregoing exist).

                (k) MATERIAL CONTRACTS; DEFAULTS. Except for this Agreement and those agreements and contracts Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (i) that is a "material contract" within the meaning of
        Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of its business. Neither Mercantile nor any Mercantile Subsidiary is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations are bound or are affected in any way, or under which it or its respective assets, business, or operations receive benefits, and to Mercantile's knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed, each contract to which Mercantile or any of the Mercantile Subsidiaries is a party, by which any of its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, is a valid and legally binding obligation of Mercantile or Mercantile Subsidiary, as applicable, and to Mercantile's knowledge, the other party or parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles).

                (l) BROKERAGE AND FINDER'S FEES. Mercantile has not employed any broker or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or similar form of compensation in connection with this Agreement or the transactions, except the Previously Disclosed fee to be paid to KeyBanc Capital Markets, a division of McDonald Investments Inc.

                (m)     EMPLOYEE BENEFIT PLANS.

                        (i) Section 5.03(m)(i) of Mercantile's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or sponsored by Mercantile or a Mercantile Subsidiary and in which any current or former employee (the "EMPLOYEES"), current or former consultant (the "CONSULTANTS") or current or former director (the "DIRECTORS") of Mercantile or a Mercantile Subsidiary participates or to which any such Employees, Consultants or Directors are a party, but excluding any arrangement described in Department of Labor Reg. ss.2510.3-1(b) (the "COMPENSATION AND BENEFIT PLANS"). Mercantile has delivered or made available to PCBI prior to the date of this Agreement true, correct and complete copies of the following documents: (1): each of the Compensation and Benefit Plans, (2) all trust agreements or other funding arrangements for the Compensation and Benefit Plans (including insurance contracts) and all amendments thereto (all of which are disclosed in Section 5.03(m)(i) of the Mercantile Disclosure Schedule), (3) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Compensation and Benefit Plan with respect to the last three plan years and (4) the most recent summary plan descriptions and any material modifications thereto. Neither Mercantile nor any Mercantile Subsidiary has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as required by law.

                        (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, or the Exchange Act, and, to the knowledge of Mercantile, all filings, disclosures and notices required by ERISA, the Code, the Securities Act, or the Exchange Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter, covering GUST (as defined in Rev. Proc. 2004-6) from the Internal Revenue Service ("IRS") or, if such Compensation and Benefit Plan is based on a prototype or volume submitter specimen plan that has received a favorable opinion letter from the IRS, Mercantile may rely on such opinion letter for purposes of Section 401(a) of the Code, and to Mercantile's knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or opinion letter. To the knowledge of Mercantile, there is no material pending or threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. To the knowledge of Mercantile, neither Mercantile nor any Mercantile Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Mercantile or a Mercantile Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
                Section 502(i) of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                        (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been, within the past six (6) years, or is expected to be incurred by Mercantile or any Mercantile Subsidiary with respect to any ongoing, frozen or terminated Compensation and Benefit Plan that is a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA. Neither Mercantile nor any Mercantile Subsidiary has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time within the past six (6) years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. To Mercantile's knowledge, the PBGC has not instituted proceedings to terminate any Pension Plan and no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Mercantile, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

                        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on Mercantile's financial statements. No Pension Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each such Pension Plan have been timely made.

                        (v) Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has any obligations to provide retiree post-retirement medical benefits, post-retirement welfare benefits or other post-retirement death benefits to its current employees or former employees under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code (and at the sole expense of the participant or the beneficiary of the participant), and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Mercantile or a Mercantile Subsidiary that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                        (vi) Neither Mercantile nor any Mercantile Subsidiary maintains any Compensation and Benefit Plans covering foreign Employees.

                        (vii) Except as Previously Disclosed, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
                Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan; (C) result in any material increase in benefits payable under any Compensation and Benefit Plan; (D) result in any payment which may be nondeductible for federal income tax purposes pursuant to Sections 162(m) of the Code and the regulations issued thereunder.

                        (viii) Except as Previously Disclosed, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective
                Time), none of PCBI, the Surviving Corporation, or any of their respective Subsidiaries, Mercantile or the Mercantile Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of Mercantile on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                (n) LABOR MATTERS. Neither Mercantile nor any Mercantile Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Mercantile or a Mercantile Subsidiary the subject of a proceeding asserting that Mercantile or a Mercantile Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Mercantile or a Mercantile Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Mercantile or any of the Mercantile Subsidiaries pending or, to Mercantile's knowledge, threatened.

                (o)     Reserved.

                (p)     ENVIRONMENTAL MATTERS.

                        (i) Mercantile and the Mercantile Subsidiaries are in substantial compliance with applicable Environmental Laws;
                (ii) to Mercantile's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Mercantile or any of the Mercantile Subsidiaries, or any property in which Mercantile or any of the Mercantile Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Mercantile Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Mercantile's knowledge, neither Mercantile nor any of the Mercantile Subsidiaries could be deemed under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. ss.ss. 9601 ET. SEQ., to be the owner or operator of any Mercantile Loan Property which has been contaminated with, or on which there has been a release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Mercantile's knowledge, neither Mercantile nor any of the Mercantile Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any property not considered a Mercantile Loan Property; (v) in the last three years, neither Mercantile nor any of the Mercantile Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) to Mercantile's knowledge, neither Mercantile nor any of the Mercantile Subsidiaries is subject to any order, decree, injunction or other agreement regarding the Mercantile Loan Property with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to Mercantile's knowledge, there are no circumstances or conditions involving Hazardous Substances reasonably expected by Mercantile to result in any claims, liability or investigations against Mercantile or any of Mercantile Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law or materially adversely affect the value of any Mercantile Loan Property.

                (q)     TAX MATTERS.

                        (i) Except as Previously Disclosed, Mercantile and the Mercantile Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. Mercantile and the Mercantile Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the Mercantile Financial Statements or have arisen in the ordinary course of business since June 30, 2005.

                        (ii) Except as Previously Disclosed, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Mercantile, threatening to assert against Mercantile or a Mercantile Subsidiary any deficiency or claim for additional Taxes. There are no unexpired waivers by Mercantile of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Mercantile Financial Statements are adequate in all material respects for the periods covered. Mercantile and each Mercantile Subsidiary has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Mercantile or a Mercantile Subsidiary, other than Liens for current Taxes not yet due and payable.

                        (iii) Except as Previously Disclosed, neither Mercantile nor a Mercantile Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code.

                        (iv)    No Tax is required to be withheld pursuant to
                Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                (r)     Reserved.

                (s) BOOKS AND RECORDS. The books and records of Mercantile and the Mercantile Subsidiaries have been properly and accurately maintained in all material respects and in accordance with GAAP, applicable regulatory requirements and sound business practices and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

                (t) INSURANCE. Mercantile and the Mercantile Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Mercantile reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Mercantile and the Mercantile Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in a timely fashion.

                (u) DISCLOSURE. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

                (v) MATERIAL ADVERSE CHANGE. Except as Previously Disclosed, Mercantile has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2004, that has had a Material Adverse Effect on Mercantile.

                (w) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed, neither Mercantile nor any Mercantile Subsidiary has any liability (contingent or otherwise) that is material to Mercantile on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Mercantile on a consolidated basis, except as disclosed in the Mercantile Financial Statements.

                (x) PROPERTIES. Except as Previously Disclosed, Mercantile and the Mercantile Subsidiaries have good and, as to real estate, marketable title, free and clear of all Liens, as to real and personal property reflected on the Mercantile Financial Statements as being owned by Mercantile or the Mercantile Subsidiaries as of June 30, 2005, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) such Liens, if any, as do not materially adversely impair the value of such properties or business operations conducted at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and
        (v) Liens on properties acquired in foreclosure or on account of debts previously contracted. Except as Previously Disclosed, all leases pursuant to which Mercantile or a Mercantile Subsidiary, as lessee, leases real or personal property (except for leases that have expired by their terms or leases that Mercantile or a Mercantile Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Mercantile's knowledge, the lessor.

                (y) LOANS; CERTAIN TRANSACTIONS. Except as Previously Disclosed, each loan reflected as an asset in the Mercantile Financial Statements as of June 30, 2005, other than loans the unpaid balance of which does not exceed $50,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (z) TRANSACTIONS WITH AFFILIATES. All "covered transactions" between Mercantile Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

                (aa)    Reserved.

                (bb) DEPOSIT INSURANCE. The deposits of Mercantile Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Mercantile Bank has paid all assessments and filed all reports required by the FDIA.

                (cc) TAX TREATMENT. Mercantile agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Mercantile to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code.

        5.04 REPRESENTATIONS AND WARRANTIES OF PCBI. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, PCBI hereby represents and warrants to Mercantile as follows:

                (a) ORGANIZATION, STANDING AND AUTHORITY. PCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. PCBI is duly licensed or qualified to do business and is in good standing in any and all foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. PCBI is registered as a bank holding company with the FRB.

                (b)     CAPITAL STRUCTURE OF PCBI.

                        (i) The authorized capital stock of PCBI consists solely of 15,000,000 shares of PCBI Common Shares, of which 3,889,118 shares were outstanding as of the date hereof, and 1,000 shares of preferred stock of which no shares are outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, (i) PCBI does not have any Rights issued or outstanding with respect to PCBI Common Shares, and
                (ii) PCBI does not have any commitment to authorize, issue or sell any PCBI Common Shares or Rights, except pursuant to this Agreement. The outstanding PCBI Common Shares have been duly authorized and are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights.

                        (ii) The PCBI Common Shares to be issued in exchange for Mercantile Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                (c) SUBSIDIARIES. Each of PCBI's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and PCBI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries.

                (d) CORPORATE POWER. Each of PCBI and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable federal and state banking authorities, PCBI and Peoples Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Agreement to Merge and to consummate the transactions contemplated hereby and thereby.

                (e) CORPORATE AUTHORITY; AUTHORIZED AND EFFECTIVE AGREEMENT. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of PCBI and the PCBI Board prior to the date hereof and no shareholder approval is required on the part of PCBI. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the Board of Directors of Peoples Bank and by PCBI, as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of PCBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or "affecting creditors" rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss. 1818(b) or by appointment of a conservator by the FDIC).

                (f)     REGULATORY APPROVALS; NO DEFAULTS.

                        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PCBI or any of its Subsidiaries in connection with the execution, delivery or performance by PCBI of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing of the Certificate of Merger with the Department pursuant to the MGCL; (C) the filing of the Certificate of Merger with the Secretary pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of PCBI Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, PCBI is not aware of any reason why the approvals set forth in
                Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
                Section 7.01(b).

                        (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of PCBI or of any of its Subsidiaries or to which PCBI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PCBI Articles or the PCBI Bylaws or similar governing documents of any PCBI Subsidiary, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                (g)     FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE
        EFFECT.

                        (i) PCBI's Annual Reports on Form 10-K for the fiscal years ended September 30, 2004, 2003 and 2002, Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to 2001 under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "PCBI SEC DOCUMENTS") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such PCBI SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PCBI and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such PCBI SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of PCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                        (ii) Except as Previously Disclosed since September 30, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
                5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PCBI.

                (h)     LITIGATION; REGULATORY ACTION.

                        (i) Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against PCBI or any of its Subsidiaries and, to the best of PCBI's knowledge, no such litigation, claim or other proceeding has been threatened.

                        (ii) Neither PCBI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has PCBI or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                (i) COMPLIANCE WITH LAWS. Except as Previously Disclosed, each of PCBI and its Subsidiaries:

                        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

                        (iii) has not received, since September 30, 2004, any notification or communication from any Governmental Authority
                (A) asserting that PCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to PCBI' knowledge, do any grounds for any of the foregoing exist).

                (j) BROKERAGE AND FINDER'S FEES. PCBI has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

                (k)     TAX MATTERS.

                        (i) Except as Previously Disclosed, PCBI and its Subsidiaries have timely filed all Tax Returns with respect to all Taxes required to be filed with the appropriate tax authority. Such Tax Returns were true, correct and complete in all material respects. PCBI and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately accrued as shown on the PCBI Financial Statements or have arisen in the ordinary course of business since the PCBI Balance Sheet Date.

                        (ii) Except as Previously Disclosed, neither the IRS nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of PCBI, threatening to assert against PCBI or a Subsidiary of PCBI any deficiency or claim for additional Taxes. There are no unexpired waivers by PCBI of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the PCBI Financial Statements are adequate in all material respects for the periods covered. PCBI and each of its Subsidiaries has withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of PCBI or a PCBI Subsidiary, other than Liens for current Taxes not yet due and payable.

                        (iii)   No Tax is required to be withheld pursuant to
                Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

                (l) BOOKS AND RECORDS. The books and records of PCBI and its Subsidiaries have been properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

                (m) TAX/ACCOUNTING TREATMENT. As of the date hereof, PCBI is aware of no reason why the Merger will fail to receive purchase accounting treatment. PCBI agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Mercantile to characterize the Merger as a tax-free reorganization under
        Section 368(a) of the Code.

                (n) DISCLOSURE. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                (o) MATERIAL ADVERSE CHANGE. PCBI has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2004, that has had a Material Adverse Effect on PCBI.

                (p) DEPOSIT INSURANCE. The deposits of Peoples Bank are insured by the FDIC in accordance with the FDIA, and Peoples Bank has paid all assessments and filed all reports required by the FDIA.

                (q)     EMPLOYEE BENEFIT PLANS.

                        (i) Section 5.04(q)(i) of PCBI's Disclosure Schedule contains a complete and accurate list and classification of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or sponsored by PCBI or a PCBI ERISA Affiliate and in which any current or former employee (the "PCBI EMPLOYEES"), current or former consultant (the "PCBI CONSULTANTS") or current or former director (the "PCBI DIRECTORS") of PCBI or a PCBI ERISA Affiliate participates or to which any such PCBI Employees, PCBI Consultants or PCBI Directors are a party, but excluding any arrangement described in Department of Labor Reg. ss.2510.3-1(b) (the "PCBI COMPENSATION AND BENEFIT PLANS").

                        (ii) Each PCBI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and in accordance with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, or the Exchange Act, and, to the knowledge of PCBI, all filings, disclosures and notices required by ERISA, the Code, the Securities Act, or the Exchange Act and any other applicable law have been timely made. Each PCBI Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of
                Section 3(2) of ERISA (a "PCBI PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter covering GUST (as defined in Rev. Proc. 2004-6) from the Internal Revenue Service ("IRS") or, if such PCBI Compensation and Benefit Plan is based on a prototype or volume submitter specimen plan that has received a favorable opinion letter from the IRS, PCBI may rely on such opinion letter for purposes of Section 401(a) of the Code, and to PCBI's knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or opinion letter. To the knowledge of PCBI, there is no material pending or threatened legal action, suit or claim relating to the PCBI Compensation and Benefit Plans other than routine claims for benefits. To the knowledge of PCBI, neither PCBI nor any PCBI ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any PCBI Compensation and Benefit Plan that would reasonably be expected to subject PCBI or a PCBI ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                        (iii) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been, within the past six (6) years, or is expected to be, incurred by PCBI or any PCBI ERISA Affiliate with respect to any ongoing, frozen or terminated PCBI Compensation and Benefit Plan that is a "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA. Neither PCBI nor any PCBI ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan (as defined in Section 3(37) of ERISA) under Subtitle E of Title IV of ERISA at any time within the past six (6) years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any PCBI Compensation and Benefit Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. To PCBI's knowledge, the PBGC has not instituted proceedings to terminate any PCBI Pension Plan and no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of PCBI, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any PCBI Compensation and Benefit Plan.

                        (iv) All contributions required to be made under the terms of any PCBI Compensation and Benefit Plan have been timely made or have been reflected on PCBI's financial statements. No PCBI Pension Plan that is a "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, has an "accumulated funding deficiency," (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and all required payments to the PBGC with respect to each such PCBI Pension Plan have been timely made.

                        (v) Neither PCBI nor any PCBI ERISA Affiliate has any obligations to provide retiree post-retirement medical benefits, post-retirement welfare benefits or other post-retirement death benefits to its current employees or former employees under any PCBI Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code (and at the sole expense of the participant or the beneficiary of the participant), and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to PCBI Employees by PCBI or a PCBI ERISA Affiliate that would reasonably be expected to promise or guarantee such PCBI Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                                   ARTICLE VI
                                    COVENANTS

        6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Mercantile and PCBI agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

        6.02 SHAREHOLDER APPROVAL. Mercantile agrees to take, in accordance with applicable law, the Mercantile Articles and the Mercantile Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Mercantile shareholders for consummation of the Parent Merger (including any adjournment or postponement, the "MERCANTILE MEETING"), as promptly as practicable after the execution of this Agreement. The Mercantile Board shall recommend that its shareholders adopt this Agreement at the Mercantile Meeting unless otherwise necessary to fulfill the fiduciary duties of the Mercantile Board under applicable law, as determined by the Mercantile Board in good faith after consultation with and based upon advice of independent legal counsel. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of Mercantile for their approval at a meeting held in accordance with this Section 6.02 and nothing contained herein shall be deemed to relieve Mercantile of such obligation. In connection with the Mercantile Meeting, a proxy statement or proxy statement/prospectus (the "Proxy Statement") shall be provided to the shareholders of Mercantile in compliance with all applicable Federal and state laws and regulations.

        6.03    REGISTRATION STATEMENT.

                (a) PCBI agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-1, Form S-2, Form S-3 or Form S-4 (the "REGISTRATION STATEMENT") and to file such Registration Statement with the SEC on or before the Effective Date. The PCBI Common Shares issued in connection with the Parent Merger shall be the subject of the Registration Statement and the Registration Statement shall be designed to permit the resale of such PCBI Common Shares. PCBI also agrees to use its best efforts to have such Registration Statement declared effective as soon as possible but in no event later than 90 days after the Effective Date. PCBI further agrees to use its best efforts to and to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to ensure that the PCBI Common Shares issued in connection with the Parent Merger shall be registered and free from any resale restrictions.

                (b) PCBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the (i) Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to the shareholders and at the time of the Mercantile Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Mercantile and PCBI further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

                (c) PCBI agrees to advise each Mercantile shareholder who has received PCBI Common Shares in connection with the consummation of the Parent Merger, promptly after PCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PCBI Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                (d)     PCBI and Mercantile hereby agree that this entire
        Section 6.03 shall survive closing and that each Mercantile shareholder who has received PCBI Common Shares in connection with the consummation of the Parent Merger shall be deemed a third party beneficiary of this
        Section 6.03 and entitled to enforce this Section 6.03 and shall be entitled to reimbursement by PCBI of any expense incurred, including, but not limited to attorneys' fees, in connection with the successful enforcement of this Section 6.03.

        6.04 PRESS RELEASES. Each of Mercantile and PCBI agrees to use its best efforts to promptly agree upon and issue a joint press release announcing the execution of this Agreement. Each of Mercantile and PCBI further agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

        6.05    ACCESS; INFORMATION.

                (a) Mercantile agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PCBI and its officers, employees, counsel, accountants and other authorized Representatives, such access, upon reasonable request, during normal business hours, throughout the period prior to the Effective Time to the books and records as PCBI may reasonably request.

                (b) During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer from time to time, as either party may reasonably request, with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each month, each party shall provide the other party with a consolidated statement of financial condition and a consolidated statement of earnings, without related notes, for such month prepared in accordance with past practices. On a weekly basis, Mercantile and Mercantile Bank shall furnish PCBI with a report, in such detail as reasonably requested by PCBI, indicating all loans which have been originated, purchased or sold during such week as well as all applications for loans which have been received for processing ("pipeline report").

                (c) Each of Mercantile and PCBI agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

        6.06 NO SOLICITATION. Mercantile and Mercantile Bank agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal. Mercantile and Mercantile Bank further agree that neither Mercantile nor Mercantile Bank nor any of their respective officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or disclose, or provide any confidential information or data to (including any information with respect to the analysis and work product of PCBI), or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Mercantile or Mercantile Bank from (A) complying with its disclosure obligations under federal or state law;
(B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if Mercantile receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or
(D) recommending such an Acquisition Proposal to the stockholders of Mercantile, if and only to the extent that, (i) in each such case referred to in clause (B),
(C) or (D) above, the Mercantile Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would more likely than not be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Mercantile Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Mercantile's stockholders from a financial point of view than the Merger. Mercantile and Mercantile Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Mercantile and Mercantile Bank agree that they will notify PCBI immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

        6.07 NOTICE. Each of PCBI and Mercantile shall provide immediate notice to the other upon receipt of any regulatory approval or denial of any of the transactions contemplated herein. Upon scheduling the Conversion Date, PCBI shall immediately notify Mercantile of the Conversion Date.

        6.08 CERTAIN POLICIES. Prior to the Effective Date, Mercantile shall, consistent with GAAP, or with respect to Mercantile Bank, applicable regulatory accounting principles and on a basis mutually satisfactory to it and PCBI, (i) modify and change its loan, investment portfolio and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies so as to be applied on a basis that is consistent with that of PCBI (ii) evaluate the need for any reserves relating to any outstanding litigation or liabilities to be incurred upon cancellation of any contracts as a result of the Merger and (iii) provide notice to PCBI of and the opportunity to review any loan which, under Mercantile Bank's current loan policy, would require the review of Mercantile Bank's board of directors ; PROVIDED, HOWEVER, that Mercantile shall not be obligated to take any such action pursuant to this Section 6.08 unless and until PCBI acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Mercantile that PCBI's representations and warranties, subject to Section 5.02, are true and correct as of such date and that PCBI is otherwise in material compliance with this Agreement. Mercantile's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
Section 6.08.

        6.09 REGULATORY COMPLIANCE. Between the date hereof and the Closing Date, PCBI and its Subsidiaries shall operate their respective businesses in a manner compliant in all material respects with applicable laws, regulations, rules, including, but not limited to banking and securities laws, regulations and rules.

        6.10 NASDAQ LISTING. PCBI shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of PCBI Common Shares to be issued to the holders of Mercantile Common Shares in the Merger.

        6.11    REGULATORY APPLICATIONS.

                (a) PCBI and Mercantile and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of PCBI and Mercantile shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

        6.12    INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY INSURANCE.

                (a) From and after the Effective Time, PCBI shall indemnify and hold harmless each present and former director, officer and employee of Mercantile and/or any Mercantile Subsidiary determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Ohio law, the Mercantile Articles, the Mercantile Code, or the articles of association or incorporation or bylaws or code of regulations of any Mercantile Subsidiary, as the case may be, as in effect on the date hereof, except for Claims resulting from or arising out of the Indemnified Parties' gross negligence, wrongful misconduct, or fraud, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

        Any Indemnified Party wishing to claim indemnification under this
        Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PCBI, but the failure to so notify shall not relieve PCBI of any liability it may have to such Indemnified Party if such failure does not materially prejudice PCBI. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PCBI shall have the right to assume the defense thereof and PCBI shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if PCBI elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between PCBI and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to PCBI, and PCBI shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) PCBI shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

        In the event that PCBI or any of its respective successors or assigns
        (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

                (b) PCBI shall maintain a directors' and officers' liability insurance policy containing commercially reasonable terms and covering the Indemnified Parties' Costs in connection with any Claims for a period of four (4) years after the Effective Time at annual premiums no greater than 150% of the annual premium of the directors' and officers' liability insurance maintained by Mercantile as of the date hereof. In the event the annual premiums for such directors' and officers' liability insurance policy exceeds 150% of the annual premium of the directors' and officers' liability insurance policy maintained by Mercantile as of the date hereof, Mercantile's directors shall be provided with reasonable notice of such cost increase and with the opportunity to fund costs in excess of such 150% limitation. With the prior written consent of PCBI, such insurance policy may be acquired by Mercantile prior to the Effective Time.

        6.13    EMPLOYMENT MATTERS; EMPLOYEE BENEFITS.

        Each of PCBI and Mercantile agree to the following arrangements following the Effective Time:

        (a) TRANSFERRED EMPLOYEES. Subject to the provisions of this Section 6.13, all employees of Mercantile or a Mercantile Subsidiary immediately prior to the Effective Time who are employed by PCBI or Peoples Bank immediately following the Effective Time ("Transferred Employees") will be covered by the employee benefit plans of PCBI and/or Peoples Bank on substantially the same basis as any employee of PCBI and/or Peoples Bank in a comparable position. Notwithstanding the foregoing, PCBI may determine to continue any of the Compensation and Benefit Plans for Transferred Employees in lieu of offering participation in the benefit plans of PBCI and/or Peoples Bank providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the Mercantile or a Mercantile Subsidiary Compensation and Benefit Plans, or to merge any such Compensation and Benefit Plans with the benefit plans of PBCI and/or Peoples Bank, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to employees of PCBI and/or Peoples Bank generally. Except as specifically provided in this Section 6.13 and as otherwise prohibited by law, Transferred Employees' service with Mercantile or a Mercantile Subsidiary shall be recognized as service with PCBI or Peoples Bank for purposes of eligibility to participate and vesting under any benefit plans of PCBI and/or Peoples Bank subject to applicable break-in-service rules, except as provided in Section 6.13(e) of this Agreement.

        (b) HEALTH PLANS. PCBI will use its best efforts to cause any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Mercantile or a Mercantile Subsidiary on the Effective time and who then change coverage to PCBI's or People Bank's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

        (c) EMPLOYMENT AGREEMENT. Mercantile Savings Bank has entered into an employment agreement, effective as of April 17, 2002, with Theodore Burdsall,
II. No other officer or employee of Mercantile or a Mercantile Subsidiary has an employment, severance or change in control agreement with Mercantile or a Mercantile Subsidiary except there is a general severance plan as disclosed on Mercantile Disclosure Schedule 5.03(m)(vii). Theodore Burdsall, II ("Contract Officer") shall, pursuant to the termination of his employment at the Effective Time, become entitled to receive the cash termination payment provided for in
Section 1 of his agreement, it being understood that PCBI is under no obligation to continue paying the annual premiums of the whole life insurance policy referenced in Section 4 of his employment agreement ("Contract Payment"), at the times set forth in Section 6.13(c) of Mercantile's Disclosure Schedule. As a condition to receiving his Contract Payment, the Contract Officer shall sign and deliver to PCBI a release agreement in the form reasonably requested by PCBI.

        (d) MERCANTILE 401(K) PLAN. As soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to cause the Mercantile Savings Bank Profit Sharing Plan (the "Mercantile 401(k) Plan") to be amended and other action taken in a manner reasonably acceptable to Mercantile and PCBI, to provide that the Mercantile 401(k) Plan will terminate immediately prior to the

Effective Time. Upon termination of the Mercantile 401(k) Plan, each participant in the Mercantile 401(k) Plan not fully vested will become fully vested in his or her Mercantile 401(k) Plan account as of the Effective Time. Mercantile and PCBI agree that, subject to the conditions described herein, as soon as practicable after the Effective Time, participants in the Mercantile 401(k) Plan will receive lump sum distributions of their Mercantile 401(k) Plan accounts. The actions relating to termination of the Mercantile 401(k) Plan will be adopted conditioned upon the consummation of the Merger. As of and following the Effective Time, PCBI shall cause the Mercantile 401(k) Plan to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time and proceed with termination of the Mercantile 401(k) Plan through distribution of its assets in accordance with its terms and as otherwise may be required to comply with applicable law.

        (e) THE PCBI ESOP. PCBI shall cause the PCBI Employee Stock Ownership Plan in which Transferred Employees will be eligible to participate to recognize for purposes of eligibility to participate in and vesting of benefits (but not for purposes of benefit accrual) such Transferred Employees' service with Mercantile or a Mercantile Subsidiary to the same extent as such service was credited for such purpose by Mercantile or a Mercantile Subsidiary; provided, however that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

        (f) SEVERANCE. PCBI shall give certain employees of Mercantile or a Mercantile Subsidiary severance pay solely in the form of cash (e.g., there will be no health insurance continuation coverage other than that required by federal and/or state law) pursuant to the general severance plan as disclosed on Mercantile Disclosure Schedule 5.03(m)(vii). In addition, Peoples Bank shall give any non-contract employee of Mercantile or a Mercantile Subsidiary immediately prior to the Effective Time who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay. As a condition to receiving severance payments, such employees shall sign and deliver to Peoples Bank a release and non-solicitation agreement in the form reasonably requested by Peoples Bank.

        (g) RETIREE BENEFITS. Mercantile Savings Bank has entered into a Deferred Compensation and Consulting Agreement, dated August 20, 1992, with Theodore F. Burdsall Sr. which provides retiree health coverage ("Retiree Agreement") as set forth on Mercantile Disclosure Schedule 5.03(m)(v). The Retiree Agreement also provides for a monthly payment in the amount of $5,000 for the life of Theodore F. Burdsall Sr. and upon his death, a monthly benefit of $5,000 payable for twenty-four months to his spouse, in the event he is survived by a spouse. PCBI shall honor all obligations of Mercantile or a Mercantile Subsidiary under such agreement and as disclosed in Mercantile Disclosure Schedule 5.03(m)(v).

        (h) DEFERRED COMPENSATION PLAN. Mercantile Savings Bank has entered into a Key Officer Deferred Compensation Plan, effective as of January 1, 2005 ("Plan"). As soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to cause the Plan to be amended to provide that notwithstanding any provision in the Plan to the contrary, the maximum benefit for which Messrs. Burdsall and Brinkman shall be entitled to under the Plan shall equal the amount accrued for by Mercantile or a Mercantile Subsidiary in accordance with GAAP. The only participants in the Plan are Theodore F. Burdsall II and Herbert Brinkman III. As a condition to receiving a payment, Messrs. Burdsall and Brinkman shall sign and deliver to PCBI a release agreement in the form reasonably requested by PCBI.

        (i)     SECTION 409A OF THE CODE. To the extent permissible under
Section 409A of the Code, as soon as practicable after the execution of this Agreement, Mercantile and PCBI will cooperate to amend the Employment Agreement described in this Section 6.13(c) and/or the Key Officer Deferred

Compensation Plan described in this Section 6.13(h) to provide for a lump sum payment in lieu of installment payments.

        (j) NO EMPLOYMENT RIGHTS. It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as third-party beneficiaries of this Agreement.

        (k) SECTION 280G OF THE CODE. It is understood and agreed that if PCBI, the Surviving Corporation, or any of their respective Subsidiaries, Mercantile or the Mercantile Subsidiaries determines that a payment would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), such individual would have the opportunity, at his own expense, to contest such determination and, upon final resolution of such issue in favor of such individual, PCBI would then be obligated to pay such contested amount to such individual. Otherwise, such payment will be reduced by the minimum amount necessary to avoid the payment of an "excess parachute payment."

        6.14 NOTIFICATION OF CERTAIN MATTERS. Each of Mercantile and PCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.15 ACCOUNTING AND TAX TREATMENT. Each of PCBI and Mercantile agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of the shareholders of Mercantile to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code.

        6.16 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of PCBI and Mercantile will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

        6.17 CONSENTS. Each of PCBI and Mercantile shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

        6.18    RESERVED.

        6.19 CORRECTION OF INFORMATION. Each of PCBI and Mercantile shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times. No such correction or supplement shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or the compliance by Mercantile and Mercantile Bank with the forbearances set forth in Section 4.02 hereof.

        6.20 MODIFICATION AGREEMENTS. Mercantile Bank shall use its best efforts to enter into Modification Agreements with borrowers that are parties to home equity lines of credit, the maturity date of which has unilaterally extended by Mercantile and the original maturity date of which has passed or will have passed prior to the Closing Date.

        6.21 LEASE. On or before the Effective Date: (i) Mercantile Service Corporation shall have assigned to a third party ("Newco") its rights and Newco shall have assumed Mercantile Service Corporation's future obligations under the ground lease that governs the premises at which Mercantile

Bank's business is conducted (the "Ground Lease"); (ii) the Landlord under the Ground Lease shall have consented to such assignment and assumption and Newco shall have released Mercantile Service Corporation, Mercantile Bank and Mercantile from all liability and obligation with respect to such Ground Lease on or before the date of the new lease contemplated in (iii) below, all in a form reasonably satisfactory to PCBI; and (iii) Mercantile Bank or PCBI shall enter into a lease with Newco substantially in the form set forth in Section
6.21 of the Mercantile Disclosure Schedule.

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of PCBI and Mercantile to consummate the Merger is subject to the fulfillment or written waiver by PCBI and Mercantile prior to the Effective Time of each of the following conditions:

                (a) SHAREHOLDER APPROVAL. This Agreement (including any applicable Plan of Merger to be filed with the Department) shall have been duly adopted by the requisite vote of the shareholders of Mercantile.

                (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the PCBI Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on PCBI and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which, in the opinion of the PCBI Board, would materially reduce the benefits of the Merger to PCBI to such a degree that in its good faith judgment PCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof. The parties hereto expressly agree that any condition or requirement to any regulatory approval that requires Peoples Bank or any affiliate thereof to sell or otherwise dispose of any rental property on the balance sheet of Mercantile Bank or any affiliate thereof shall not constitute a condition, restriction or requirement not customary and usual or materially reduce the benefits of the Merger to PCBI.

                (c) NO INJUNCTION. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

                (d) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of PCBI Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.

        7.02 CONDITIONS TO OBLIGATION OF MERCANTILE. The obligation of Mercantile to consummate the Merger is also subject to the fulfillment or written waiver by Mercantile prior to the Effective Time of each of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PCBI set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this

        Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Mercantile shall have received a certificate, dated the Effective Date, signed on behalf of PCBI by the Chief Executive Officer and the Chief Financial Officer of PCBI to such effect.

                (b) PERFORMANCE OF OBLIGATIONS OF PCBI. PCBI shall have performed in all material respects all obligations required to be performed by PCBI under this Agreement at or prior to the Effective Time, and Mercantile shall have received a certificate, dated the Effective Date, signed on behalf of PCBI by the Chief Executive Officer and the Chief Financial Officer of PCBI to such effect.

                (c) TAX OPINION. Mercantile shall have received an opinion of Squire, Sanders & Dempsey, LLP, counsel to Mercantile, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of
        Section 368 of the Code and (ii) no gain or loss will be recognized by shareholders of Mercantile who receive PCBI Common Shares in exchange for Mercantile Common Shares, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to Mercantile may require and rely upon representations contained in letters from Mercantile.

                (d) DIRECTORS' AND OFFICERS' INSURANCE. PCBI shall have purchased a directors' and officers' liability insurance policy for the benefit of Mercantile's directors and officers to be effective for a period of four years from the Effective Date in accordance with Section 6.12(b) hereof.

        7.03 CONDITIONS TO OBLIGATION OF PCBI. The obligation of PCBI to consummate the Merger is also subject to the fulfillment or written waiver by PCBI prior to the Effective Time of each of the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Mercantile set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and PCBI shall have received a certificate, dated the Effective Date, signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

                (b) PERFORMANCE OF OBLIGATIONS OF MERCANTILE. Mercantile shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PCBI shall have received a certificate, dated the Effective Date, signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

                (c) SALE OF FIXED ASSETS. Mercantile and the Mercantile Subsidiaries shall sell all of their respective Previously Disclosed Fixed Assets set forth on Disclosure Schedule 3.02 in one or more transactions and dividend or otherwise distribute to the shareholders of Mercantile all net proceeds of such sales of Fixed Assets immediately prior to the Effective Time.

                                  ARTICLE VIII
                                   TERMINATION

        8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

                (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of PCBI and Mercantile, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                (b) BREACH. At any time prior to the Effective Time, by PCBI or Mercantile, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, PROVIDED THAT such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

                (c) DELAY. At any time prior to the Effective Time, by PCBI or Mercantile, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by June 30, 2006, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

                (d) NO APPROVAL. By Mercantile or PCBI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority or any of the Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority or (ii) the required number of Mercantile shareholders fail to adopt this Agreement.

                (e) ACQUISITION PROPOSAL. By Mercantile or PCBI, if in compliance with the provisions of Section 6.06 of this Agreement, Mercantile executes a definitive agreement in connection with, or closes, an Acquisition Proposal.

                (f) BOARD RECOMMENDATION; STOCKHOLDER MEETING. At any time prior to the meeting of stockholders of Mercantile to consider the Agreement, by PCBI if (i) Mercantile shall have materially breached
        Section 6.06, (ii) Mercantile's Board shall have failed to make its recommendation referred to in Section 6.06, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PCBI or (iii) Mercantile shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the meeting of Mercantile's stockholders in accordance with Section 6.02;

                (g) MATERIAL ADVERSE EFFECT. By the Board of Directors of either PCBI or Mercantile (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there has been any change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the other party, which Material Adverse Effect is not cured within 30 days following written notice to the party which has experienced the

        Material Adverse Effect, or which Material Adverse Effect, by its nature, cannot be cured prior to the Closing.

                (h) AVERAGE PRICE OF PCBI COMMON SHARES DURING VALUATION PERIOD. The parties agree that as of October 28, 2005, the PCBI Price is equal to twenty dollars and seven cents per share ($20.07) and the Peer Group Price is as Previously Disclosed. If (i) the Average PCBI Price of PCBI Common Shares is less than fifteen dollars and five cents per share ($15.05) or, more than twenty five dollars and nine cents per share ($25.09) and (ii) the difference between the PCBI Price and the Average PCBI Price, on a percentage basis, is greater than the difference between the Peer Group Price and the Average Peer Group Price, on a percentage basis, then Mercantile may, at its option, terminate this Agreement.

        8.02 EFFECT OF TERMINATION AND ABANDONMENT, ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

                                   ARTICLE IX
                                  MISCELLANEOUS

        9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(c), 8.02, and this Article IX which shall survive such termination).

        9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement.

        9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

        9.05    EXPENSES.

                (a) PCBI will bear all expenses incurred by both parties in connection with this Agreement and the transactions contemplated hereby provided, however, that if this Agreement is terminated for any reason, Mercantile shall reimburse PCBI for all of Mercantile's documented expenses agreed to by both Mercantile and PCBI and previously paid for by PCBI.

                (b) Notwithstanding anything to the contrary herein, Mercantile shall pay PCBI the sum of $500,000 (the "Termination Fee") if this Agreement is terminated as follows:

                        (i) if this Agreement is terminated by PCBI pursuant to Section 8.01(f) or by PCBI or Mercantile pursuant to Section 8.01(e); or

                        (ii) if this Agreement is terminated by (A) PCBI pursuant to Section 8.01(b) or (B) by either PCBI or Mercantile pursuant to Section 8.01(c) or clause (ii) of Section 8.01(d) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Mercantile or the Mercantile's Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Mercantile contemplated by this Agreement at the meeting of Mercantile's stockholders to consider the Agreement, in the case of clause
                (B) (if the termination is pursuant to clause (ii) of Section 8.01(d), or the date of termination, in the case of clause (A) or clause (B) (if the termination was pursuant to Section 8.01(c)).

                        Any amount that becomes payable pursuant to this Section
                9.05(b) shall be paid by wire transfer of immediately available funds to an account designated by PCBI no later than the third business day following such termination.

                (c) PCBI and Mercantile agree that the agreement contained in paragraph (b) of this Section 9.05 is an integral part of the transactions contemplated by this Agreement, that without such agreement PCBI would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Mercantile and Mercantile Bank. If Mercantile fails to pay PCBI the amounts due under paragraph (b) above within the time periods specified therein, Mercantile shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PCBI in connection with any action in which PCBI prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in THE WALL STREET JOURNAL, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

        9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                If to Mercantile, to:

                        Mercantile Financial Corporation
                        8001 Kenwood Road
                        Cincinnati, OH 45236-2809
                        Attention: Ted Burdsall II, President and CEO

                With a copy to:

                        Squire, Sanders & Dempsey L.L.P.
                        312 Walnut Street
                        Suite 3500
                        Cincinnati, Ohio 45202
                        Attention:  James J. Barresi, Esq.
                                and

                        KeyBanc Capital Markets
                        127 Public Square
                        Mailcode OH-01-27-0625
                        Cleveland, Ohio  44114
                        Attention:  James R. Reske

                If to PCBI, to:

                        Peoples Community Bancorp, Inc.
                        6100 West Chester Road
                        P.O. Box 1130
                        West Chester, Ohio 45071-1130
                        Attention:  Thomas J. Noe, Executive Vice President

                With a copy to:

                        Elias Matz Tiernan & Herrick L.L.P.
                        734 15th Street, N.W.
                        Washington, D.C. 20005
                        Attn:  Kevin M. Houlihan, Esq.

        9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and any other separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such separate agreement). Except as set forth in Sections 6.03, 6.12 and 6.13, nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. In the event any dispute or controversy arising under Section 6.13(g) or (h) is resolved in favor of the affected individual, whether by judgement, arbitration or settlement, such individual shall be entitled to the payment of all legal fees incurred by such individual in resolving such dispute or controversy

        9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.


          [THE REMAINDER OF THE PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                PEOPLES COMMUNITY BANCORP, INC.


                                By      /s/ Jerry D. Williams
                                        ----------------------------------------
                                Name:   Jerry D. Williams
                                Title:  President


                                MERCANTILE FINANCIAL CORPORATION


                                By      /s/ Ted Burdsall
                                        ----------------------------------------
                                Name:   Ted Burdsall
                                Title:  President

                                                                         Annex B

SS.  1701.84. PERSONS ENTITLED TO RELIEF AS DISSENTING SHAREHOLDERS

        The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

        (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

        (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

        (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

        (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

        (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

SS.  1701.85. DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES

        (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

        (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

        (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

        (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

        (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

        (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

        (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

        (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

        (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

        (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant's Articles of Incorporation provide that the Registrant may indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the Registrant may indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

        The Registrant's Articles of Incorporation provide that, to the fullest extent limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Registrant shall have any liability to the Registrant or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's articles of incorporation may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Articles of Incorporation provision applies, the remedies available to the Registrant or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Securities and Exchange Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

        Articles 9 of the Registrant's Articles of Incorporation provides as follows:

        ARTICLE 9. INDEMNIFICATION, ETC. OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

        A. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or who, while acting as such, is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise or employee benefit plan, against expenses (including attorney's fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by Section 2-418 of the MGCL, excluding paragraph (g) thereof.

        B. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section A of this Article 9 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt by the Corporation of (i) a written affirmation by the person of such person's good faith belief that the standard of conduct necessary for indemnification by the Corporation under Section A of this Article 9 has been met and (ii) a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the applicable standard of conduct has not been met or the person is not otherwise entitled to be indemnified by the Corporation.

        C.      OTHER RIGHTS AND REMEDIES. The indemnification provided by this
        Article 9 shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under
        Section 2-418(g) of the MGCL, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person, provided that no indemnification shall be made to or on behalf of an individual if a judgment or other final adjudication establishes that his acts or omissions relate to matters for which the liability of directors and officers cannot be restricted or limited under Section 2-405.2 of the MGCL.

        D. INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who, while acting as such, was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation (foreign or domestic), partnership, joint venture, trust, other enterprise or employee benefit plan, against any liability asserted against and incurred by him in any such capacity or arising out of his position, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the Bylaws of the Corporation.

        E. SECURITY FUND; INDEMNITY AGREEMENTS. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

        F. MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to any persons as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9 shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBIT NO.    DESCRIPTION
     -----------    -----------

          2.1 Agreement and Plan of Merger, dated as of October 31, 2005, by and between Mercantile Financial Corporation and Peoples Community Bancorp, Inc. (1)

          5.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the securities being registered.*

          8.1 Opinion of Squire, Sanders & Dempsey, LLP as to the United States federal income tax consequences of the merger.*

          23.1      Consent of BKD LLP.

          23.2      Consent of Grant Thornton LLP.

          23.3 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).*

          24.1 Powers of Attorney (included on the signature page of this Registration Statement).

          99.1 Form of Proxy for Special Meeting of Shareholders of Mercantile Financial Corporation.*

---------------

        *       To be filed by amendment.

        (1) Previously filed as Exhibit 2.1 to Peoples Community Bancorp's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2005, and incorporated by reference herein.

ITEM 22. UNDERTAKINGS.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if a post-effective amendment to the registration statement is filed on Form S-8, and the information thereafter required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or
(ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

        (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, State of Ohio, on April 21, 2006.

                                PEOPLES COMMUNITY BANCORP, INC.

                                By: /s/ Jerry D. Williams
                                   ---------------------------------------------
                                   Jerry D. Williams
                                   President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Each person in so signing also makes, constitutes and appoints Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., his and her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                   NAME                                         TITLE                                 DATE
------------------------------------------  -------------------------------------------  -------------------------------
                                            President, Chief Executive Officer and                April 21, 2006.
/s/ Jerry D. Williams                       Director (principal executive officer)
------------------------------------
Jerry D. Williams


/s/ Thomas J. Noe                           Director, Executive Vice President and                April 21, 2006.
------------------------------------         Treasurer
Thomas J. Noe


/s/ Teresa O'Quinn                          Executive Vice President, Chief Operations            April 21, 2006.
------------------------------------        Officer and Chief Financial Officer
Teresa O'Quinn                              (principal financial and accounting officer)


/s/ Paul E. Hasselbring                     Chairman of the Board and Director                    April 21, 2006.
------------------------------------
Paul E. Hasselbring


/s/ John E. Rathkamp                        Chief Lending Officer, Secretary and Director         April 21, 2006.
------------------------------------
John E. Rathkamp

                   NAME                                         TITLE                                 DATE
------------------------------------------  -------------------------------------------  -------------------------------


/s/ John L. Buchanan                        Director                                              April 21, 2006.
------------------------------------
John L. Buchanan


/s/ Donald L. Hawke                         Director                                              April 21, 2006.
------------------------------------
Donald L. Hawke


/s/ James R. Van DeGrift                    Director                                              April 21, 2006.
------------------------------------
James R. Van DeGrift


/s/ Nicholas N. Nelson                      Director                                              April 21, 2006.
------------------------------------
Nicholas N. Nelson

                                INDEX TO EXHIBITS

     EXHIBIT NO.    DESCRIPTION
     -----------    -----------

          2.1 Agreement and Plan of Merger, dated as of October 31, 2005, by and between Mercantile Financial Corporation and Peoples Community Bancorp, Inc. (1)

          5.1 Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to the legality of the securities being registered.*

          8.1 Opinion of Squire, Sanders & Dempsey, LLP as to the United States federal income tax consequences of the merger.*

          23.1      Consent of BKD LLP.

          23.2      Consent of Grant Thornton LLP.

          23.3 Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).*

          24.1 Powers of Attorney (included on the signature page of this Registration Statement).

          99.1 Form of Proxy for Special Meeting of Shareholders of Mercantile Financial Corporation.*

----------------
        *       To be filed by amendment.

        (1) Previously filed as Exhibit 2.1 to Peoples Community Bancorp's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2005, and incorporated by reference herein.